     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                            INTERWEST BANCORP, INC.

             (Exact name of registrant as specified in its charter)

          WASHINGTON                         6711                  91-1691216
 (State or other jurisdiction    (Primary standard industrial   (I.R.S. employer
     of incorporation or         classification code number)     identification
        organization)                                                 no.)

               275 S.E. PIONEER WAY, OAK HARBOR, WASHINGTON 98277
                                 (360) 679-4181

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                               STEPHEN M. WALDEN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              275 S.E. PIONEER WAY
                          OAK HARBOR, WASHINGTON 98277
                                 (360) 679-4181

      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                          COPIES OF COMMUNICATIONS TO:

        STEPHEN M. KLEIN, ESQ.                   P. THOMAS PARRISH, ESQ.
      WILLIAM E. BARTHOLDT, ESQ.                 JEFFREY C. GERRISH, ESQ.
          Graham & Dunn P.C.                     Gerrish & McCreary, P.C.
    1420 Fifth Avenue, 33rd Floor              700 Colonial Road, Suite 200
      Seattle, Washington 98101                  Memphis, Tennessee 38117

                            ------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:

    The date of mailing of the enclosed Prospectus/Proxy Statement to shareholders of Kittitas Valley Bancorp, Inc.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
          TITLE OF EACH CLASS OF                AMOUNT BEING     OFFERING PRICE PER  AGGREGATE OFFERING     REGISTRATION
        SECURITIES BEING REGISTERED            REGISTERED(1)        SHARE(2)(3)           PRICE(3)             FEE(3)
Common Stock, $.20 Par Value...............       184,039              $13.10          $2,411,620.04          $711.43

(1) Represents the estimated maximum number of shares of InterWest Bancorp, Inc.'s common stock, $.20 par value ("InterWest Common Stock"), issuable in exchange for a number of shares equal to 50% of the 178,787 shares of Kittitas Valley Bancorp, Inc.'s common stock, $1.00 par value ("KVB Common Stock"), that are outstanding and 100% of the 17,980 shares subject to outstanding options, under the terms of the Agreement and Plan of Merger described in this Registration Statement.

(2) Represents the maximum price per share of InterWest Common Stock issuable in exchange for KVB Common Stock, based on the Merger exchange ratio.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended ("1933 Act"), on the basis of the $22.46 per-share book value of KVB Common Stock as of March 31, 1998.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE 1933 ACT, OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         KITTITAS VALLEY BANCORP, INC.

                             ELLENSBURG, WASHINGTON

Dear Shareholder:

    You are cordially invited to attend a Special Meeting of Shareholders of
Kittitas Valley Bancorp, Inc. ("KVB") to be held on August   , 1998. The meeting
will be held at the Hal Holmes Community Center, 201 North Ruby in Ellensburg, Washington and will begin promptly at 7:00 p.m. local time. The Notice of Special Meeting of Shareholders and the Prospectus/Proxy Statement that appear on the following pages describe the business that will take place at the meeting.

    At the meeting, you will be asked to vote on an Agreement and Plan of Merger dated as of April 20, 1998 between KVB, Kittitas Valley Bank, N.A. ("KV Bank") and InterWest Bancorp, Inc. ("InterWest"). The Merger Agreement provides that KVB will be merged with InterWest and that, thereafter, KV Bank will operate as a wholly-owned subsidiary of InterWest. Upon consummation of the merger, each share of KVB Common Stock will be converted into the right to receive either $72.00 in cash (the "Cash Distribution"), 1.714 shares of InterWest Common Stock (the "Stock Distribution"), or a combination of both the Cash Distribution and the Stock Distribution.

    Under the Merger Agreement, each KVB shareholder has the opportunity to elect whether to receive the Cash Distribution, the Stock Distribution, or both for each share of KVB Common Stock that you own, subject to the proration procedures described in the attached Prospectus/Proxy Statement. The allocation of cash and shares of InterWest Common Stock that you receive will depend upon the stated preferences of KVB shareholders and the proration procedures to be applied. Enclosed on yellow paper is the Form of Election for KVB shareholders to complete. To make an election, you must complete the Form of Election and return the Form of Election, along with your Proxy, to KVB at or prior to the special meeting. You are urged to review carefully the enclosed Prospectus/Proxy Statement, which contains a more complete description of the terms of the merger and the election and proration procedures. You should note that the federal income tax consequences of the merger to you will depend upon whether you receive cash, stock or a combination of cash and stock in exchange for your shares of KVB Common Stock.

    The Board of Directors of KVB has unanimously approved the Merger Agreement and recommends that you vote for the approval of the Merger Agreement. Approval of the Merger Agreement requires the affirmative vote of 75% of the outstanding shares of KVB Common Stock.

    It is very important that your shares be represented at the meeting. Regardless of whether you plan to attend in person, a failure to vote, either by not returning the enclosed Proxy or by checking the "abstain" box on the Proxy will have the same effect as a vote against approval of the Merger Agreement. To assure that your shares are represented in voting on this very important matter, please sign, date and return the enclosed blue Form of Proxy in the enclosed postage-prepaid envelope whether or not you plan to attend the meeting. If you do attend, you may, if you wish, revoke your Proxy and vote your shares in person at the meeting. Also, please return your Form of Election with your Proxy.

    The Board of Directors believes this transaction is in the best interest of KVB and its shareholders. On behalf of the Board of Directors, I urge you to vote for approval of the Merger Agreement.

                                          Sincerely,

Date: July   , 1998                       Steven F. Halverson,
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                          Kittitas Valley Bancorp, Inc.

   101 WEST 8TH STREET, ELLENSBURG, WASHINGTON 98926 TELEPHONE: 509/925-3000

                         KITTITAS VALLEY BANCORP, INC.
                              101 WEST 8TH STREET
                          ELLENSBURG, WASHINGTON 98926

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                             ---------------------

    Notice is hereby given that a Special Meeting of Shareholders of Kittitas Valley Bancorp, Inc. ("KVB") will be held at the Hal Holmes Community Center,
201 North Ruby, Ellensburg, Washington, on          , August   , 1998 at 7:00
p.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of April 20, 1998 (the "Merger Agreement") by and between KVB, Kittitas Valley Bank, N.A. and InterWest Bancorp, Inc. ("InterWest"). Pursuant to the Merger Agreement, KVB will merge into InterWest and each outstanding share of KVB Common Stock will be converted into the right to receive either $72.00 in cash, 1.714 shares of InterWest Common Stock or a combination of cash and stock, all on and subject to the terms and conditions contained in the Merger Agreement.

    2. To consider and act upon such matters as may properly come before the meeting or any adjournments thereof.

    Only those shareholders of record at the close of business on July   , 1998
shall be entitled to notice of, and to vote at, the meeting or any adjournments of the meeting. The affirmative vote of the holders of 75% of the outstanding shares of KVB Common Stock is required for approval of the Merger Agreement.

    KVB SHAREHOLDERS HAVE THE RIGHT TO DISSENT FROM THE MERGER AND OBTAIN PAYMENT OF THE FAIR VALUE OF THEIR SHARES OF KVB COMMON STOCK UNDER THE APPLICABLE PROVISIONS OF WASHINGTON LAW. IN ORDER TO PERFECT DISSENTERS' RIGHTS, KVB SHAREHOLDERS MUST SEND A NOTICE TO KVB BEFORE THE SPECIAL MEETING ON AUGUST
  , 1998 AND MUST NOT VOTE IN FAVOR OF THE MERGER BY PROXY OR OTHERWISE. A copy of the applicable Washington statutory provisions regarding dissenters' rights is set forth in Appendix C to the accompanying Prospectus/ Proxy Statement and a summary of such provisions is set forth under "THE MERGER--Dissenters' Rights of Appraisal" beginning on page 29. Further information regarding voting rights and the business to be transacted at the meeting is given in the accompanying Prospectus/Proxy Statement.

    THE BOARD OF DIRECTORS OF KVB UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

                                          By Order of the Board of Directors

Ellensburg, Washington
                                              ---------------------------------------------
July   , 1998                                 SECRETARY

    YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE AND PROPERLY RETURN THE ACCOMPANYING BLUE FORM OF PROXY ALONG WITH THE YELLOW FORM OF ELECTION USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ARE A RECORD SHAREHOLDER AND FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

                                PROXY STATEMENT
                         KITTITAS VALLEY BANCORP, INC.

                           --------------------------

                                   PROSPECTUS
             INTERWEST BANCORP, INC. COMMON STOCK ($.20 PAR VALUE)

                           --------------------------

    This Prospectus/Proxy Statement is being furnished to holders of common stock, $1.00 par value per share ("KVB Common Stock") of Kittitas Valley Bancorp, Inc. ("KVB"), a Washington corporation, in connection with the solicitation of proxies by the Board of Directors of KVB for use at the KVB
Special Shareholders Meeting to be held on August   at 7:00 p.m. local time, at
the Hal Holmes Community Center, 201 North Ruby, Ellensburg, Washington, and at any adjournments or postponements of such meeting. KVB shareholders will vote upon a proposal to approve the merger (the "Merger") of KVB with and into InterWest Bancorp, Inc. ("InterWest"), a Washington corporation, on the terms described in the Agreement and Plan of Merger dated as of April 20, 1998 among KVB, Kittitas Valley Bank, N.A., the wholly-owned subsidiary of KVB ("KV Bank") and InterWest (the "Merger Agreement"). The Merger Agreement is incorporated into this Prospectus/Proxy Statement by reference and is attached as APPENDIX A.

    When the Merger becomes effective, each outstanding share of KVB Common Stock will be converted into the right to receive, at the election of the holder, either (i) $72.00 in cash ("Cash Distribution"), (ii) 1.714 shares of InterWest Common Stock ("Stock Distribution"), or (iii) a combination of the Cash Distribution and the Stock Distribution. However, the Merger Agreement provides that the total consideration to be paid by InterWest in the Merger will be evenly divided (50/50) between the Cash Distribution and the Stock Distribution. Therefore, depending on the elections made by all KVB shareholders, the election of each individual KVB shareholder may be adjusted, as necessary, to achieve the 50/50 allocation. See "THE MERGER--Basic Terms of the Merger."

    Each KVB shareholder must elect whether he or she desires to receive the Cash Distribution, the Stock Distribution, or a combination, on the Form of Election provided with this Prospectus/Proxy Statement, not later than August
  , 1998 (the "Election Deadline"), which is also the date of the KVB Special Shareholders Meeting. If a shareholder fails to properly make an election at or prior to the Election Deadline, his or her shares of KVB Common Stock will be considered "Non-Election Shares" and such shareholder will have no choice as to whether he or she will receive the Cash Distribution or the Stock Distribution for his or her shares. See "THE MERGER--Basic Terms of the Merger" and "--Election Procedures."

    InterWest Common Stock trades on the Nasdaq National Market under the symbol
"IWBK". The reported sales price for the InterWest Common Stock was $    per
share on       , 1998, the most recent date for which it was practicable to obtain information prior to the printing of this Prospectus/Proxy Statement. KVB Common Stock does not trade on any market, thus no current market price is available. See "STOCK PRICE AND DIVIDEND INFORMATION."

    This Prospectus/Proxy Statement also constitutes the Prospectus of InterWest filed as part of a Registration Statement on Form S-4 with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 Act"), relating to shares of the InterWest Common Stock to be issued in the Merger. KVB shareholders desiring to do so may dissent from the Merger and obtain payment for their shares in accordance with the provisions of the Washington statute, RCW 23B.13, a copy of which is included in this Prospectus/Proxy Statement as APPENDIX C. For a description of certain significant considerations in connection with the Merger, see "THE MERGER--Basic Terms of the Merger;" "--Dissenters' Rights of Appraisal"; "--Conditions to the Merger"; and "--Interests of Certain Persons in the Merger."

    THIS PROSPECTUS/PROXY STATEMENT DOES NOT COVER ANY RESALE OF THE SECURITIES TO BE RECEIVED BY SHAREHOLDERS OF KVB UPON CONSUMMATION OF THE MERGER, AND NO PERSON IS AUTHORIZED TO MAKE ANY USE OF THIS PROSPECTUS/PROXY IN CONNECTION WITH ANY SUCH RESALE.
 THE SHARES OF INTERWEST COMMON STOCK ISSUABLE IN THE MERGER ARE NOT SAVINGS
   OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED
        BY THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE
                CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR
                                INSTRUMENTALITY.
  THE SHARES OF INTERWEST COMMON STOCK ISSUABLE IN THE MERGER HAVE NOT BEEN
   APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
       STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
        COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

         The date of this Prospectus/Proxy Statement is July    , 1998.

                             AVAILABLE INFORMATION

    InterWest is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended ("1934 Act"). In accordance with the 1934 Act, InterWest files reports, proxy statements, and other information with the SEC. KVB is not subject to the information and reporting requirements of the 1934 Act.

    Under the rules and regulations of the SEC, the solicitation of shareholders to approve the Merger constitutes an offering of the InterWest Common Stock to be issued in conjunction with the Merger. InterWest has filed a Registration Statement with the SEC under the 1933 Act covering the InterWest Common Stock to be issued in connection with the Merger. The Registration Statement and the exhibits thereto, as well as the reports, proxy statements, and other information filed with the SEC by InterWest under the 1934 Act may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Thirteenth Floor, New York, New York 10048, and at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of materials filed by InterWest with the SEC may also be obtained through the Commission's Internet address at http://www.sec.gov. In addition, materials filed by InterWest are available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

    This Prospectus/Proxy Statement constitutes part of the Registration
Statement (File No. 333-     ) filed by InterWest with the SEC under the 1933
Act. This Prospectus/Proxy Statement omits certain information contained in the Registration Statement in accordance with the rules and regulations of the SEC. Reference is made hereby to the Registration Statement and related exhibits for further information with respect to InterWest and the InterWest Common Stock. Statements contained herein or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document incorporated herein by reference. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by InterWest with the SEC (File Number 0-20288) under the 1934 Act are incorporated by reference herein:

    1. InterWest's Annual Report on Form 10-K for the year ended September 30, 1997 ("InterWest 1997 10-K");

    2. InterWest's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1997 and March 31, 1998, ("InterWest 10-Qs");

    3. InterWest's Annual Meeting Proxy Statement for the 1998 Annual Meeting of Shareholders ("InterWest 1998 Proxy").

    4.  InterWest's Current Reports on Form 8-K filed during the fiscal year
       1998.

    All documents filed by InterWest under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date of this Prospectus/Proxy Statement and before the KVB Special Meeting are incorporated by reference and are a part of this Prospectus/Proxy Statement from each document's date of filing. Any statement contained in a document incorporated by reference as modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

    This Prospectus/Proxy Statement incorporates by reference documents that are not presented herein of delivered herewith. These documents (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) are available, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus/Proxy Statement is delivered. Requests for such copies should be directed to Margaret Mordhorst, Corporate Secretary, InterWest Bancorp, Inc., 275 S.E. Pioneer Way, Oak Harbor, Washington 98227, (360) 679-4181.

                            ------------------------

    All information contained in this Prospectus/Proxy Statement relating to InterWest has been furnished by InterWest, and KVB is relying upon the accuracy of that information. All information contained in this Prospectus/Proxy Statement relating to KVB has been furnished by KVB, and InterWest is relying upon the accuracy of that information.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER INTERWEST OR BANCORP. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER, OR PROXY SOLICITATION.

    NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED UNDER THE TERMS OF THIS PROSPECTUS/PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF BANCORP, INTERWEST OR ANY OF THEIR RESPECTIVE SUBSIDIARIES SINCE THE DATE OF THIS PROSPECTUS/PROXY STATEMENT OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS/PROXY STATEMENT.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
GLOSSARY OF CERTAIN KEY TERMS..............................................................................        G-1

SUMMARY....................................................................................................          1

EQUIVALENT PER COMMON SHARE DATA...........................................................................         10

KVB SPECIAL SHAREHOLDERS MEETING...........................................................................         12
  Date, Time, Place and Purpose............................................................................         12
  Shares Outstanding and Entitled to Vote; Record Date.....................................................         12
  Vote Required............................................................................................         12
  Voting, Solicitation, and Revocation of Proxies..........................................................         12

BACKGROUND OF AND REASONS FOR THE MERGER...................................................................         13
  Background of the Merger.................................................................................         13
  Reasons For The Merger--KVB..............................................................................         13
  Recommendation of the KVB Board..........................................................................         14
  Opinion of KVB Financial Advisor.........................................................................         14
  Reasons For The Merger--InterWest........................................................................         16

THE MERGER.................................................................................................         17
  Basic Terms of the Merger (CONTAINS EXAMPLE OF ALLOCATION)...............................................         17
  Election Procedures......................................................................................         18
  Allocation Procedures....................................................................................         19
  Mechanics of the Merger..................................................................................         20
  Effective Date of the Merger.............................................................................         20
  Exchange of KVB Stock Certificates.......................................................................         20
  Conditions to Consummation of the Merger; Regulatory Approvals...........................................         21
  KVB Stock Option Agreement...............................................................................         22
  Amendment or Termination.................................................................................         22
  Conduct of Business Pending the Merger...................................................................         23
  Directors and Executive Officers After the Merger........................................................         23
  Employee Benefit Plans...................................................................................         24
  Interests of Certain Persons in the Merger...............................................................         24
  Federal Income Tax Consequences of the Merger............................................................         25
  Accounting Treatment of the Merger.......................................................................         28
  Dissenters' Rights of Appraisal..........................................................................         28
  Resale of InterWest Common Stock.........................................................................         29
  No Solicitation..........................................................................................         30
  Expenses.................................................................................................         30

INTERWEST PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS................................................         31

BUSINESSES OF THE PARTIES TO THE MERGER....................................................................         38

KVB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..................         41

MANAGEMENT OF KVB..........................................................................................         50
  Directors and Executive Officers.........................................................................         50
  Security Ownership of Management and Certain Beneficial Owners...........................................         51

MANAGEMENT OF INTERWEST....................................................................................         52

SUPERVISION AND REGULATION.................................................................................         52

DESCRIPTION OF INTERWEST CAPITAL STOCK.....................................................................         59

                                                                                                               PAGE
                                                                                                             ---------
COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF INTERWEST AND KVB COMMON STOCK..................................         60

CERTAIN LEGAL MATTERS......................................................................................         65

EXPERTS....................................................................................................         65

OTHER MATTERS..............................................................................................         66

  APPENDIX A--Agreement and Plan of Merger

  APPENDIX B--Stock Option Agreement between InterWest and KVB

  APPENDIX C-- RCW 23B.13 of the Revised Code of Washington (Dissenters' Rights of Appraisal under
              Washington law)

  APPENDIX D--Opinion of Southard Financial

                         GLOSSARY OF CERTAIN KEY TERMS

1933 Act......................  The Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1934 Act......................  The Securities Exchange Act of 1934, as amended, and related rules and regulations.

BHCA..........................  The Bank Holding Company Act of 1956, as amended.

Board.........................  Board of Directors.

Closing.......................  The closing of the Merger transaction contemplated in the
                                Merger Agreement.

Code..........................  The Internal Revenue Code of 1986, as amended.

Dissenting Shares.............  Those shares of KVB Common Stock with respect to which
                                KVB's shareholders have perfected their dissenters' rights under Washington law.

Effective Date................  The date Closing of the Merger will occur.

Excluded Shares...............  Shares of KVB Common Stock that are either (i) Dissenting
                                Shares, or (ii) shares held by InterWest or KVB, other than in a fiduciary capacity or in satisfaction of a debt
                                previously contracted.

FDIC..........................  The Federal Deposit Insurance Corporation.

FRB...........................  The Board of Governors of the Federal Reserve System.

GAAP..........................  Generally accepted accounting principles.

InterWest Common Stock........  InterWest's Common Stock, $.20 par value per share.

InterWest Financial             InterWest's (i) audited consolidated statements of
Statements....................  financial condition as of September 30, 1997 and 1996, and the related audited consolidated statements of income,
                                stockholders' equity and cash flows for each of the years
                                ended September 30, 1997, 1996 and 1995, and (ii) unaudited consolidated statement of financial condition as of March
                                31, 1998, and the related unaudited statements of income,
                                stockholders' equity and cash flows for the six month
                                period then ended.

InterWest.....................  InterWest Bancorp, Inc.

KV Bank.......................  Kittitas Valley Bank, N.A., a national banking association and wholly-owned subsidiary of KVB.

KVB...........................  Kittitas Valley Bancorp, Inc.

KVB Common Stock..............  Kittitas Bancorp, Inc.'s Common Stock, $1.00 par value per share.

KVB Financial Statements......  KVB's (i) audited consolidated balance sheets as of
                                December 31, 1997 and 1996 and the related audited
                                consolidated statements of income, cash flows and
                                shareholders' equity for each of the years ended December
                                31, 1997 and 1996, and (ii) KVB's unaudited consolidated
                                balance sheet as of March 31, 1998, and the related
                                unaudited statements of income, cash flows and
                                shareholders' equity for the three month periods ended
                                March 31, 1998 and 1997.

KVB Record Date...............  July   , 1998.

KVB Special Meeting...........  Special meeting of KVB shareholders to be held on August
                                  , 1998.

Merger........................  The merger of KVB with and into InterWest in accordance with the Merger Agreement.

Merger Agreement..............  The Agreement and Plan of Merger, dated as of April 20,
                                1998, between InterWest and KVB.

OCC...........................  The Office of the Comptroller of the Currency.

Prospectus/Proxy Statement....  This Prospectus/Proxy Statement, filed with the SEC by
                                InterWest and to be mailed to KVB's shareholders, together with any amendments and supplements.

Puget.........................  Puget Sound Bancorp, Inc., the former parent and bank holding company of First National Bank of Port Orchard;
                                Puget merged with and into InterWest as of January 15,
                                1998.

Registration Statement........  The Registration Statement on Form S-4, of which this
                                Prospectus/ Proxy Statement forms a part, filed with the
                                SEC by InterWest under the 1933 Act, for the purpose of
                                registering the shares of InterWest Common Stock to be
                                issued in the Merger.

SEC...........................  The Securities and Exchange Commission.

Termination Date..............  December 31, 1998, the date after which each party has the right to terminate the Merger Agreement, if the Closing has not occurred by that date.

WBCA..........................  Washington Business Corporation Act.

                                    SUMMARY

    THE FOLLOWING MATERIAL SUMMARIZES CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT (INCLUDING THE APPENDICES). CAPITALIZED TERMS USED IN THIS PROSPECTUS/PROXY STATEMENT, UNLESS THE CONTEXT OTHERWISE REQUIRES, HAVE THE MEANINGS ASCRIBED TO THEM IN THE GLOSSARY OF CERTAIN KEY TERMS INSIDE THE FRONT COVER. ADDITIONALLY, TERMS USED PRINCIPALLY IN PARTICULAR SECTIONS OF THIS PROSPECTUS/PROXY STATEMENT ALSO MAY BE DEFINED IN THE SECTIONS WHERE THEY ARE INITIALLY USED.

INTRODUCTION

    InterWest and KVB propose to merge under the terms of the Merger Agreement. If the Merger Agreement is approved by the shareholders of KVB and other conditions to closing are satisfied, KVB will merge with and into InterWest ("Merger"). Consequently, all of KVB Common Stock will be converted into a right to receive either cash or InterWest Common Stock, as described below, and KV Bank, which is presently a subsidiary of KVB, would become a wholly-owned subsidiary of InterWest. After the Merger is consummated, KVB shareholders will no longer own any stock in KVB, and KVB will cease to exist.

    The respective Boards of Directors of InterWest and KVB have unanimously approved the Merger Agreement. The KVB Board recommends that the shareholders of KVB vote to approve the Merger Agreement. As described in this Summary below under "The Merger," each share of KVB Common Stock will be converted into the right to receive, for each share of KVB Common Stock, $72.00 cash, or 1.714 shares of InterWest Common Stock, at the election of the holder, subject to certain adjustment and allocation provisions contained in the Merger Agreement.

PARTIES TO THE MERGER

    INTERWEST. InterWest is a bank holding company registered under the BHCA. The business of InterWest consists primarily of holding 100% of the capital stock of four subsidiary banks: InterWest Bank; First National Bank of Port Orchard ("FNBP"); Pioneer National Bank ("Pioneer") and Pacific Northwest Bank ("Pacific"). At March 31, 1998, InterWest and its subsidiaries (which did not, at such date, include Pioneer or Pacific) had consolidated total assets of approximately $2.1 billion, total loans receivable and loans held for sale of approximately $1.2 billion, total deposits of approximately $1.2 billion and stockholders' equity of approximately $141.4 million. The principal executive offices of InterWest are located at 275 SE Pioneer Way, Oak Harbor, Washington 98277 and its telephone number is (360) 679-4181.

    INTERWEST BANK. InterWest Bank is a Washington state-chartered savings bank and is regulated by the Department of Financial Institutions Division of Banks of the State of Washington (the "Division") and by the Federal Deposit Insurance Corporation ("FDIC"), its primary federal regulator and the insurer of its deposits. InterWest Bank's deposits are insured up to applicable limits under the Savings Association Insurance Fund ("SAIF") and the Bank Insurance Fund ("BIF") of the FDIC. As of March 31, 1998, InterWest Bank conducted its business through 39 full-service branch offices in the western and central parts of the State of Washington and one lending office located in Everett, Washington.

    FNBP. FNBP is a national bank under the laws of the United States and is regulated by the Office of the Comptroller of the Currency ("OCC") and to a lesser extent, by the FDIC and the Board of Governors of the Federal Reserve System ("FRB"). FNBP's deposits are insured up to applicable limits under the BIF of the FDIC. FNBP operates a main office in Port Orchard, a branch in Bremerton and a branch in Gig Harbor, all in the State of Washington.

    PACIFIC. Pacific Northwest Bank has been a wholly-owned subsidiary of InterWest since June 15, 1998, when it merged with a newly-formed bank subsidiary of InterWest. Pacific has locations in Seattle,

Bellevue, Lynwood and Kent, Washington. Pacific is a Washington state-chartered bank, and commenced operations in October 1988.

    PIONEER. Pioneer National Bank has been a wholly-owned subsidiary of InterWest since June 16, 1998, when Pioneer's former holding company merged with InterWest. Pioneer operates a main office in Yakima, three branch offices in Yakima, and one branch office in Kennewick, Washington. Pioneer is a national bank, chartered under the laws of the United States in July 1977.

    For additional information concerning the parties, see "BUSINESSES OF THE PARTIES TO THE MERGER--Information Concerning InterWest." Additional information concerning InterWest is also included in the InterWest documents incorporated by reference in this Prospectus/Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

    KVB. Kittitas Valley Bancorp, Inc. is a bank holding company incorporated under the laws of the State of Washington and is subject to the BHCA, which places KVB under the supervision of the Board of Governors of the FRB. The business of KVB consist primarily of holding 100% of the capital stock of KV Bank. At March 31, 1998, KVB had consolidated assets of approximately $45.9 million, total loans of approximately $28.7 million, total deposits of approximately $38.2 million, and total shareholders' equity of approximately $4.0 million. KVB maintains it principal office at 101 West 8th Street, Ellensburg, Washington 98926, and its telephone number is (509) - 925-3000.

    KV BANK. Kittitas Valley Bank, N.A. is a national banking association organized under the laws of the United States. KV Bank conducts a commercial banking business and provides personal and business financial services primarily to individuals and small businesses in the Ellensburg, Washington area. See "BUSINESSES OF THE PARTIES TO THE MERGER--Information Concerning KVB."

SPECIAL SHAREHOLDER MEETING--KVB

    PLACE, TIME AND DATE; PURPOSE.  The KVB Special Meeting will be held on
August   , 1998 at 7:00 p.m., local time at the Hal Holmes Community Center, 201
North Ruby, Ellensburg, Washington, for the purpose of considering and voting upon a proposal to approve the Merger Agreement attached to this Prospectus/Proxy Statement as APPENDIX A. See "KVB SPECIAL STOCKHOLDER MEETING."

    RECORD DATE; SHARES ENTITLED TO VOTE.  The KVB Board has fixed the close of
business on July   , 1998 as the record date (the "KVB Record Date") for
determining shareholders entitled to notice of and to vote at the KVB Special Meeting. Only those holders of shares of KVB Common Stock of record on the KVB Record Date will be entitled to notice of and to vote at the KVB Special Meeting. Each share of KVB Common Stock will be entitled to one vote. Shareholders who execute proxies retain the right to revoke them at any time prior to being voted at the KVB Special Meeting. At the KVB Record Date, there were 178,787 shares of KVB Common Stock outstanding and entitled to be voted at the KVB Special Meeting. See "KVB SPECIAL STOCKHOLDER MEETING."

    VOTE REQUIRED. Approval of the Merger Agreement requires the affirmative vote of the holders of at least 75% of the outstanding shares of KVB Common Stock. At the KVB Record Date, the directors and executive officers of KVB beneficially owned 43,893 shares of KVB Common Stock, which represents 24.55% of the shares entitled to be voted at the KVB Special Meeting. All of the directors of KVB have entered into an agreement with InterWest pursuant to which each director has agreed to vote his or her shares for approval of the Merger Agreement. See "KVB SPECIAL STOCKHOLDER MEETING."

    A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.

THE MERGER

    GENERAL. The Merger Agreement provides for the merger of KVB with and into InterWest, with InterWest to be the surviving corporation in the Merger. As a result of the Merger, KVB will cease to exist. See "THE MERGER--Basic Terms of the Merger." After consummation of the Merger, KV Bank will operate as a wholly-owned subsidiary of InterWest.

    Upon consummation of the Merger, each outstanding share of KVB Common Stock, other than Excluded Shares, will be automatically converted into the right to receive cash and/or shares of InterWest Common Stock.

    MERGER CONSIDERATION AND ELECTION PROCEDURES. Each KVB shareholder will have the opportunity to elect whether to receive, for each share of KVB Common Stock held, either cash equal to $72.00 per share for his or her KVB Common Stock (the "Cash Distribution"), or 1.714 shares of InterWest Common Stock (the "Stock Distribution"). KVB shareholders may also elect to receive a combination of cash and stock for their shares of KVB Common Stock. Enclosed with this Proxy Statement/Prospectus is an election form ("Form of Election") on which KVB shareholders may elect to receive a Cash Distribution, a Stock Distribution or a combination of cash and stock.

    KVB SHAREHOLDERS MUST MAKE AN ELECTION, BY SUBMITTING A PROPERLY COMPLETED
FORM OF ELECTION TO KVB NOT LATER THAN AUGUST   , 1998, THE DATE OF THE SPECIAL
KVB SHAREHOLDER MEETING (THE "ELECTION DEADLINE.")

    If a KVB shareholder fails to deliver a properly completed and duly executed Form of Election by the Election Deadline, his or her shares will be deemed to be "Non-Election Shares" under the Merger Agreement, and such shareholder will have no choice as to whether he or she receives a Cash Distribution or a Stock Distribution in payment for such Non-Election Shares. See "THE MERGER--Basic Terms of the Merger" and "--Election Procedures."

    The actual consideration that will be paid to each holder of KVB Common Stock upon consummation of the Merger may differ from the form of consideration elected by such holder on his or her Form of Election. The Merger Agreement provides that the total consideration to be paid by InterWest in the Merger will be evenly divided (50/50) between Cash Distributions and Stock Distributions. As a result, the election of a holder of KVB Common Stock to receive the Cash Distribution, or the Stock Distribution, or a particular combination of cash and stock may be adjusted, depending on the elections made by other KVB shareholders, in order to achieve the overall 50/50 allocation. A description of the manner in which merger consideration will be paid to KVB shareholders upon the effectiveness of the Merger, including the conditions under which a portion of the consideration elected by a KVB shareholder will be reallocated into the other category of merger consideration, is set forth at "THE MERGER--Basic Terms of the Merger"; --Election Procedures" and "--Allocation Procedures."

    KVB shareholders should note that the market price of InterWest Common Stock that they receive as a Stock Distribution in the Merger is subject to fluctuation, and the market value of such shares may increase or decrease prior to the date they are actually issued. See "THE MERGER--Basic Terms of the Merger."

    KVB shareholders should also note that cash that they receive in consideration for their KVB Common Stock (either as a Cash Distribution or a cash payment in lieu of fractional shares in the case of the Stock Distribution) will result in the recognition of gain or loss, for tax purposes. No gain or loss will be recognized upon the receipt of InterWest Common Stock (as a Stock Distribution) in payment for KVB Common Stock. Also, KVB shareholders should note that although the tax consequences of receiving either cash or InterWest Common Stock in payment for their shares of KVB Common Stock are different, they will not be able to predict or control the exact type of payment that they will receive, due to the 50/50 allocation requirement. See "THE MERGER--Basic Terms of the Merger" and "--Federal Income Tax Consequences of the Merger."

    EACH KVB SHAREHOLDER SHOULD:

    - COMPLETE AND SIGN THE FORM OF ELECTION (YELLOW PAPER)

    - COMPLETE AND SIGN THE FORM OF PROXY (BLUE PAPER)

    SEND BOTH THE FORM OF ELECTION AND FORM OF PROXY TO KVB IN THE ENCLOSED PRE-PAID, PRE-ADDRESSED ENVELOPE AS SOON AS POSSIBLE.

    DO NOT SEND IN YOUR KVB STOCK CERTIFICATE(S) AT THIS TIME.

REASONS FOR THE MERGER; RECOMMENDATION OF THE KVB BOARD

    The KVB Board has unanimously determined that the Merger Agreement is fair to and in the best interests of KVB and its shareholders. In making this determination, the KVB Board considered a variety of factors, including the value of the consideration that the shareholders of KVB will receive in exchange for their shares of KVB Common Stock, the continued ability of KV Bank to provide competitive and comprehensive services in the market in which it operates, and the parties' shared commitment to personalized community banking, which emphasizes responsiveness to local markets and the delivery of personalized services to customers.

    The KVB Board believes that the Merger will allow KV Bank to provide a wider array of products and services, while continuing to offer the advantages of personalized community banking to its current customers, and will also allow KVB to realize a premium, thus enhancing stockholder value. The KVB Board further anticipates that the Merger will provide KV Bank with substantially greater financial and technological resources, which will enable KV Bank to compete more effectively in its market and better serve its customers and community. Additionally, KVB shareholders would be able to obtain a premium over book value for their shares of KVB Common Stock, and KVB Shareholders who receive Stock Distributions for their shares of KVB Common Stock will obtain such premium on a tax-deferred basis, while at the same time enjoying the benefits of a more active trading market in the InterWest Common Stock.

    THE KVB BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS BEING IN THE BEST INTERESTS OF KVB AND KVB SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS OF KVB VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

    For a discussion of the circumstances surrounding the Merger and the factors considered by the KVB Board in making its recommendation, see "BACKGROUND OF AND REASONS FOR THE MERGER." Approval of the Merger Agreement by KVB shareholders is required by law and is a condition to consummation of the Merger. See "THE MERGER--Conditions to Consummation of the Merger." For a description of certain economic interests that directors of KVB may be deemed to have in the Merger, see "THE MERGER--Interests of Certain Persons in the Merger."

OPINION OF FINANCIAL ADVISOR TO KVB

    Southard Financial, KVB's financial advisor, has delivered a written opinion
to the Board of Directors of KVB dated June   , 1998, to the effect that the
terms of the Merger are fair to KVB shareholders from a financial point of view. A copy of Southard Financial's opinion, setting forth the assumptions made, matters considered, procedures followed, and limits of its review, is attached hereto as Appendix D and should be read by shareholders in its entirety. See "THE MERGER--Opinion of Financial Advisor to KVB."

EFFECTIVE DATE OF THE MERGER

    Unless the parties agree upon another date, the Effective Date of the Merger will be the date ten business days after the fulfillment or waiver of each of the conditions to the obligations of the parties to effect the Merger and the granting of all regulatory approvals. The parties presently expect to consummate the Merger by September 30, 1998, although the timing is subject to the satisfaction of certain conditions (discussed below). Either InterWest or KVB may terminate the Merger Agreement if the Effective Date does not occur on or before December 31, 1998.

EXCHANGE OF STOCK CERTIFICATES

    As promptly as practicable after the Effective Date, InterWest will send to each record holder of KVB Common Stock, transmittal materials for use in exchanging KVB Common Stock certificates for cash (in the case of Cash Distributions) and/or InterWest stock (in the case of Stock Distributions). KVB SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "THE MERGER--Exchange of KVB Stock Certificates."

CONDITIONS; REGULATORY APPROVALS

    Consummation of the Merger is subject to, among other things: (i) approval of the Merger Agreement by the holders of not less than 75% of the outstanding shares of KVB Common Stock; (ii) receipt of all applicable regulatory approvals without any condition that, in the opinion of InterWest, would deprive InterWest of the material economic or business benefits of the Merger, (iii) receipt by InterWest and KVB of the opinion of Graham & Dunn, P.C., dated as of the Effective Date, as to certain federal income tax consequences of the Merger;
(iv) the InterWest Common Stock to be issued to KVB shareholders having been approved for listing on the Nasdaq National Market; (v) certain persons having entered into employment agreements with KV Bank; (vi) receipt by InterWest of an agreement from each "affiliate" of KVB restricting the resale of InterWest Common Stock received by such affiliate in the Merger; and (vii) the number of shares of KVB Common Stock for which cash is paid due to Dissenting Shares plus cash payments in lieu of fractional shares does not exceed 5% of the outstanding shares of KVB Common Stock. See "THE MERGER--Conditions to Consummation of the Merger."

STOCK OPTION AGREEMENT

    As an inducement to InterWest to enter into the Merger Agreement, KVB has granted InterWest an option (the "Option") to purchase authorized but unissued shares of KVB Common Stock on the occurrence of certain events. The Option, if exercised, would allow InterWest to acquire a number of shares equal to 19.9% of the outstanding shares of KVB Common Stock, at $50.00 per share. See "THE MERGER--KVB Stock Option Agreement" and the copy of the Option Agreement attached as APPENDIX B to this Prospectus/Proxy Statement.

AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT

    The Merger Agreement may be terminated, and the Merger abandoned, before the Effective Date, whether before or after its adoption by the shareholders of KVB, by the respective majority votes of both the InterWest and the KVB Boards, or by either the InterWest Board or the KVB Board under certain specified circumstances, including a failure to consummate the Merger by December 31, 1998. The Merger Agreement may be amended at any time before the Effective Date if both the InterWest and the KVB Boards approve, and InterWest has the right, without the approval of KVB, to change the method of its acquisition of KVB. However, no amendment may under any circumstances change the consideration to be received by KVB shareholders for their KVB Common Stock. See "THE MERGER--Amendment or Termination."

DIRECTORS AND EXECUTIVE OFFICERS AFTER THE MERGER

    Upon consummation of the Merger, the InterWest Board will consist of InterWest's current directors. The executive officers of InterWest in office immediately before the Effective Date will remain unchanged following the Merger.

    Following the Merger, InterWest anticipates that the directors of KV Bank will continue to serve through 1998, along with Messrs. Stephen M. Walden and Gary M. Bolyard of InterWest, and that effective January 1, 1999 the number of directors of KV Bank will be reduced to between five and seven current KV Bank directors plus Messrs. Walden and Bolyard. The executive officers of KV Bank will remain unchanged immediately following the Merger. Certain officers of KVB and/or KV Bank have executed employment agreements with KVB and/or KV Bank in anticipation of the Merger. These employment agreements will be assumed by InterWest following the Merger. See "THE MERGER--Interests of Certain Persons in the Merger" and "--Directors and Executive Officers After the Merger."

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    Consummation of the Merger is conditioned, among other things, on the receipt by InterWest and KVB of an opinion of Graham & Dunn, P.C., special counsel for InterWest to the effect that, assuming the Merger occurs in accordance with the Merger Agreement and the satisfaction of certain other conditions, the Merger will constitute a "reorganization" for federal income tax purposes and that, accordingly, no gain or loss will be recognized by InterWest, KVB, or KVB shareholders who exchange their shares of KVB Common Stock solely for shares of InterWest Common Stock in the Merger. However, KVB shareholders who receive cash in exchange for KVB Common Stock (whether in lieu of fractional shares, for Dissenting Shares, or as a Cash Distribution in respect of some or all of their KVB Common Stock) will recognize taxable income to the extent of cash received. See "THE MERGER--Federal Income Tax Consequences of the Merger."

    EACH KVB SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER.

ACCOUNTING TREATMENT

    It is anticipated that the Merger will be accounted for using the purchase method of accounting by InterWest under generally accepted accounting principles. Accordingly, using the purchase method of accounting, the assets and liabilities of KVB will be recorded by InterWest at their respective fair values at the time of the acquisition. The excess of InterWest's purchase price over the net fair value of assets acquired and liabilities assumed, including identifiable intangible assets, will be recorded as goodwill and amortized as an expense over periods not to exceed 25 years. Under the purchase method of accounting, prior period financial statements are not restated and the operating results of KV Bank will be included in InterWest's consolidated statement of operations after the date of acquisition. See "THE MERGER-- Accounting Treatment of the Merger."

DISSENTERS' RIGHTS OF APPRAISAL

    KVB shareholders have the right to dissent from the Merger and obtain payment of the fair value of their shares of KVB Common Stock under the provisions of Chapter 23B.13 of the Revised Code of Washington (the "Appraisal Laws"). A STOCKHOLDER'S FAILURE TO FOLLOW EXACTLY THE PROCEDURES SPECIFIED IN THE APPRAISAL LAWS WILL RESULT IN LOSS OF SUCH STOCKHOLDER'S DISSENTERS' RIGHTS. Accordingly, KVB shareholders wishing to dissent from the Merger are urged to read carefully "THE MERGER--Dissenters' Rights of Appraisal" and the copy of the Appraisal Laws set forth in APPENDIX C to this Prospectus/Proxy Statement and to consult with their own legal advisors. If the number of shares of KVB Common Stock for which cash is paid (to Dissenting Shares plus cash payments in lieu of fractional shares) exceeds 5% of the outstanding shares of KVB Common Stock, InterWest may elect not to consummate the Merger. See "THE MERGER--Conditions to Consummation of the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of KVB's or KV Bank's management and the KVB Board may be deemed to have interests in the Merger in addition to their interests as shareholders of KVB generally. These include, among other things, provisions in the Merger Agreement relating to indemnification, employment agreements and conversion of the existing KVB options into InterWest options.

    The Merger Agreement provides that following the Effective Date, InterWest will indemnify the directors, officers and employees of KVB against certain liabilities to the extent that such persons were entitled to indemnification under Washington law and the Articles of Incorporation and Bylaws of KVB. See "THE Merger--Interests of Certain Persons in the Merger."

    The following officers of KVB or KV Bank have entered into employment agreements with KV Bank which will become effective upon consummation of the
Merger: President and Chief Executive Officer Steven F. Halverson; Senior Vice President Ronald Goodwin; Vice President Zora Peterson; and Controller Jane Kirsch. Pursuant to these agreements, Mr. Halverson will serve as President and Chief Executive Officer of KV Bank until December 31, 1999 at a base salary of $120,000; Mr. Goodwin will serve as Senior Vice President until June 30, 2000 at a base salary of $68,900; Mrs. Peterson will serve as Vice President/ Cashier until June 30, 2000 at a base salary of $48,000; and Ms. Kirsch will serve as Controller until December 31, 1999 at a base salary of $44,004. Each agreement provides for a severance payment under certain conditions. See "THE MERGER--Interests of Certain Persons in the Merger."

COMPARISON OF SHAREHOLDERS' RIGHTS

    Shareholders of KVB who receive shares of InterWest Common Stock as a Stock Distribution in exchange for their shares of KVB Common Stock will be governed, with respect to their rights as such shareholders, by InterWest's Articles of Incorporation and Bylaws. For a discussion of certain material differences in the rights of shareholders of InterWest and KVB and an explanation of certain possible antitakeover effects of certain provisions in InterWest's Articles of Incorporation and Bylaws, see "COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF INTERWEST AND KVB COMMON STOCK."

TRADING MARKETS

    InterWest Common Stock trades on the Nasdaq Stock Market under the symbol "IWBK". KVB Common Stock does not trade on any exchange or market system. See "STOCK PRICE AND DIVIDEND INFORMATION."

STOCK PRICE AND DIVIDEND INFORMATION

    INTERWEST. InterWest Common Stock is quoted on the Nasdaq National Market under the symbol IWBK. The following table sets forth for the periods indicated the high and low sale prices for the InterWest Common Stock as reported on the Nasdaq National Market:

                                                                                                             DIVIDENDS
                                                                                       HIGH        LOW       DECLARED
                                                                                     ---------  ---------  -------------
1996*
First quarter......................................................................  $   20.37  $   15.25    $     .10
Second quarter.....................................................................      21.87      19.62          .12
Third quarter......................................................................      25.12      21.37          .13
Fourth quarter.....................................................................      29.87      24.00          .13

1997*
First quarter......................................................................      33.00      29.12          .14
Second quarter.....................................................................      36.25      31.75          .14
Third quarter......................................................................      39.50      27.62          .15
Fourth quarter.....................................................................      43.25      37.00          .16

1998*
First quarter......................................................................      40.75      37.00          .18
Second quarter.....................................................................      45.12      37.25          .19
Third quarter (Through        )....................................................

------------------------

*   InterWest's Fiscal Year ends on September 30.

    At        , 1998, there were approximately       holders of record of the
InterWest Common Stock.

    Applicable federal and Washington state regulations restrict capital distributions by institutions such as InterWest's subsidiary banks, including dividends. Such restrictions are tied to the institution's capital levels after giving effect to such distributions. See "SUPERVISION AND REGULATION."

    KVB. No broker makes a market in KVB Common Stock, and trading has not otherwise been extensive. The trades that have occurred cannot be characterized as amounting to an established public trading market. KVB Common Stock is traded by individuals on a personal basis and is not listed on any exchange or traded on the over-the-counter market, and the prices reported reflect only the transactions known to management. Due to the limited information available, the following data may not accurately reflect the actual market value of KVB Common Stock. The following data includes trades between individual investors, as reported to KVB as its own transfer agent.

                                                                                                    KVB COMMON STOCK
                                                                                                         PRICES
                                                                              NUMBER OF SHARES    --------------------
                                                                             REPORTED AS TRADED     HIGH        LOW
                                                                             -------------------  ---------  ---------
1996
First quarter..............................................................           2,258       $   30.00  $   29.00
Second quarter.............................................................           5,721           30.00      29.75
Third quarter..............................................................           2,644           30.50      30.00
Fourth quarter.............................................................             950           30.50      30.50

1997
First quarter..............................................................           1,999           32.00      31.00
Second quarter.............................................................           5,713           35.00      32.00
Third quarter..............................................................           2,370           35.00      35.00
Fourth quarter.............................................................           1,765           36.00      35.00

1998
First quarter..............................................................             -0-             N/A        N/A
Second quarter.............................................................             -0-             N/A        N/A
Third quarter (Through          )..........................................

    As of May 31, 1998, there were approximately 335 shareholders of record of KVB Common Stock.

    Dividends paid on KVB Common Stock in 1998, 1997 and 1996, respectively, were $2.90 per share, $2.25 per share and $.35 per share.

RECENT STOCK PRICE DATA

    The following table sets forth the last reported sale price per share of InterWest Common Stock, as reported on The Nasdaq Stock Market, and of KVB Common Stock, in addition to the equivalent per share price for KVB Common Stock, on April 20, 1998 (the last full trading day prior to the public
announcement of the execution of the Merger Agreement) and on          , 1998,
the most recent date for which it is practicable to obtain market price data prior to the printing of this Prospectus/Proxy Statement. Holders of KVB Common Stock are urged to obtain current market quotations for shares of InterWest Common Stock.

                                                                                           APRIL 20,         ,
PRICE PER SHARE:                                                                             1998          1998
----------------------------------------------------------------------------------------  -----------  -------------
InterWest Common Stock..................................................................   $   42.75     $
KVB Common Stock(1).....................................................................   $   36.00     $
KVB Equivalent Pro Forma(2).............................................................   $   73.27     $

------------------------

(1) There are no publicly available quotations of KVB Common Stock, and the
    market prices per share as of April 20, 1998 and          , 1998,
    respectively (quoted above), represent the purchase prices known to KVB's management to have been paid for KVB Common Stock in the last transaction prior to such dates. The last transaction prior to such dates occurred on December 8, 1997.

(2) Giving effect for the Merger and computed by multiplying the closing price per share of InterWest Common Stock by the Exchange Ratio.

                        EQUIVALENT PER COMMON SHARE DATA

    The following table presents unaudited selected per common share data for InterWest on a historical and pro forma combined basis and for KVB, on a historical and pro forma equivalent basis, after giving effect to the Merger using the purchase method of accounting. For a description of the purchase method of accounting with respect to the Merger see "THE MERGER--Accounting Treatment of the Merger." The pro forma combined financial data are not necessarily indicative of actual or future operating results or the financial position that would have occurred had the Merger become effective prior to the period indicated or will occur upon consummation of the Merger. This data should be read in conjunction with the financial statements and other financial data with respect to InterWest and KVB included elsewhere in this Prospectus/Proxy Statement or incorporated herein by reference. The data is not necessarily indicative of the results of future operations of the combined entity or the actual results that could have occurred had the Merger become effective prior to the periods indicated. See "THE MERGER--Basic Terms of the Merger."

                                   SHARE DATA

                                                                                              PRO FORMA
                                                                                              COMBINED
                                                                                             INTERWEST,
                                                                                               PUGET,
                                                                                             PACIFIC AND
                                         INTERWEST    PUGET(2)    PACIFIC(3)   PIONEER(3)    PIONEER(4)        KVB
                                        -----------  -----------  -----------  -----------  -------------  -----------
BOOK VALUE AS OF:(1)
March 31, 1998........................   $   16.79                 $   41.36    $   27.09     $   16.00     $   22.46

BASIC NET INCOME PER SHARE (7)
Three months ended March 31, 1998.....        0.55                      1.53         0.91          0.53          1.13
Three months ended March 31, 1997.....        0.62                      1.16         0.54          0.56          0.65
Year ended September 30, 1997(8)......        2.53         4.21         5.79         3.09          2.37          4.06
Year ended September 30, 1996(8)......        1.62         3.39         4.80         3.22          1.61          2.84
Year ended September 30, 1995(8)......        1.83         2.53         4.02         2.34          1.70          1.79

DILUTED NET INCOME PER SHARE(7)
Three months ended March 31, 1998.....        0.54                      1.47         0.88          0.52          1.11
Three months ended March 31, 1997.....        0.61                      1.12         0.52          0.55          0.62
Year ended September 30, 1997(8)......        2.48         4.15         5.55         2.98          2.30          3.98
Year ended September 30, 1996(8)......        1.58         3.39         4.63         3.14          1.57          2.74
Year ended September 30, 1995(8)......        1.80         2.53         3.90         2.29          1.67          1.76

CASH DIVIDENDS DECLARED
Three months ended March 31, 1998.....        0.19                      0.80         0.00          0.18          2.90
Three months ended March 31, 1997.....        0.14                      0.60         0.51          0.15          0.00
Year ended September 30, 1997(8)......        0.59         0.28         0.60         0.51          0.50          2.25
Year ended September 30, 1996(8)......        0.51         0.00         0.40         0.46          0.43          0.59
Year ended September 30, 1995(8)......        0.37         0.00         0.30         0.42          0.29          0.00

                                          PRO FORMA
                                          COMBINED
                                         INTERWEST,
                                           PUGET,
                                          PACIFIC,      PRO FORMA
                                         PIONEER AND   EQUIVALENT
                                           KVB(5)        KVB(6)
                                        -------------  -----------
BOOK VALUE AS OF:(1)
March 31, 1998........................    $   15.91     $   27.27
BASIC NET INCOME PER SHARE (7)
Three months ended March 31, 1998.....         0.54          0.93
Three months ended March 31, 1997.....         0.56          0.96
Year ended September 30, 1997(8)......         2.37          4.06
Year ended September 30, 1996(8)......         1.62          2.78
Year ended September 30, 1995(8)......         1.68          2.88
DILUTED NET INCOME PER SHARE(7)
Three months ended March 31, 1998.....         0.52          0.89
Three months ended March 31, 1997.....         0.54          0.93
Year ended September 30, 1997(8)......         2.30          3.94
Year ended September 30, 1996(8)......         1.57          2.69
Year ended September 30, 1995(8)......         1.65          2.83
CASH DIVIDENDS DECLARED
Three months ended March 31, 1998.....         0.23          0.39
Three months ended March 31, 1997.....         0.14          0.24
Year ended September 30, 1997(8)......         0.53          0.91
Year ended September 30, 1996(8)......         0.43          0.74
Year ended September 30, 1995(8)......         0.28          0.48

FOOTNOTES TO SHARE DATA

(1) Book value per share is calculated by dividing the total actual historical and pro forma equity as of the date indicated by the actual historical and pro forma number of shares outstanding as of the same date.

(2) Puget Sound Bancorp ("Puget") was merged into InterWest during January 1998, in the transaction by which InterWest acquired FNBP. This merger has been accounted for using the pooling of interests method by InterWest under generally accepted accounting principles. Share data for InterWest as of and for the quarters ended March 31, 1998 and 1997 includes Puget. Share data for InterWest for the years ended September 30, 1997, 1996 and 1995 does not include Puget.

(3) During the month of June, 1998, InterWest completed the mergers with Pacific Northwest Bank ("Pacific") and Pioneer Bancorp, Inc. ("Pioneer"). These mergers have been accounted for using the pooling of interests method by InterWest under generally accepted accounting principles. Share data for InterWest has not been restated to include the accounts of Pacific and Pioneer.

(4) The pro forma combined share data for InterWest, Puget, Pacific and Pioneer reflects the use of the pooling of interests method of accounting under generally accepted accounting principles. Accordingly, this share data reflects the restatement for InterWest to include the accounts and common shares outstanding of Puget, Pacific and Pioneer converted at their respective exchange ratios. The respective ratios are: 1.67 for Puget; 3.95 for Pacific and 1.34 for Pioneer.

(5) The pro forma combined share data is computed based on the pro forma combined share data described in Note (4) and the respective common shares outstanding and accounts of KVB. KVB share data has been adjusted to reflect the exchange ratio of 1.714 which assumes all shares of KVB common stock are converted to InterWest common stock on a historical basis. However, the Merger Agreement provides for an aggregate distribution of 50% cash and 50% InterWest Common Stock.

(6) The pro forma equivalent share data for KVB represents the pro forma combined amount described in Note (5) multiplied by the exchange ratio of 1.714.

(7) Net income per share is calculated by dividing total actual historical and pro forma combined net income for the periods presented by the actual historical and pro forma combined weighted average number of shares of common stock outstanding for the respective periods. Net income per share has been computed in accordance with Statement of Financial Accounting Standards No. 128, "EARNINGS PER SHARE". Basic net income per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted net income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then share in the net income.

(8) The share data for the years ended September 30, 1997, 1996 and 1995 have been adjusted to conform Puget's, Pacific's, Pioneer's and KVB's December 31 fiscal year end with InterWest's September 30 fiscal year end in accordance with generally accepted accounting principles.

                        KVB SPECIAL SHAREHOLDERS MEETING

DATE, TIME, PLACE AND PURPOSE

    The KVB Special Meeting will be held on August   , 1998 at 7:00 p.m., local
time, at the Hal Holmes Community Center, 201 North Ruby, Ellensburg, Washington. The purposes of the KVB Special Meeting are as follows: (i) to consider and vote upon approval of the Merger Agreement and (ii) to act upon other matters, if any, that may properly come before the KVB Special Meeting.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

    The KVB Board has fixed 5:00 p.m. on July   , 1998 as the KVB Record Date
for determining the holders of shares of KVB Common Stock entitled to notice of and to vote at the KVB Special Meeting. At the close of business on the KVB Record Date, there were 178,787 shares of KVB Common Stock issued and outstanding held by approximately 335 holders of record. Holders of record of KVB Common Stock on the KVB Record Date are entitled to one vote per share and are also entitled to exercise dissenters' rights under Appraisal Laws if certain procedures are followed: See "THE MERGER--Dissenters' Rights of Appraisal" and APPENDIX C.

VOTE REQUIRED

    The affirmative vote of at least 75% of all shares of KVB Common Stock outstanding on the KVB Record Date is required to approve the Merger Agreement. KVB shareholders are entitled to one vote for each share of KVB Common Stock held. The presence of a majority of the outstanding shares of KVB Common Stock in person or by proxy is necessary to constitute a quorum of shareholders for the KVB Special Meeting. For this purpose, abstentions and broker non-votes (i.e. proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the broker or nominees do not have discretionary power to vote) are counted in determining the shares present at a meeting. For voting purposes, however, only shares affirmatively voted for the approval of the Merger Agreement, and neither abstentions nor broker non-votes, will be counted as favorable votes in determining whether the Merger Agreement is approved by the holders of KVB Common Stock. As a consequence, abstentions and broker non-votes will have the same effect as votes against approval of the Merger Agreement.

    As of the KVB Record Date, directors and executive officers of KVB, and their affiliates, owned and were entitled to vote 43,893 shares at the KVB Special Meeting, representing approximately 24.54% of the outstanding shares of KVB Common Stock. See "MANAGEMENT OF KVB--Security Ownership of Management and Certain Beneficial Owners." Each director of KVB has agreed to vote all shares of KVB Common Stock held or controlled by him or her (a total of 43,893 shares or approximately 24.54% of the shares outstanding), in favor of approval of the Merger.

VOTING, SOLICITATION, AND REVOCATION OF PROXIES

    If the enclosed proxy is duly executed and received in time for the KVB Special Meeting, it will be voted in accordance with the instructions given. If no instruction is given, it is the intention of the persons named in the proxy to vote the shares represented by the proxy FOR the approval of the Merger Agreement and in the proxy's discretion on any other matter coming before the meeting, unless otherwise directed by the proxy. Any proxy given by a stockholder may be revoked before its exercise by written notice to the Secretary of KVB, or by a subsequently dated proxy, or in open meeting before the stockholder vote is taken. The shares represented by properly executed, unrevoked proxies, will be voted in accordance with the instructions in the proxy. Shareholders are entitled to one vote for each share of KVB Common Stock held on the KVB Record Date.

    The proxy for the KVB Special Meeting is being solicited on behalf of the KVB Board. KVB will bear the cost of solicitation of proxies from its shareholders. In addition to using the mails, proxies may be solicited by personal interview, telephone, and wire. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of the proxies. Officers and other employees of KVB may solicit proxies personally. KVB is not expected to pay any compensation for the solicitation of proxies, but will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

                    BACKGROUND OF AND REASONS FOR THE MERGER

BACKGROUND OF THE MERGER

    In early December, 1997, two financial institutions (including InterWest) separately approached KVB and expressed an interest in acquiring KVB. At the December, 1997 KVB Board meeting, the KVB Board voted to explore further the interest expressed by the two interested financial institutions and instructed KVB President and Chief Executive Officer Steven F. Halverson to contact the two interested financial institutions (including InterWest) and make contact with three other potential financial institution acquirors identified by the KVB Board and inform them that the Board might be interested in exploring the possible sale of KVB. Unaudited year-end 1997 financial information about KVB was provided to each of the five potential acquirors (including InterWest) shortly after January 1, 1998.

    In mid-January, 1998, Mr. Halverson suffered a heart attack and underwent heart surgery. The KVB Board asked Board Chairman Doug Rehaume to continue discussions in Mr. Halverson's absence, and Mr. Rehaume visited with each of the five potential acquirors, all of which (including InterWest) had a continuing interest in the possible acquisition of KVB. Mr. Rehaume asked each potential acquiror for an informal indication of the parameters under which each acquiror would be willing to acquire KVB. Informal offers (either written or verbal) were received from four of the five potential acquirors between the end of January, 1998 and the middle of February, 1998.

    Based on the informal offers received, KVB pursued further discussions with two of the potential acquirors (including InterWest). As part of these discussions, InterWest revised its informal offer and presented to KVB a new offer expressed in a term sheet that was considered and accepted by the KVB Board at a meeting held on March 16, 1998. Further negotiations ensued between KVB and InterWest that led to the Merger Agreement that was considered and approved by the KVB Board on April 20, 1998.

REASONS FOR THE MERGER--KVB

    In reaching its decision to approve the Merger and the Merger Agreement, the KVB Board consulted with its counsel as well as with KVB's management and considered a number of factors, including, without limitation, the following, which constitute all of the material factors considered by the KVB Board:

    - The KVB Board's familiarity with and review of InterWest's business, operations, earnings and financial condition and future capital requirements;

    - The KVB Board's belief that the terms of the Merger Agreement are attractive and that the Merger Agreement allows those KVB shareholders who elect to receive InterWest Common Stock to become shareholders in InterWest, an institution whose stock is publicly traded over the NASDAQ Market;

    - InterWest's wide range of banking products and services;

    - The KVB Board's belief, based on analysis of the anticipated financial effects of the Merger, that InterWest and its financial institution subsidiaries would be well capitalized institutions, the financial positions of which would be in excess of applicable regulatory capital requirements;

    - The current and prospective economic and regulatory environment and competitive restraints facing the banking industry and financial institutions in KVB's market area;

    - The KVB Board's belief that, in light of the reasons discussed above, InterWest is the most attractive choice as a long-term affiliation partner of KVB and for KVB's community, depositors, borrowers, and employees; and

    - The expectation that the Merger will generally be a tax-free merger to KVB and its shareholders to the extent they receive InterWest Common Stock in exchange for their shares of KVB Common Stock.

    The KVB Board did not assign any specific or relative weight to any of the factors discussed above in their considerations.

RECOMMENDATION OF THE KVB BOARD

    FOR THE REASONS SET FORTH ABOVE, THE KVB BOARD HAS APPROVED UNANIMOUSLY THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF KVB AND KVB SHAREHOLDERS AND RECOMMENDS THAT KVB SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

OPINION OF KVB FINANCIAL ADVISOR

    KVB retained Southard Financial, a Memphis, Tennessee financial valuation consulting firm, to render its opinion as to the fairness from a financial point of view to the holders of KVB Common Stock of the consideration to be paid in the Merger. In connection with this engagement, Southard Financial evaluated the financial terms of the Merger, but was not asked to, and did not, recommend the specific exchange ratio between InterWest's and KVB's respective common stocks or the cash price for KVB Common Stock and did not assist in the Merger negotiations. The consideration was determined by InterWest and KVB after arm's-length negotiations. KVB did not place any limitations on the scope of Southard Financial's investigation or review.

    Southard Financial provided the KVB Board with a fairness opinion letter and supporting documentation. The full text of the opinion letter of Southard Financial, dated April 16, 1998, which sets forth certain assumptions made, matters considered and limitations on the review performed is attached as APPENDIX D and is incorporated herein by reference. The summary of the opinion of Southard Financial set forth in this Prospectus/Proxy Statement is qualified in its entirety by reference to the opinion.

    In arriving at its opinion, Southard Financial conducted interviews with officers of InterWest and KVB and reviewed the documents indicated in the fairness letter. Southard Financial did not independently verify the accuracy and/or the completeness of the financial and other information reviewed in rendering its opinion. Southard Financial did not, and was not requested to, solicit third party indications of interest in acquiring any or all of the assets of KVB.

    In connection with rendering its opinion, Southard Financial performed a variety of financial analyses which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of KVB and InterWest. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned a greater significance than any other.

    Under the Merger Agreement, no more than 50% of the outstanding shares of KVB Common Stock may be exchanged for cash and no more than 50% of the outstanding shares of KVB Common Stock may be exchanged for InterWest Common Stock. Each KVB stockholder will have the opportunity to elect to receive all cash, all InterWest Common Stock, or a combination of both in exchange for his or her shares of KVB Common Stock, subject to adjustments as described in the Merger Agreement that are designed to limit the aggregate consideration in the Merger to no more than 50% InterWest Common Stock and 50% cash. Because each KVB shareholder's situation is unique, the summary of Southard Financial's analysis set forth below is based on the total consideration to be paid in the Merger, regardless of the mix of cash and InterWest Common Stock.

    Based upon the Merger terms, KVB shareholders will receive above 331% of KVB book value as of March 31, 1998; 16.2 times KVB earnings for the trailing twelve-month period ended March 31, 1998; and 28.03% of consolidated KVB assets as of March 31, 1998. Based upon the review conducted by Southard Financial, the price/book value and price/assets ratios are above the range seen in recent bank acquisition transactions. The price/earnings multiple is below the recent range due to recent improving earnings performance of KVB. Southard Financial's conclusion was that the terms of the Merger pursuant to the Merger Agreement are fair, from a financial point of view, to KVB shareholders.

    The analysis contained in the Southard Financial fairness opinion and summarized below focus on the total consideration to be paid in the merger, and do not represent investment advice. Southard Financial is not providing investment advice.

    DIVIDEND YIELD ANALYSIS. In evaluating the impact of the proposed Merger on the shareholders of KVB, Southard Financial reviewed the dividend paying histories of KVB and InterWest. Had the Merger been consummated prior to January 1, 1997, KVB shareholders would have received a lower dividend from InterWest than from KVB. However, KVB does not have a history of paying regular dividends and has only paid dividends since 1996. Conversely, InterWest paid dividends averaging 23% of earnings in the past five years and increased its dividends per share in each of those years. Therefore, the overall dividend impact of the Merger should be positive for KVB shareholders, assuming that InterWest continues dividend payments at or above current levels.

    EARNINGS YIELD ANALYSIS. In evaluating the impact of the proposed Merger on the shareholders of KVB, Southard Financial determined that the shareholders of KVB would have seen an increase in their share of earnings during 1997 had the Merger been consummated prior to January 1, 1997. The comparison is slightly unfavorable based upon expected 1998 earnings of InterWest and KVB; however, in Southard Financial's opinion, the long-term outlook for earnings growth is better for InterWest than for KVB.

    BOOK VALUE ANALYSIS. In evaluating the impact of the proposed Merger on the shareholders of KVB, Southard Financial determined that the shareholders of KVB would have seen an increase in the book value of their investment had the Merger been consummated as of December 31, 1997 or March 31, 1998.

    FUNDAMENTAL ANALYSIS. Southard Financial reviewed the financial characteristics of KVB and InterWest with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard Financial compared KVB and InterWest to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council ("FFIEC"). Southard Financial found that the post-merger combined entity would have capital ratios and profitability ratios near those of the public peer group and the FFIEC peer group.

    LIQUIDITY. Unlike KVB's Common Stock, InterWest Common Stock is traded on the NASDAQ market system. Further, InterWest Common Stock trades on a regular basis, is followed by a number of analysts, and has institutional investors. Finally, except in the case of certain officers, directors, and significant shareholders of KVB, InterWest shares received will be freely tradable with no restrictions.

    Southard Financial is a financial valuation consulting firm, specializing in the valuation of closely-held companies and financial institutions. Since its founding in 1987, Southard Financial has provided approximately 2,000 valuation opinions for clients in 43 states. Further, Southard Financial provides valuation services for approximately 120 financial institutions annually. For rendering its opinion, Southard Financial received a fee of $12,000, plus reasonable out of pocket expenses. Southard Financial has never been engaged previously by KVB or InterWest, and neither Southard Financial nor its principals own an interest in the securities of KVB or InterWest.

REASONS FOR THE MERGER--INTERWEST

    At a meeting on April 20, 1998, the InterWest Board determined that the Merger and Merger Agreement are fair to and in the best interests of InterWest and its shareholders. In considering the Merger, the InterWest Board determined that the Merger would be consistent with InterWest's strategic intent in expanding its community banking business. InterWest can provide customers of KV Bank with certain advantages of a community banking organization as well as a larger banking organization.

    InterWest determined that the Merger would advance InterWest's strategic plan because of its belief that the Merger will combine two financially sound organizations with complementary businesses and strategies, thereby creating a stronger combined organization with greater size, flexibility, efficiency, and profitability. The InterWest Board believes that (i) each organization is currently well managed, (ii) the companies have compatible management philosophies and strategic focuses, (iii) KV Bank will contribute complementary business strengths to InterWest, (iv) the Merger would benefit the localities currently served by KV Bank by providing additional lending capacity; and (v) the combined organization will continue to be well capitalized. The InterWest Board also believes that the Merger will allow the combined organization to compete effectively in the rapidly changing marketplace of banking and financial services and to take advantage of opportunities for growth and diversification in Washington State.

    In reaching its determination to adopt the Merger Agreement, the InterWest Board considered a variety of factors, although it did not assign any relative or specific weights to the factors considered. The factors considered included the following:

    - The InterWest Board's knowledge and review of the financial condition, results of operation, and business operations and prospects of KVB;

    - The InterWest Board's analysis of the banking industry environment, including the rapid consolidation and increasing regional competition in the banking and financial services industries and the need to respond proactively to industry trends;

    - The InterWest Board's belief that the acquisition of KV Bank will expand InterWest's franchise and would be a logical extension for InterWest into other communities in Washington State;

    - The InterWest Board's evaluation of the financial terms of the Merger and their effect on the shareholders of InterWest and the InterWest Board's belief that such terms are fair to InterWest and its shareholders;

    - KVB is not so large as to make the combination of the two organizations difficult and costly;

    - The InterWest Board's belief that the Merger would allow InterWest to expand its commercial, agricultural, small business and consumer lending activity in Kittitas County through KV Bank's existing branch network faster and more efficiently than InterWest could develop it on its own; and

    - The InterWest Board's belief, after consultation with its legal counsel, that the required regulatory approvals could be obtained to consummate the Merger.

    The foregoing discussion of the information and factors considered by the InterWest Board is not intended to be exhaustive but is believed to encompass all material factors considered by the InterWest

Board. On the basis of the foregoing factors, the InterWest Board concluded that the terms of the Merger are fair to and in the best interests of InterWest and its shareholders.

                                   THE MERGER

    The following description of certain aspects of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. KVB shareholders are being asked to approve the Merger in accordance with the terms of the Merger Agreement, and are urged to carefully read the Merger Agreement, which is attached at APPENDIX A.

BASIC TERMS OF THE MERGER

    The Merger Agreement provides for the merger of KVB with and into InterWest, with InterWest surviving the Merger. The separate existence of KVB will cease upon completion of the Merger. While InterWest and KVB believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurance that such approvals will be received or, if received, as to the timing of such approvals or as to the ability to obtain such approvals on satisfactory terms. See "--Conditions to Consummation of the Merger" and "--Regulatory Requirements." After consummation of the Merger, KV Bank will operate as a wholly-owned subsidiary of InterWest.

    Subject to the terms, conditions and procedures in the Merger Agreement, when the Merger becomes effective, each outstanding share of KVB Common Stock will be converted into the right to receive, at the election of the holder, either (i) $72.00 in cash, without interest (the "Cash Distribution") or (ii)
1.714 shares of InterWest Common Stock (the "Stock Distribution"). KVB shareholders may elect to receive all Cash Distribution, or all Stock Distribution, or a combination of the two, with respect to their shares of KVB Common Stock. However, the Merger Agreement provides that the total consideration to be paid by InterWest (the "Merger Consideration") will be evenly divided: 50% Cash Distributions and 50% Stock Distributions. As a result, if holders of more, or less, of KVB Common Stock elect to receive the Stock Distribution, an adjustment will be made to achieve the required 50/50 allocation of cash and stock. An example of this adjustment is given below.

    Holders of KVB Common Stock who do not specify whether they desire a Cash Distribution or a Stock Distribution will be presumed to hold "Non-Election Shares," which will be converted into either a Cash Distribution or a Stock Distribution, depending on the adjustment necessary to achieve the 50/50 allocation. Cash will be paid in lieu of fractional shares in the Stock Distribution. Shareholders who dissent from the Merger and preserve their dissenters' rights will receive the cash appraisal value of their dissenting shares from KVB. Shareholders who initially dissent, but who fail to preserve their dissenters' rights will be deemed to hold Non-Election Shares. See "--Election Procedures" and "--Allocation Procedures" below.

    EXAMPLE OF ALLOCATION. Shareholder Smith owns 100 shares of KVB Common Stock. He submits a Form of Election requesting that 60 of his shares be converted into the Stock Distribution (60 shares times 1.714 shares of InterWest Common Stock would result in receipt of 102 shares, and a cash payment of $60.48 for .84 fractional shares) and that 40 of his shares be converted into the Cash Distribution (40 shares times $72.00 would result in receipt of $2,880).

    IF exactly 50% of all holders of KVB Common Stock request Cash Distributions, and 50% request Stock Distributions, then no adjustment would be made to Shareholder Smith's election. See "--Allocation Procedures" below.

    BUT IF, for example, the holders of 70% of KVB Common Stock elect to receive the Stock Distribution, then each holder's election would be adjusted, on a pro rata basis, so that the total Stock Distribution is exactly 50% of the total consideration paid by InterWest. In such event, Shareholder Smith's Stock Distribution would be reduced to 73 shares of InterWest Common Stock (plus cash payment of $32.40 for .45 fractional shares) and his Cash Distribution would be increased to $4,114.44. See "--Allocation Procedures" below.

    EXAMPLE OF ADJUSTMENT. The foregoing allocation adjustment example is calculated by first determining Shareholder Smith's pro rata portion of the total number of Stock Election shares:

  # of Stock Election Shares Held by
                Smith                       =      60 shares      =      0.0004794
    # of All Stock Election Shares                 125,150.9*

------------------------

*Seventy percent of the total 178,787 shares of outstanding KVB Common Stock equals 125,150.9 shares.

    Next, Shareholder Smith's pro rata portion of the Maximum Stock Election Number must be determined. The Maximum Stock Election Number is defined in the Merger Agreement as 50% of the number of shares of KVB Common Stock outstanding. Based on 178,787 shares of KVB Common Stock outstanding, the Maximum Stock Election Number would be 89,393.5 shares (i.e. 178,787 divided by two equals 89,393.5). Accordingly, Shareholder Smith's pro rata portion of the Maximum Stock Election Number would be calculated as follows:

        89,393.5 KVB shares x 0.0004794  =  42.855 STOCK ELECTION SHARES

    Shareholder Smith's election to convert 60 KVB Common Stock shares into the Stock Distribution is thus adjusted so that only 42.855 shares of his KVB Common Stock will be exchanged for InterWest Common Stock. By multiplying this number by the Exchange Ratio, the number of shares of InterWest Common Stock that Shareholder Smith will receive is determined:

      42.855 KVB shares x 1.714  =  73.45 SHARES OF INTERWEST COMMON STOCK

    Shareholder Smith would receive 73 shares of InterWest Common Stock and $32.40 cash in payment for the .45 fractional share. The remaining 57.145 shares of Shareholder Smith's 100 shares of KVB Common Stock will be converted into the Cash Distribution, which will be $4,114.44 (i.e. 57.145 multiplied by $72 equals $4,114.44).

    The amount of the Cash Distribution per share of KVB Common Stock ($72.00) will not change or fluctuate prior to the Effective Date of the Merger. Although the amount of the Stock Distribution (1.714 InterWest shares for each share of KVB Common Stock) will not change or fluctuate, the market price of InterWest Common Stock is subject to fluctuation, and the market value of the shares of InterWest Common Stock that KVB shareholders receive as a Stock Distribution may increase or decrease prior to the date such stock is actually issued.

    Holders of KVB Common Stock should carefully consider the tax consequences of electing to receive either a Cash Distribution, a Stock Distribution or a combination of both. Cash proceeds (as in the Cash Distribution) are immediately taxable, while taxation is deferred on shares of InterWest Common Stock received as a Stock Distribution. For a discussion of the federal income tax consequences to KVB shareholders, see "--Federal Income Tax Consequences of the Merger." KVB SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR ADVISORS TO DETERMINE THE PERSONAL TAX CONSEQUENCES OF THE MERGER.

ELECTION PROCEDURES

    Holders of KVB Common Stock will be entitled to elect to receive the Cash Distribution for all or a portion of their shares ("Cash Election Shares") or the Stock Distribution for all or a portion of their shares ("Stock Election Shares"). The election must be made on the form designed for that purpose (the "Form of Election"). A Form of Election is being mailed with this Prospectus/Proxy Statement to all holders of KVB Common Stock on the KVB Record Date. Additional Forms of Election will be made available for all persons who become holders of KVB Common Stock after the Record Date but before the date of the KVB Special Meeting.

    The date of the KVB Special Meeting (August   , 1998) is also the date by
which KVB shareholders must submit their Forms of Election (the "Election Deadline"). An election will be effective only if KVB has received a properly completed and duly executed Form of Election by the Election Deadline. KVB will forward the Forms of Election to the exchange agent ("Exchange Agent") selected by InterWest. A Form of Election, once submitted to KVB, may be revoked or changed by the person who submitted the Form of Election, or by any person to whom the subject shares are subsequently transferred, by written notice to KVB prior to the Election Deadline.

    EACH KVB SHAREHOLDER SHOULD:

    - COMPLETE AND SIGN THE FORM OF ELECTION (YELLOW PAPER)

    - COMPLETE AND SIGN THE PROXY (BLUE PAPER)

    SEND BOTH THE FORM OF ELECTION AND PROXY TO KVB IN THE ENCLOSED PREPAID, PREADDRESSED ENVELOPE AS SOON AS POSSIBLE.

    DO NOT SEND IN YOUR KVB STOCK CERTIFICATE(S) AT THIS TIME.

    If a holder of KVB Common Stock does not submit a properly completed and signed Form of Election that is RECEIVED by KVB prior to the Election Deadline, or if any stockholder has withdrawn from or otherwise failed to perfect their Dissenters' Rights, such stockholder will be deemed to hold "Non-Election Shares" for the purpose of the allocation of the Cash Distribution and the Stock Distribution. InterWest will have the discretion (which it may delegate to the Exchange Agent) to determine whether Forms of Election have been properly completed and signed, and to disregard immaterial defects in Forms of Election. If a Form of Election is determined not to have been properly made, the person having made the election will be deemed to have Non-Election Shares.

    Holders of Non-Election Shares will receive either a Cash Distribution or a Stock Distribution for such shares, depending on the elections made by holders of KVB Common Stock for which a proper election was made, and the resulting adjustment that is required for the 50/50 allocation.

ALLOCATION PROCEDURES

    As described above, the total Merger Consideration to be paid by InterWest for KVB's Common Stock must, pursuant to the Merger Agreement, be divided equally between the Cash Distribution (50%) and the Stock Distribution (50%). This allocation will be achieved in the following manner:

    EXCESS CASH ELECTION SHARES. If the number of Cash Election Shares exceeds 50% of the number of shares of KVB Common Stock outstanding immediately prior to the Effective Date (the "Maximum Cash Election Number"), then

    - Each Stock Election Share will receive the Stock Distribution;

    - Each Non-Election Share will receive the Stock Distribution; and

    - The Exchange Agent will reallocate the Merger Consideration payable to each holder of Cash Election Shares, pro rata (based on the number of Cash Election Shares owned by such holder, as compared with the total number of Cash Election Shares owned by all holders) so that the holders of all Cash Election Shares receive, in total, the Maximum Cash Consideration (the Maximum Cash Election Number multiplied by $72.00), and such holders will receive the remainder of the Merger Consideration payable to them in the form of Stock Distributions.

    EXCESS STOCK ELECTION SHARES. If the number of Stock Election Shares exceeds 50% of the number of shares of KVB Common Stock outstanding immediately prior to the Effective Date (the "Maximum Stock Election Number") then

    - Each Cash Election Share will receive the Cash Distribution;

    - Each Non-Election Share will receive the Cash Distribution; and

    - The Exchange Agent will reallocate the Merger Consideration payable to each holder of Stock Election Shares, pro rata (based on the number of Stock Election Shares owned by such holder, as compared with the total number of Stock Election Shares owned by all holders) so that the holders of all Stock Election Shares receive, in total, a number of shares of InterWest Common Stock equal to the Maximum Stock Election Number multiplied by 1.714 and such holders will receive the remainder of the Merger Consideration payable to them in the form of Cash Distributions.

    NO EXCESS. If there are neither excess Cash Election Shares nor excess Stock Election Shares as described above, then

    - Each Cash Election Share will receive the Cash Distribution;

    - Each Stock Election Share will receive the Stock Distribution; and

    - The Non-Election Shares will be converted into the right to receive either the Cash Distribution or the Stock Distribution, in the following manner:

    If the sum of the number of Non-Election Shares plus the number of Cash Election Shares (the "Aggregate Number") equals or exceeds the Maximum Cash Election Number, then (1) the number of Non-Election Shares to be converted into the right to receive the Stock Distribution will be equal to the Aggregate Number minus the Maximum Cash Election Number, (2) the remaining Non-Election Shares will be converted into the right to receive the Cash Distribution, and
(3) the Exchange Agent will allocate the Merger Consideration payable to each holder of Non-Election Shares in a manner that minimizes the creation of fractional shares of InterWest Common Stock.

MECHANICS OF THE MERGER

    On the Effective Date, KVB will be merged with and into InterWest. At that time, all business, assets, and liabilities formerly carried on or owned by KVB will be transferred to and owned by InterWest. KVB will cease to have a corporate existence separate from InterWest, and KV Bank will be a wholly-owned subsidiary of InterWest.

EFFECTIVE DATE OF THE MERGER

    Unless the parties agree upon another date, the Effective Date of the Merger will be the date ten business days after the fulfillment or waiver of each of the conditions to the obligations of the parties to effect the Merger and the granting of all regulatory approvals. Subject to the foregoing, it is currently anticipated that the Merger will be consummated in the third quarter of 1998. Either InterWest or KVB may terminate the Merger Agreement if the Effective Date does not occur on or before December 31, 1998.

EXCHANGE OF KVB STOCK CERTIFICATES

    As promptly as practicable after the Effective Date, InterWest will send or cause to be sent to each holder of record of KVB Common Stock transmittal materials for use in exchanging all of such holder's certificates representing KVB Common Stock for the Stock Distribution and/or Cash Distribution to which such holder is entitled, as described above. The transmittal materials will contain information and instructions with respect to the surrender and exchange of KVB Common Stock certificates.

    KVB SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

    Upon surrender of all of the certificates for KVB Common Stock registered in the name of a holder of such certificates (or indemnity satisfactory to InterWest and the Exchange Agent selected by InterWest, if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, such Exchange Agent will mail to such holder the Merger Consideration (Stock Distribution and/or Cash Distributions, together with a check for any fractional share interest, as applicable).

    All shares of InterWest Common Stock issued to the holders of KVB Common Stock pursuant to the Merger will be deemed issued as of the Effective Date. InterWest dividends having a record date after the Effective Date will include dividends on all shares of InterWest Common Stock issued in the Merger, but no dividend or other distribution payable to the holders of record of InterWest Common Stock at or as of any time after the Effective Date will be distributed to the holder of any KVB Common Stock certificates until such holder physically surrenders all such certificates as described above. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check for any fractional share interest, will be delivered to such holder, in each case, without interest. After the Effective Date, the stock transfer books of KVB will be closed, and there will be no transfers on the transfer books of KVB of the shares of KVB Common Stock that were outstanding immediately prior to the Effective Date.

CONDITIONS TO CONSUMMATION OF THE MERGER; REGULATORY APPROVALS

    The obligations of KVB and InterWest to consummate the Merger are subject to, among other things, the satisfaction of the following conditions: (i) approval of the Merger Agreement by the holders of at least 75% of the outstanding shares of KVB Common Stock; (ii) receipt of all applicable regulatory approvals without any condition that, in the opinion of InterWest, would deprive InterWest of the material economic or business benefits of the Merger; (iii) no court or government or regulatory authority having taken any action which enjoins or prohibits the Merger; (iv) receipt by InterWest and KVB of the opinion of Graham & Dunn, P.C., dated as of the Effective Date, as to certain federal income tax consequences of the Merger; (v) the InterWest Common Stock to be issued to KVB shareholders having been approved for listing on the Nasdaq National Market; and (vi) employment agreements with the persons described in "--Interests of Certain Persons in the Merger" having been executed.

    The obligations of InterWest are subject to the satisfaction or waiver of certain additional conditions, including: (i) the delivery by KVB of opinions of its legal counsel and certificates executed by certain of its executive officers as to compliance with the Merger Agreement; (ii) the accuracy of the representations and warranties, and compliance in all material respects with the agreements and covenants of KVB; (iii) receipt by InterWest of an agreement from each "affiliate" of KVB restricting the sale of InterWest Common Stock received by such affiliate in the Merger; (iv) the absence of any material adverse change in the financial position or results of operations of KVB; (v) the number of shares of KVB Common Stock for which cash is paid because of payments for Dissenting Shares plus cash payments in lieu of fractional shares does not exceed 5% of the outstanding shares of KVB Common Stock; (vi) KVB's capital is not less than $4.2 million on the Effective Date; and (vii) KV Bank's allowance for possible loan and lease losses is not less than 1% of KV Bank's total outstanding loans and leases and is adequate to absorb anticipated losses.

    The obligations of KVB are also subject to the satisfaction or waiver of certain additional conditions, including: (i) the delivery by InterWest of opinions of its legal counsel and certificates executed by certain of its executive officers as to compliance with the Merger Agreement; (ii) the accuracy of the representations and warranties, and compliance in all material respects with the agreements and covenants of InterWest; (iii) the absence of any material adverse change in the financial position or results of operations of InterWest.

    The Merger is subject to prior approval by the FRB under the BHCA. A Notice/Application for approval of the Merger has been filed with the FRB.

    The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the Merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed Merger.

    InterWest and KVB are not aware of any governmental approvals or compliance with banking laws and regulations that are required for consummation of the Merger other than those described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof. The Merger cannot proceed in the absence of all requisite regulatory approvals. See "--Effective Date of the Merger," "--Conditions to Consummation of the Merger," and "--Amendment or Termination."

    The Merger Agreement provides that if the Merger has not been consummated by December 31, 1998, the Merger Agreement may be terminated by InterWest or KVB. Since there is the possibility that regulatory approval may not be obtained for a substantial period of time after approval of the Merger Agreement by KVB's shareholders, there can be no assurance that the Merger will be consummated by December 31, 1998. In addition, should regulatory approval require any material change, a resolicitation of shareholders may be required if regulatory approval is obtained after stockholder approval of the Merger Agreement.

KVB STOCK OPTION AGREEMENT

    As an inducement to InterWest to enter into the Merger Agreement, KVB has granted an option (the "Option") to InterWest, by agreement dated as of April 20, 1998 (the "Option Agreement") to purchase authorized but unissued shares of KVB Common Stock , which, if issued, would constitute 19.9% of the outstanding KVB Common Stock, at a price of $50 per share. InterWest may only exercise the Option upon (i) the occurrence of certain events set forth in the Option Agreement, and (ii) InterWest's obtaining of any regulatory approvals necessary for the acquisition of the KVB Common Stock subject to the Option; additionally InterWest must have performed its obligations under the Merger Agreement. InterWest may transfer the Option only if an event occurs triggering InterWest's right to exercise the Option. The Option Agreement is attached to this Prospectus/Proxy Statement as APPENDIX B.

AMENDMENT OR TERMINATION

    InterWest may elect to modify the structure of the Merger, but InterWest will not have the right to make any revision to the structure of the Merger which (i) changes the amount or kind of the consideration which KVB shareholders are entitled to receive or (ii) adversely affects the tax treatment to KVB shareholders of receiving such consideration. Prior to the Effective Date of the Merger, any condition of the Merger Agreement may (to the extent allowed by law) be waived in writing by the party benefited by the provision or may be amended or modified by an agreement in writing approved by the Boards of Directors of InterWest and KVB. After approval of the Merger Agreement by the shareholders of KVB, the Merger Agreement may not, without further approval of such shareholders, be amended in any manner that would alter the consideration to be received by KVB shareholders in exchange for their KVB Common Stock.

    The Merger Agreement may be terminated prior to the Effective Date of the Merger, either before or after approval by KVB shareholders, as follows: (i) by the mutual consent of the parties; (ii) by either party if the other party has committed a material breach that cannot be or has not been cured within 30 days after the giving of written notice of such breach; (iii) by either party if the Closing Date shall not have occurred by December 31, 1998; and (iv) by either party if the shareholders of KVB fail to approve the Merger Agreement.

    In the event of the valid termination of the Merger Agreement by either InterWest or KVB, the obligations of the parties to the Merger Agreement will terminate and there will be no liability on the part of either party or their officers or directors except for liability for breach of the Merger Agreement or for any misstatement or misrepresentation made prior to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

    KVB and KV Bank have agreed in the Merger Agreement not to take certain actions without the prior approval of InterWest relating to their operations pending consummation of the Merger. These actions include among other things,
(i) issuing or selling any KVB Common Stock; (ii) KVB paying any dividends, other than a dividend that may be declared and paid for the quarter ending September 30, 1998, if the Merger has not been completed by that date, in an amount (per share) equal to the amount of the InterWest 1998 third quarter cash dividend multiplied by 1.714 (the Exchange Ratio), divided by two (2); (iii) incurring any indebtedness for borrowed money or becoming liable for the obligations of any other entity other than in the ordinary course of business;
(iv) changing its lending, investment, liability management or other material banking policies in any respect; (v) imposing any lien on any share of stock held by KVB; (vi) entering into or amending any employment agreements or any employee benefit plans or granting any increases (other than in the ordinary course of business); (vii) disposing of any material portion of its assets or acquiring any material portion of the business or property of any other entity;
(viii) amending its articles of incorporation or bylaws; (ix) settling any claims involving any liability for material money damages; (x) entering into, terminating or changing any material agreements, except for those agreements that may be terminated by KVB without penalty upon not more than 60 days' prior written notice; and (xi) extending credit other than in accordance with existing lending policies, with specific exceptions granted to KV Bank. Moreover, KVB and KV Bank are required, among other things, to operate their businesses in the usual, regular and ordinary course and to use their best efforts to preserve their business relationships and to retain key employees. Additionally, KVB agrees not to incur expenses in connection with the transaction contemplated by the Merger Agreement in excess of $125,000.

DIRECTORS AND EXECUTIVE OFFICERS AFTER THE MERGER

    The persons serving as directors and executive officers of InterWest immediately prior to the Merger will continue to serve in such capacities following the Merger.

    Following the Merger, the directors of KV Bank will continue to serve through 1998 on the KV Bank Board, along with Mr. Stephen M. Walden, President, Chief Executive Officer and a director of InterWest, and Mr. Gary M. Bolyard, Vice Chairman/Commercial Banking and a director of InterWest. Effective January 1, 1998, InterWest anticipates that the number of directors of KV Bank will be reduced to between five and seven current KV Bank directors, plus Messrs. Walden and Bolyard. The executive officers of KV Bank will remain unchanged immediately following the Merger.

    As a condition to the consummation of the Merger, each of the directors of KVB will enter into a Director's Agreement with InterWest. The Director's Agreements prohibit these directors from competing with InterWest or any of its subsidiaries in Kittitas County for a period of two years after the Effective Date.

EMPLOYEE BENEFIT PLANS

    The Merger Agreement confirms InterWest's intention to allow the employees of KVB and KV Bank who continue as employees after the Merger to participate in certain InterWest employee benefit plans, on substantially the same terms as employees of InterWest and its other subsidiaries. For the purposes of determining eligibility to participate in such plans, and the vesting of benefits under such plans (but not the accrual of benefits under such plans) InterWest will give effect to years of service with KVB or KV Bank as though such service was with InterWest. On the Effective Date, all outstanding and unexercised options to purchase KVB Common Stock will be converted into options to purchase InterWest Common Stock, adjusted as to both number of shares and price using the Exchange Ratio.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    The directors and executive officers of KVB, together with their affiliates, beneficially owned a total of 58,123 shares of KVB Common Stock (representing 29.54% of all outstanding shares of KVB Common Stock) as of the KVB Record Date. The directors and executive officers will receive the same consideration in the Merger for their shares, including any shares which they may acquire prior to the Effective Date pursuant to the exercise of stock options, as the other shareholders of KVB. Certain members of KVB's management and the KVB Board have certain interests in the Merger as described below that are in addition to their interest as shareholders of KVB generally. KVB's Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger contemplated thereby.

    DIRECTORS' AND OFFICERS' LIABILITY. The Merger Agreement provides that following the Effective Date, InterWest will indemnify the directors, officers and employees of KVB against certain liabilities to the extent that such persons were entitled to indemnification under Washington law and the Articles of Incorporation and Bylaws of KVB and KV Bank.

    EMPLOYMENT AGREEMENTS. The following officers of KVB or KV Bank have entered into employment agreements with KV Bank which will become effective upon the consummation of the Merger:

        STEVEN F. HALVERSON. Mr. Halverson's employment agreement calls for him to serve as President and Chief Executive Officer of KV Bank from the Effective Date until December 31, 1999. Mr. Halverson will receive a base annual salary during that term of $120,000 plus a car allowance and director's fees. Mr. Halverson will be entitled to receive all benefits that are generally provided to similarly situated employees of InterWest and will be entitled to receive 40% of the total amount allocated in 1999 for the KV Bank incentive bonus plan for officers. If prior to the end of the agreement's term, Mr. Halverson resigns without good reason (as defined in the agreement) or is dismissed for cause (as defined in the agreement), he will receive a lump sum severance equal to 150% of his base annual salary. If Mr. Halverson completes the term of the agreement or, if prior to the end of the term, he resigns for good reason, is dismissed without cause or dies, Mr. Halverson (or his estate) will receive a lump-sum payment equal to just over twice his base annual salary. The agreement also provides for a restriction of up to two years on Mr. Halverson's ability to compete with InterWest or KV Bank following termination of his employment (voluntary or otherwise).

        RONALD GOODWIN. Mr. Goodwin's employment agreement calls for him to serve as Senior Vice President of KV Bank from the Effective Date until June 30, 2000. Mr. Goodwin will receive a base annual salary of $68,900 and will be entitled to receive all benefits that are provided to similarly situated employees of InterWest and will be entitled to participate in the KV Bank incentive bonus plan for officers. If prior to the end of the agreement's term, Mr. Goodwin resigns without good reason (as defined in the agreement) or is dismissed for cause (as defined in the agreement), he will receive no severance. If before the end of the agreement's term, Mr. Goodwin resigns for good reason or is dismissed without cause, he will receive his base salary in effect through the end of the term plus an amount equal to one fourth of his base salary in effect as of the date of termination. If Mr. Goodwin completes the term of his employment under the agreement, he will receive a lump sum payment equal to one fourth of his base salary in effect at the time. The agreement also provides for a restriction of up to two years on Mr. Goodwin's ability to compete with InterWest or KV Bank following termination of his employment (voluntary or otherwise).

        ZORA PETERSON. Mrs. Peterson's employment agreement calls for her to serve as Vice President of KV Bank from the Effective Date until June 30, 2000. Mrs. Peterson will receive a base annual salary of $48,000 and will be entitled to receive all benefits that are provided to similarly situated employees of InterWest and will be entitled to participate in the KV Bank incentive bonus plan for officers. If prior to the end of the agreement's term, Mrs. Peterson resigns without good reason (as defined in the agreement) or is dismissed for cause (as defined in the agreement), she will receive a lump sum severance equal to one half of her base salary in effect for the calendar year in which she is terminated. If prior to the end of the term Mrs. Peterson resigns for good reason or is dismissed without cause, Mrs. Peterson will receive a lump-sum payment equal to 18 months of her base salary in effect for the calendar year in which her employment is terminated. If Mrs. Peterson remains employed through the end of the term and after expiration of the term is terminated by KV Bank for any reason or resigns for any reason, she will receive a severance equal to 18 months of her base salary in effect for the year of termination. Mrs. Peterson's agreement also provides for a restriction of up to two years on her ability to compete with InterWest or KV Bank following termination of her employment (voluntary or otherwise).

        JANE KIRSCH. Ms. Kirsch's employment agreement calls for her to serve as Controller of KV Bank from the Effective Date until December 31, 1999. Ms. Kirsch will receive a base annual salary of $44,004 and will be entitled to receive all benefits that are provided to similarly situated employees of InterWest and will be entitled to participate in the KV Bank incentive bonus plan for officers. If prior to the end of the agreement's term, Ms. Kirsch resigns without good reason (as defined in the agreement) or is dismissed for cause (as defined in the agreement), Ms. Kirsch will be entitled no severance payment. If before the end of the agreement's term, Ms. Kirsch resigns for good reason or is dismissed without cause, she will receive her base salary in effect through the end of the term plus an amount equal to one fourth of her base salary in effect as of the date of termination. If Ms. Kirsch completes the term of her employment under the agreement, she will receive a lump sum payment equal to one fourth of her base salary in effect at the time. Ms. Kirsch's agreement also provides for no restriction on her ability to compete with InterWest or KV Bank following termination of her employment.

    DIRECTOR NON-COMPETITION AGREEMENTS. Each director of Kittitas has signed an agreement which restricts such director's ability to compete with InterWest or any of its subsidiaries or affiliates within Kittitas County, Washington for a period of 2 years after the Effective Date of the Merger.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following is a discussion of the material federal income tax consequences of the Merger that are generally applicable to KVB shareholders. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended ("Code"), existing regulations thereunder (including final, temporary or proposed), and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein. The following discussion is intended only as a summary of the material federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all of the potential tax effects relevant to a decision on whether to vote in favor of approval of the Merger Agreement.

    Consummation of the Merger is conditioned upon the receipt by InterWest and KVB of an opinion of Graham & Dunn, P.C., special counsel to InterWest, to the effect that if the Merger is consummated in accordance with the term set forth in the Merger Agreement, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The opinion of counsel, which will be delivered on the Closing Date, is filed as an exhibit to the Registration Statement, and the foregoing is only a summary of such tax consequences as described in the opinion. An opinion of counsel only represents counsel's best legal judgment, and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service (the "IRS") or a court considering the issues. Neither KVB nor InterWest has requested or will request a ruling from the IRS with regard to the federal income tax consequences of the Merger.

    If the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a "reorganization" for federal income tax purposes under Section 368(a)(1)(A) of the Code with the following federal income tax consequences:

    (1) No gain or loss will be recognized by InterWest or KVB as a result of the Merger.

    (2) KVB shareholders who receive solely shares of InterWest Common Stock in exchange for their KVB Common Stock pursuant to the Merger will recognize no gain or loss, except with respect to cash received in lieu of fractional shares, if any, as discussed below.

    (3) A KVB shareholder who receives only cash (i) in exchange for shares of KVB Common Stock pursuant to the Merger or (ii) as a result of the exercise of dissenters' rights, will realize gain or loss for federal income tax purposes (determined separately as to each block of KVB Common Stock exchanged) in an amount equal to the difference between (x) the amount of cash received by such shareholder, and (y) such shareholder's tax basis for the shares of KVB Common Stock surrendered in exchange therefor, provided that the cash payment does not have the effect of the distribution of a dividend. Any such gain or loss will be recognized for federal income tax purposes and will be treated as capital gain or loss. However, if the cash payment does have the effect of the distribution of a dividend, the amount of taxable income recognized generally will equal the amount of cash received; such income generally will be taxable as a dividend; and no loss (or other recovery of such shareholder's tax basis for the shares of KVB Common Stock surrender in the exchange) generally will be recognized by such shareholder. The determination of whether a cash payment has the effect of the distribution of a dividend will be made pursuant to the provisions and limitations of Section 302 of the Code, taking into account the constructive stock ownership rules of
       Section 318 of the Code. See "--Impact of Section 302 of the Code," below.

    (4) A KVB shareholder who receives shares of InterWest Common Stock and cash in exchange for shares of KVB Common Stock in the Merger will realize gain (determined separately as to each block of KVB Common Stock exchanged) if the sum of the amount of cash and the fair market value of the shares of InterWest Common Stock received by such shareholder exceeds such shareholder's tax basis for the shares of KVB Common Stock surrendered in exchange therefor. The amount of such gain that is recognized for federal income tax purposes will be limited to the amount of cash received. If the amount of cash received exceeds the amount of gain realized, only the amount of gain realized will be recognized for federal income tax purposes. Any such gain recognized will be taxable as capital gain, provided that the cash payment does not have the effect of the distribution of a dividend. Any loss realized will not be recognized for federal income tax purposes. Under Section 356 of the Code, the determination of whether a cash payment has the effect of the distribution of a dividend generally will be made in accordance with the provisions and limitations of Section 302 of the Code, taking into account the constructive stock ownership rules of Section 318 of the Code. See "--Impact of Section 302 of the Code," below.

    (5) The aggregate adjusted tax basis of the shares of InterWest Common Stock received by each KVB shareholder in the Merger (including any fractional share of InterWest Common Stock deemed to be received, as described in paragraph 7 below), will be equal to the aggregate adjusted tax basis of the shares of KVB Common Stock surrendered, decreased by the amount of any cash received and increased by the amount of any gain (or dividend) recognized.

    (6) The holding period of the shares of InterWest Common Stock (including any fractional shares of InterWest Common Stock deemed to be received, as described in paragraph 7 below) will include the holding period of the shares of KVB Common Stock exchanged therefor.

    (7) A KVB shareholder who receives cash in the Merger in lieu of a fractional share of InterWest Common Stock will be treated as if the fractional share had been received in the Merger and then redeemed by InterWest in return for the cash. The receipt of such cash will cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such shareholder's adjusted tax basis in the shares of InterWest Common Stock allocable to the fractional share.

    IMPACT OF SECTION 302 OF THE CODE. The determination of whether a cash payment has the effect of the distribution of a dividend generally will be made in accordance with the provisions of Section 302 of the Code. A cash payment to a KVB shareholder will be considered not to have the effect of the distribution of a dividend under Section 302 of the Code and such shareholder will recognize capital gain or loss only if the cash payment (i) results in a "complete redemption" of such shareholder's actual and constructive stock interest, (ii) results in a "substantially disproportionate" reduction in such shareholder's actual and constructive stock interest or (iii) is "not essentially equivalent to a dividend."

    A cash payment will result a "complete redemption" of a shareholder's stock interest and such shareholder will recognize capital gain or loss if such shareholder does not actually or constructively own any stock after the receipt of the cash payment. A reduction in a shareholder's stock interest will be "substantially disproportionate" and such shareholder will recognize capital gain or loss if (i) the percentage of outstanding shares actually and constructively owned by such shareholder after the receipt of the cash payment is less than four-fifths (80%) of the percentage of outstanding shares actually and constructively owned by such shareholder immediately prior to the receipt of the cash payment. A cash payment will qualify as "not essentially equivalent to a dividend" and a shareholder will recognize capital gain or loss if it results in a meaningful reduction in the percentage of outstanding shares actually and constructively owned by such shareholder. No specific tests apply to determine whether a reduction in a shareholder's ownership interest is meaningful; rather, such determination will be made based on all the facts and circumstances applicable to such KVB shareholder. No general guidelines dictating the appropriate interpretation of facts and circumstances have been announced by the courts or issued by the Internal Revenue Service (the "Service"). However, the Service has indicated in Revenue Ruling 76-385 that a minority shareholder (i.e., a holder who exercises no control over corporate affairs and whose proportionate stock interest is minimal in relation to the number of shares outstanding) generally is treated as having had a "meaningful reduction" in interest if a cash payment reduces such holder's actual and constructive stock ownership to any extent.

    The determination of ownership for purposes of the three foregoing tests will be made by taking into account both shares owned actually by such shareholder and shares owned constructively by such shareholder pursuant to
Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own stock that is actually or constructively owned by certain members of his or her family (spouse, children, grandchildren and parents) and other related parties including, for example, certain entities in which such shareholder has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as shares of stock that such shareholder (or a related person) has the right to acquire upon exercise of an option or conversion right. Section 302(c)(2) of the Code provides certain exceptions to the family attribution rules for the purpose of determining whether a complete redemption of shareholder's interest has occurred for purposes of Section 302 of the Code. These exceptions apply only to KVB shareholders who receive, in the Merger, solely cash in return for KVB Common Stock they actually own.

    BECAUSE THE DETERMINATION OF WHETHER A PAYMENT WILL BE TREATED AS HAVING THE EFFECT OF THE DISTRIBUTION OF A DIVIDEND WILL GENERALLY DEPEND UPON THE FACTS AND CIRCUMSTANCES OF EACH KVB SHAREHOLDER, KVB SHAREHOLDERS ARE STRONGLY ADVISED TO CONSUL THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF CASH RECEIVED IN THE MERGER.

    Each KVB shareholder's ability to elect the type of consideration he or she receives pursuant to the Merger affords each such shareholder the opportunity to select that type of consideration which will best serve his or her personal tax and financial planning needs. However, each KVB shareholder should be aware that his or her ability to satisfy (or, alternatively, fail to satisfy) any of the foregoing tests and thereby avoid (or, alternatively, obtain) dividend treatment may be affected by any reallocation of the type of Merger Consideration by the Exchange Agent, pursuant to the Merger Agreement. See "--Basic Terms of the Merger" and "--Allocation Procedures."

    THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH KVB SHAREHOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH KVB SHAREHOLDER. IN VIEW OF THE INDIVIDUAL NATURE OF INCOME TAX CONSEQUENCES, EACH KVB SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT OF THE MERGER

    It is anticipated that the Merger will be accounted for using the purchase method of accounting by InterWest under generally accepted accounting principles. Accordingly, using the purchase method of accounting, the assets and liabilities of KVB will be recorded by InterWest at their respective fair values at the time of the acquisition. The excess of InterWest's purchase price over the net fair value of assets acquired and liabilities assumed, including identifiable intangible assets, is recorded as goodwill and amortized as an expense over periods not to exceed 25 years. Under the purchase method of accounting, prior period financial statements are not restated and the results of operation of KV Bank will be included in InterWest's consolidated statement of operations after the date of acquisition.

DISSENTERS' RIGHTS OF APPRAISAL

    In accordance with the Appraisal Laws, KVB shareholders have the right to dissent from the Merger and to receive payment in cash for the "fair value" of their shares of KVB Common Stock.

    If the number of shares of KVB Common Stock for which cash is paid (in payments for Dissenting Shares plus cash payments in lieu of fractional shares of KVB Common Stock) exceeds 5% of the outstanding shares of KVB Common Stock, InterWest may elect not to consummate the Merger. KVB shareholders electing to exercise dissenters' rights must comply with the provisions of the Appraisal Laws in order to perfect their rights. KVB and InterWest will require strict compliance with the statutory procedures. The following is intended as a brief summary of the material provisions of the procedures required to be followed by a KVB shareholder in order to dissent from the Merger and perfect the shareholder's dissenters' rights. THIS SUMMARY, HOWEVER, IS NOT A COMPLETE STATEMENT OF ALL APPLICABLE REQUIREMENTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPRAISAL LAWS, THE FULL TEXT OF WHICH IS SET FORTH IN APPENDIX C HERETO.

    A KVB shareholder who wishes to assert dissenters' rights must (a) deliver to KVB before the Special Meeting written notice of the shareholder's intent to demand payment for the shareholder's shares if the Merger is effected, and (b) not vote such shares in favor of the Merger. A shareholder wishing to deliver such notice should hand deliver or mail such notice to KVB at the following address:

                         Kittitas Valley Bancorp, Inc.

                              101 West 8th Avenue

                              Ellensburg, WA 98926

                           Attn: Steven F. Halverson

    A shareholder who wishes to exercise dissenters' rights generally must dissent with respect to all of the shares the shareholder owns or over which the shareholder has the power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom which to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by notifying KVB in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. A beneficial shareholder may assert dissenters' rights directly by submitting to KVB the record shareholder's written consent and by dissenting with respect to all the shares of which the shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

    A SHAREHOLDER WHO DOES NOT DELIVER TO KVB PRIOR TO THE SPECIAL MEETING A WRITTEN NOTICE OF THE SHAREHOLDER'S INTENT TO DEMAND PAYMENT FOR THE "FAIR VALUE" OF THE SHARES WILL LOSE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS. IN ADDITION, ANY SHAREHOLDER ELECTING TO EXERCISE DISSENTERS' RIGHTS MUST EITHER VOTE AGAINST THE MERGER OR ABSTAIN FROM VOTING.

    If the Merger is effected, InterWest shall, within 10 days after the Effective Date of the Merger, deliver a written notice to all shareholders who properly perfected their dissenters' rights. Such notice will, among other things, (a) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (b) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (c) supply a form for demanding payment; and (d) set a date by which InterWest must receive the payment demand, which date will be between 30 and 60 days after notice is delivered.

    A shareholder wishing to exercise dissenters' rights must at that time file the payment demand and deliver share certificates as required in the notice. Failure to do so will cause such person to lose such dissenters' rights.

    Within 30 days after the Merger occurs or receipt of the payment demand, whichever is later, KVB will pay each dissenter with properly perfected dissenters' rights InterWest's estimate of the "fair value" of the shareholder's interest, plus accrued interest from the Effective Date of the Merger. With respect to a dissenter who does not beneficially own shares of KVB Common Stock prior to the public announcement of the Merger, KVB is required to make the payment only after the dissenter has agreed to accept the payment in full satisfaction of the dissenter's demands. "Fair value" means the value of the shares immediately before the Effective Date of the Merger, excluding any appreciation in anticipation of the Merger. The rate of interest is generally required to be the rate at which KVB can borrow money from other banks.

    A dissenter dissatisfied with InterWest's estimate of the fair value may notify InterWest of the dissenter's estimate of the fair value. If InterWest does not accept the dissenter's estimate and the parties do not otherwise settle on a fair value, then InterWest must within 60 days petition a court to determine the fair value.

    In view of the complexity of the Appraisal Laws, shareholders of KVB who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

RESALE OF INTERWEST COMMON STOCK

    The InterWest Common Stock to be issued in the Merger will be transferable free of restrictions under the 1933 Act, except for shares received by persons, including directors and executive officers of KVB, who may be deemed to be "affiliates" of KVB, as that term is used in (i) paragraphs (c) and (d) of Rule 145 under the 1933 Act and/or (ii) Accounting Series Releases 130 and 135, as amended, of the SEC. Affiliates may not sell their shares of InterWest Common Stock acquired in the Merger, except (a) pursuant to an effective registration statement under the 1933 Act covering those shares, (b) in compliance with Rule 145, or (c) in accordance with an opinion of counsel reasonably satisfactory to InterWest, under other applicable exemptions from the registration requirements of the 1933 Act. InterWest will obtain customary agreements with all KVB directors, officers, and affiliates of KVB and InterWest, under which such persons have represented that they will not dispose of their shares of InterWest Common Stock received in the Merger or the shares of KVB Common Stock or InterWest Common Stock held by them before the Merger, except in compliance with the 1933 Act and the rules and regulations promulgated thereunder. This Prospectus/Proxy Statement does not cover any resales of the InterWest Common Stock received by affiliates of KVB.

NO SOLICITATION

    The KVB has agreed in the Merger Agreement that neither it nor any of its subsidiaries will solicit, initiate or encourage inquiries or proposals with respect to or, except as required by the fiduciary duties of the KVB Board, furnish any nonpublic information relating to or participate in any negotiations concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, KVB or any of its subsidiaries or any merger or other business combination with KVB or any of its subsidiaries.

EXPENSES

    The Merger Agreement provides that InterWest and KVB will each pay their own expenses in connection with the Merger Agreement and the transactions contemplated thereby, except that printing expenses for this Prospectus/Proxy Statement will be shared equally.

          INTERWEST PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The following tables set forth unaudited condensed combined historical financial statements for InterWest to reflect the recent mergers with Puget, Pacific and Pioneer. These mergers have been accounted using the pooling of interest method by InterWest under generally accepted accounting principles. Accordingly, prior period financial statements are restated to include the accounts of the merged companies as if the companies were combined for all periods presented. The merger with Puget was completed during January, 1998 and the financial statements for InterWest as of and for the quarters ended March 31, 1998 and 1997 include Puget. The mergers with Pacific and Pioneer were completed during June, 1998 and InterWest's historical financial statements do not currently include the accounts of Pacific or Pioneer.

                         INTERWEST, PACIFIC AND PIONEER

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                 AS OF AND FOR THE QUARTER ENDED MARCH 31, 1998

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                       PROFORMA
                                                                                                       COMBINED
                                                                                                      INTERWEST,
                                                                                                     PACIFIC AND
                                                                INTERWEST     PACIFIC     PIONEER      PIONEER
                                                               ------------  ----------  ----------  ------------
CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION
Cash and cash equivalents....................................  $     79,936  $   29,850  $    7,415  $    117,201
Securities...................................................       725,770      22,688      33,564       782,022
Loans receivable, net........................................     1,211,065     135,886      62,791     1,409,742
Other assets.................................................        74,251       5,759       4,147        84,157
                                                               ------------  ----------  ----------  ------------
Total assets.................................................  $  2,091,022  $  194,183  $  107,917  $  2,393,122
                                                               ------------  ----------  ----------  ------------
                                                               ------------  ----------  ----------  ------------

Total deposits...............................................  $  1,238,725  $  166,229  $   86,623  $  1,491,577
Borrowings...................................................       696,444      10,000      10,949       717,393
Accrued expenses and other liabilities.......................        14,497       1,577       1,008        17,082
                                                               ------------  ----------  ----------  ------------
Total liabilities............................................     1,949,666     177,806      98,580     2,226,052
Total stockholders' equity...................................       141,356      16,377       9,337       167,070
                                                               ------------  ----------  ----------  ------------
Total liabilities and stockholders' equity...................  $  2,091,022  $  194,183  $  107,917  $  2,393,122
                                                               ------------  ----------  ----------  ------------
                                                               ------------  ----------  ----------  ------------

CONDENSED COMBINED STATEMENT OF INCOME
Interest Income..............................................  $     38,392  $    3,692  $    2,009  $     44,093
Interest Expense.............................................        22,540       1,156         958        24,654
Net Interest Income Before Provision for Losses on Loans.....        15,852       2,536       1,051        19,439
                                                               ------------  ----------  ----------  ------------
Provision for Losses on Loans................................           420          22         129           571
                                                               ------------  ----------  ----------  ------------
Net Interest Income After Provision for Losses on Loans......        15,432       2,514         922        18,868
Noninterest income...........................................         5,340         433         901         6,674
Noninterest expense..........................................        13,576       2,028       1,304        16,908
                                                               ------------  ----------  ----------  ------------
Income before income taxes...................................         7,196         919         519         8,634
                                                               ------------  ----------  ----------  ------------
Income Tax Expense...........................................         2,566         313         202         3,081
                                                               ------------  ----------  ----------  ------------
Net Income...................................................  $      4,630  $      606  $      317  $      5,553
                                                               ------------  ----------  ----------  ------------
                                                               ------------  ----------  ----------  ------------
Basic Net Income Per Share...................................  $       0.55  $     1.53  $     0.91  $       0.53
                                                               ------------  ----------  ----------  ------------
                                                               ------------  ----------  ----------  ------------
Diluted Net Income Per Share.................................  $       0.54  $     1.47  $     0.88  $       0.52
                                                               ------------  ----------  ----------  ------------
                                                               ------------  ----------  ----------  ------------

                         INTERWEST, PACIFIC AND PIONEER

                 AS OF AND FOR THE QUARTER ENDED MARCH 31, 1998

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                       PROFORMA
                                                                                                       COMBINED
                                                                                                      INTERWEST,
                                                                                                     PACIFIC AND
                                                                INTERWEST     PACIFIC     PIONEER      PIONEER
                                                               ------------  ----------  ----------  ------------
Interest Income..............................................  $     34,290  $    3,078  $    1,929  $     39,297
Interest Expense.............................................        19,421         939         914        21,274
                                                               ------------  ----------  ----------  ------------
Net Interest Income Before Provision for Losses on Loans.....        14,869       2,139       1,015        18,023
                                                               ------------  ----------  ----------  ------------
Provision for Losses on Loans................................           321          59          50           430
                                                               ------------  ----------  ----------  ------------
Net Interest Income After Provision on Loans.................        14,548       2,080         965        17,593
Noninterest income...........................................         3,328         298         422         4,048
Noninterest expense..........................................         9,918       1,688       1,105        12,711
                                                               ------------  ----------  ----------  ------------
Income before income taxes...................................         7,958         690         282         8,930
                                                               ------------  ----------  ----------  ------------
Income Tax Expense...........................................         2,752         239          93         3,084
                                                               ------------  ----------  ----------  ------------
Net Income...................................................  $      5,206  $      451  $      189  $      5,846
                                                               ------------  ----------  ----------  ------------
                                                               ------------  ----------  ----------  ------------
Basic Net Income Per Share...................................  $       0.62  $     1.16  $     0.54  $       0.56
                                                               ------------  ----------  ----------  ------------
                                                               ------------  ----------  ----------  ------------
Diluted Net Income Per Share.................................  $       0.61  $     1.12  $     0.52  $       0.55
                                                               ------------  ----------  ----------  ------------
                                                               ------------  ----------  ----------  ------------

                     INTERWEST, PUGET, PACIFIC AND PIONEER

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                AS OF AND FOR THE YEAR ENDED SEPTEMBER 30, 1997

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                       PROFORMA
                                                                                                       COMBINED
                                                                                                      INTERWEST,
                                                                                                        PUGET,
                                                                                                     PACIFIC AND
                                                     INTERWEST      PUGET     PACIFIC     PIONEER      PIONEER
                                                    ------------  ---------  ----------  ----------  ------------
CONDENSED COMBINED STATEMENT OF FINANCIAL
  CONDITION
Cash and cash equivalents.........................  $    205,398  $   3,327  $   31,343  $    8,046  $    248,114
Securities........................................       654,913      9,401      24,697      33,661       722,672
Loans receivable, net.............................     1,114,711     38,731     134,928      60,311     1,348,681
Other assets......................................        71,683      1,651       6,275       3,853        83,462
                                                    ------------  ---------  ----------  ----------  ------------
Total assets......................................  $  2,046,705  $  53,110  $  197,243  $  105,871  $  2,402,929
                                                    ------------  ---------  ----------  ----------  ------------
                                                    ------------  ---------  ----------  ----------  ------------

Total deposits....................................  $  1,171,440  $  45,603  $  165,817  $   85,601  $  1,468,461
Borrowings........................................       731,077      1,200      13,500      10,191       755,968
Accrued expenses and other liabilities............        14,364        379       1,948       1,039        17,730
                                                    ------------  ---------  ----------  ----------  ------------
Total liabilities.................................     1,916,881     47,182     181,265      96,831     2,242,159
Total stockholders' equity........................       129,824      5,928      15,978       9,040       160,770
                                                    ------------  ---------  ----------  ----------  ------------
Total liabilities and stockholders' equity........  $  2,046,705  $  53,110  $  197,243  $  105,871  $  2,402,929
                                                    ------------  ---------  ----------  ----------  ------------
                                                    ------------  ---------  ----------  ----------  ------------

CONDENSED COMBINED STATEMENT OF INCOME
Interest Income...................................  $    138,011  $   4,446  $   14,113  $    8,636  $    165,206
Interest Expense..................................        80,903      1,672       4,629       3,877        91,081
Net Interest Income Before Provision for Losses on
  Loans...........................................        57,108      2,774       9,484       4,759        74,125
                                                    ------------  ---------  ----------  ----------  ------------
Provision for Losses on Loans.....................         1,000         68         252         188         1,508
                                                    ------------  ---------  ----------  ----------  ------------
Net Interest Income After Provision for Losses on
  Loans...........................................        56,108      2,706       9,232       4,571        72,617
Noninterest income................................        14,714        492       1,531       1,908        18,645
Noninterest expense...............................        39,765      1,961       7,327       4,979        54,032
                                                    ------------  ---------  ----------  ----------  ------------
Income before income taxes........................        31,057      1,237       3,436       1,500        37,230
                                                    ------------  ---------  ----------  ----------  ------------
Income Tax Expense................................        10,758        322       1,182         419        12,681
                                                    ------------  ---------  ----------  ----------  ------------
Net Income........................................  $     20,299  $     915  $    2,254  $    1,081  $     24,549
                                                    ------------  ---------  ----------  ----------  ------------
                                                    ------------  ---------  ----------  ----------  ------------
Basic Net Income Per Share........................  $       2.53  $    4.21  $     5.79  $     3.09  $       2.37
                                                    ------------  ---------  ----------  ----------  ------------
                                                    ------------  ---------  ----------  ----------  ------------
Diluted Net Income Per Share......................  $       2.48  $    4.15  $     5.55  $     2.98  $       2.30
                                                    ------------  ---------  ----------  ----------  ------------
                                                    ------------  ---------  ----------  ----------  ------------

                     INTERWEST, PUGET, PACIFIC AND PIONEER

                AS OF AND FOR THE YEAR ENDED SEPTEMBER 30, 1997

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                       PROFORMA
                                                                                                       COMBINED
                                                                                                      INTERWEST,
                                                                                                        PUGET,
                                                                                                     PACIFIC AND
                                                     INTERWEST      PUGET     PACIFIC     PIONEER      PIONEER
                                                    ------------  ---------  ----------  ----------  ------------
CONDENSED COMBINED STATEMENT OF FINANCIAL
  CONDITION
Cash and cash equivalents.........................  $     48,501  $   2,767  $   18,623  $   10,083  $     79,974
Securities........................................       624,791     10,664      28,319      30,102       693,876
Loans receivable, net.............................       975,971     30,473     109,333      54,494     1,170,271
Other assets......................................        62,888      1,422       4,490       3,464        72,264
                                                    ------------  ---------  ----------  ----------  ------------
Total assets......................................  $  1,712,151  $  45,326  $  160,765  $   98,143  $  2,016,385
                                                    ------------  ---------  ----------  ----------  ------------
                                                    ------------  ---------  ----------  ----------  ------------

Total deposits....................................  $  1,120,743  $  40,111  $  146,325  $   82,223  $  1,389,402
Borrowings........................................       460,497        400           0       5,796       466,693
Accrued expenses and other liabilities............        19,890        347         841       1,565        22,643
                                                    ------------  ---------  ----------  ----------  ------------
Total liabilities.................................     1,601,130     40,858     147,166      89,584     1,878,738
Total stockholders' equity........................       111,021      4,468      13,599       8,559       137,647
                                                    ------------  ---------  ----------  ----------  ------------
Total liabilities and stockholders' equity........  $  1,712,151  $  45,326  $  160,765  $   98,143  $  2,016,385
                                                    ------------  ---------  ----------  ----------  ------------
                                                    ------------  ---------  ----------  ----------  ------------

CONDENSED COMBINED STATEMENT OF INCOME
Interest Income...................................  $    120,913  $   3,708  $   11,548  $    7,658  $    143,827
Interest Expense..................................        68,808      1,445       3,745       3,129        77,127
                                                    ------------  ---------  ----------  ----------  ------------
Net Interest Income Before Provision for Losses on
  Loans...........................................        52,105      2,263       7,803       4,529        66,700
                                                    ------------  ---------  ----------  ----------  ------------
Provision for Losses on Loans.....................         1,960         62         158         272         2,452
                                                    ------------  ---------  ----------  ----------  ------------
Net Interest Income After Provision on Loans......        50,145      2,201       7,645       4,257        64,248
Noninterest income................................        12,553        333       1,167       1,691        15,744
Noninterest expense...............................        43,819      1,586       5,996       4,315        55,716
                                                    ------------  ---------  ----------  ----------  ------------
Income before income taxes........................        18,879        948       2,816       1,633        24,276
                                                    ------------  ---------  ----------  ----------  ------------
Income Tax Expense................................         6,108        237         970         470         7,785
                                                    ------------  ---------  ----------  ----------  ------------
Net Income........................................  $     12,771  $     711  $    1,846  $    1,163  $     16,491
                                                    ------------  ---------  ----------  ----------  ------------
                                                    ------------  ---------  ----------  ----------  ------------
Basic Net Income Per Share........................  $       1.62  $    3.39  $     4.80  $     3.22  $       1.61
                                                    ------------  ---------  ----------  ----------  ------------
                                                    ------------  ---------  ----------  ----------  ------------
Diluted Net Income Per Share......................  $       1.58  $    3.39  $     4.63  $     3.14  $       1.57
                                                    ------------  ---------  ----------  ----------  ------------
                                                    ------------  ---------  ----------  ----------  ------------

                     INTERWEST, PUGET, PACIFIC AND PIONEER
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     FOR THE YEAR ENDED SEPTEMBER 30, 1995
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                           PROFORMA
                                                                                                           COMBINED
                                                                                                          INTERWEST,
                                                                                                            PUGET,
                                                                                                          PACIFIC AND
                                                             INTERWEST     PUGET     PACIFIC    PIONEER     PIONEER
                                                             ----------  ---------  ---------  ---------  -----------
Interest Income............................................  $  100,264  $   3,224  $  10,082  $   6,161   $ 119,731
Interest Expense...........................................      57,926      1,337      3,366      2,490      65,119
                                                             ----------  ---------  ---------  ---------  -----------
Net Interest Income Before Provision for Losses on Loans...      42,338      1,887      6,716      3,671      54,612
                                                             ----------  ---------  ---------  ---------  -----------
Provision for Losses on Loans..............................         720         22         35        152         929
                                                             ----------  ---------  ---------  ---------  -----------
Net Interest Income After Provision for Losses on Loans....      41,618      1,865      6,681      3,519      53,683
Noninterest income.........................................       9,993        272      1,083      1,682      13,030
Noninterest expense........................................      29,902      1,416      5,433      3,967      40,718
                                                             ----------  ---------  ---------  ---------  -----------
Income before income taxes.................................      21,709        721      2,331      1,234      25,995
                                                             ----------  ---------  ---------  ---------  -----------
Income Tax Expense.........................................       7,347        193        792        389       8,721
                                                             ----------  ---------  ---------  ---------  -----------
Net Income.................................................  $   14,362  $     528  $   1,539  $     845   $  17,274
                                                             ----------  ---------  ---------  ---------  -----------
                                                             ----------  ---------  ---------  ---------  -----------
Basic Net Income Per Share.................................  $     1.83  $    2.53  $    4.02  $    2.34   $    1.70
                                                             ----------  ---------  ---------  ---------  -----------
                                                             ----------  ---------  ---------  ---------  -----------
Diluted Net Income Per Share...............................  $     1.80  $    2.53  $    3.90  $    2.29   $    1.67
                                                             ----------  ---------  ---------  ---------  -----------
                                                             ----------  ---------  ---------  ---------  -----------

NOTES TO PRO FORMA UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

1. FISCAL YEAR ENDS

    The pro forma condensed combined statements of income for the years ended September 30, 1997, 1996 and 1995 have been adjusted to conform to Puget's, Pacific's and Pioneer's December 31 fiscal year ends with InterWest's September 30 fiscal year end in accordance with generally accepted accounting principles.

2. NET INCOME PER SHARE

    Basic and diluted net income per share is computed based on the weighted average number of basic and diluted common shares outstanding during the periods presented. Diluted common shares outstanding include common stock equivalents computed using the treasury stock method. Common stock equivalents include shares issuable upon exercise of common stock options. Pro forma basic and diluted net income per share for the periods presented is computed based on the respective exchange ratios for Puget, Pacific and Pioneer of 1.67, 3.95 and 1.34, respectively.

                    BUSINESSES OF THE PARTIES TO THE MERGER

INFORMATION CONCERNING INTERWEST

    INTERWEST. InterWest is a bank holding company registered under the BHCA. The business of InterWest consists primarily of holding 100% of the capital stock of InterWest Bank, FNBP, Pacific and Pioneer. At March 31, 1998, InterWest and its subsidiaries (which did not, as of such date, include Pacific or Pioneer) had consolidated total assets of approximately $2.1 billion, total loans receivable and loans held for sale of approximately $1.2 billion, total deposits of approximately $1.2 billion and stockholders' equity of approximately $141.4 million.

    INTERWEST BANK. InterWest Bank is a state-chartered savings bank and is regulated by the Division and by the FDIC, its primary federal regulator and the insurer of its deposits. InterWest Bank's deposits are insured up to applicable limits under the SAIF and BIF of the FDIC. InterWest Bank is currently in the process of transforming from a traditional thrift to a financial institution with business banking in its portfolio of products. InterWest Bank is a community oriented bank which provides a wide range of financial services for individual and business customers. The principal lending activity of InterWest Bank is the origination of single-family residential mortgage loans and, to a lesser extent, loans secured by commercial properties, consumer loans, commercial loans and agricultural loans. InterWest Bank offers various types of deposit accounts, including savings, checking accounts, money market accounts and a variety of certificate accounts. As of March 31, 1998, InterWest Bank conducted its business through 39 full-service branch offices located in the western and central parts of the State of Washington and one lending office located in Everett, Washington. These offices are located primarily in towns, small cities, suburbs and to a lesser extent, metropolitan markets.

    FNBP. FNBP is a national banking association and is regulated primarily by the OCC. FNBP's deposits are insured up to applicable limits by the BIF. InterWest acquired FNBP in a merger with FNBP's former bank holding company on January 15, 1998. FNBP operates a main office in Port Orchard, a branch in Bremerton and a branch in Gig Harbor, all in the State of Washington. Its primary service area is Kitsap County.

    PACIFIC. Pacific Northwest Bank has been a wholly-owned subsidiary of InterWest since June 15, 1998, when it merged with a newly-formed bank subsidiary of InterWest. Pacific has locations in Seattle, Bellevue, Lynwood and Kent, Washington. Pacific is a Washington state-chartered bank, and commenced operations in October 1988.

    PIONEER. Pioneer National Bank has been a wholly-owned subsidiary of InterWest since June 16, 1998, when Pioneer's former holding company merged with InterWest. Pioneer operates a main office in Yakima, three branch offices in Yakima, and one branch office in Kennewick, Washington. Pioneer is a national bank, chartered under the laws of the United States in July 1977.

    InterWest anticipates that a source of future growth for InterWest will be through acquisitions. InterWest believes that many shareholders of other financial institutions are seeking to sell their institutions for a variety of reasons, including lack of stockholder liquidity, management succession plans and increasing competition. InterWest actively reviews proposals for various acquisition opportunities. InterWest has established a due diligence review process to evaluate potential acquisitions and has established parameters for potential acquisitions relating to market factors, financial performance and certain nonfinancial factors. Successful completion of acquisitions by InterWest depends on several factors such as the availability of suitable acquisition candidates, necessary regulatory and stockholder approval and compliance with applicable capital requirements.

    Financial and other information relating to InterWest, including information relating to InterWest's directors and executive officers, is set forth in InterWest's 1997 10-K, InterWest's 1998 10-Qs, and InterWest's 1998 Proxy Statement, and the Form S-4 filed by InterWest (SEC File No. 333-49131) on

April 1, 1998, copies of which may be obtained from InterWest as indicated under "INFORMATION INCORPORATED BY REFERENCE."

YEAR 2000 ISSUES

    The century date change for the Year 2000 is a serious issue that may impact virtually every organization, including InterWest. The challenge is especially important to financial institutions since many processes, such as interest accruals and payments, are date sensitive and InterWest has interaction with numerous customers, vendors and third party service providers whom must also address the century date change issue.

    InterWest has developed a plan, is developing contingency plans and has performed assessments on its systems. As part of InterWest's process to address the Year 2000 issue, InterWest has implemented a program to monitor the Year 2000 efforts of its suppliers, service providers and large customers. Testing on systems identified as critical to validate upgrades, vendor certification and other changes necessary is expected to begin in 1998. Current estimates indicate that renovation costs will not be material to InterWest results of operations. Costs incurred related to renovating and testing will be expensed in the period incurred. InterWest could possibly be impacted by the century change to the extent other entities not affiliated with InterWest are unsuccessful in addressing this issue.

    The discussion above with regards to the century date change for the year 2000 includes certain "forward looking statements" concerning the future operations of InterWest. It is InterWest's desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing InterWest of the protections of such safe harbor with respect to all "forward looking statements." Management's ability to predict results of the effect of future plans is inherently uncertain, and is subject to factors that may cause actual results to differ materially from those projected. Factors that could affect the actual results include the possibility that systems modifications will not operate as intended, unexpected costs, and the uncertainty associated with the impact of the century change on InterWest's customers, vendors and third party service providers.

INFORMATION CONCERNING KVB

BUSINESS

    KVB was incorporated on April 25, 1995, in the State of Washington and became a registered holding company through the acquisition of KV Bank on May 31, 1995. KVB's principal business is to hold 100% of the capital stock of its bank subsidiary, KV Bank.

    KV Bank was chartered as a national bank under the laws of the United States on October 23, 1992, and conducts a commercial banking business in Ellensburg, Washington. KV Bank offers a full line of commercial banking services to its customers and the community, providing personal and business financial services to individuals and small businesses. Services include those traditionally offered by commercial banks, such as checking and savings accounts; commercial, real estate, agricultural, personal and other installment and term loans; travelers checks; safe deposit boxes; escrow accounts; collection services; wire transfers and notary services. KV Bank operates a main office in Ellensburg, one branch in Cle Elum and one branch in Roslyn, Washington. See "Facilities."

COMPETITION

    The primary service area of KVB is Kittitas County in Washington. Kittitas County covers 2,308 square miles and includes the communities of Ellensburg, Cle Elum, Roslyn, Thorp, Kittitas and Easton. This area has a population of approximately 25,802. With ten financial institutions serving this population, competition is relatively high. KVB has competition within its service area from many well-established financial institutions. In addition to competition from five other commercial banking institutions, there is competition from three savings and loan companies and one credit union. Many of KVB's competitors are larger and more substantially capitalized than KVB. They have established positions in Kittitas County and have greater resources than KVB for lending and to pay for advertising, physical facilities, personnel and interest on deposited funds.

    The primary factors affecting competition for deposits are interest rates and the quality and range of financial services offered. The primary factors in competing for loans are interest rates, loan origination fees and the quality and range of lending services offered. Other factors which affect competition include the general availability of lendable funds and credit, general and local economic conditions and the quality of service provided to the customer.

    KVB relies substantially on local promotional activity, personal contacts by its officers, directors, employees and shareholders, extended drive-up hours, personalized service and its reputation in the community to compete effectively.

FACILITIES

    KV Bank operates out of three offices. Descriptions of KV Bank's facilities at each location follow.

    MAIN OFFICE located at 101 West 8th Avenue, Ellensburg, Washington. It has four teller windows, one drive up window and one ATM. KV Bank owns this building.

    CLE ELUM BRANCH located at 303 East Railroad Avenue, Cle Elum, Washington. It has three teller windows, one drive up window and one ATM. KV Bank owns this building. Approximately 1,600 square feet of this building is leased to an unrelated party pursuant to a lease expiring in September 2000, with a renewal option of three years.

    ROSLYN BRANCH located at 101 1/2 North 2nd Street, Roslyn, Washington. It has two teller windows. KV Bank rents this property from an unrelated party on a month to month basis.

EMPLOYEES

    As of March 31, 1998, KVB employed 24 individuals with 19 persons working full time and five persons working part time. KVB has no employees separate from those of KV Bank. KVB provides a variety of benefits to its employees and believes employee relations are good.

YEAR 2000

    KV Bank has been working on becoming year 2000 compliant since October 1997. Preparations and accomplishments to date include:

    The first step was to make the KV Bank Board of Directors and senior management aware of the issue, its risks and complexities. A Year 2000 Policy was drawn up and a committee was appointed and assigned responsibility for overseeing the project. The Year 2000 Committee is made up of representatives from each department of KV Bank. A Year 2000 Plan was developed and regular meetings have been held to discuss the process, assign tasks, determine priorities and monitor progress toward becoming year 2000 compliant. Updates have been provided to the Board of Directors on a monthly basis.

    All of KV Bank's computer equipment and critical software programs have been identified. KV Bank is in the process of setting up testing dates with vendors and setting up a testing routine for those programs which have been identified by the vendors as year 2000 compliant. Some vendors have identified certain programs that they must change or existing software upgrades that KV Bank must make to process into the year 2000. KV Bank plans to complete testing on all programs by the end of the fourth quarter 1998. Management of KV Bank is monitoring the progress that its vendors are making towards a solution. And management is developing a contingency plan to ensure that year 2000 compliance is achieved if solutions are not forthcoming in a timely manner.

    KV Bank does not write any of its software programs as it uses standard programs available to the general banking community. The primary vendor for the main processing system used by KV Bank is Jack Henry & Associates, Inc. ("JHA") of Monet, Missouri. JHA has stated that its systems are year 2000 ready and is providing KV Bank with instructions and assistance with testing and confirming that its banking software is ready for the century date change.

LEGAL PROCEEDINGS

    Management believes that there is no threatened or pending legal proceedings against KVB which, if determined adversely, would have a material adverse effect on the business or financial position of KVB.

                  KVB MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    For purposes of the following management discussion and analysis, the information primarily reflects the activities of KVB's subsidiary, KV Bank, as KVB has no operations other than owning KV Bank. KV Bank operates three offices in the communities of Ellensburg, Cle Elum and Roslyn. KV Bank's primary source of revenue is derived from providing loans to customers, who are predominately small and middle-market businesses and individuals.

THREE MONTHS ENDED MARCH 31, 1998 AND 1997

    OVERVIEW. Total assets of $45.9 million at March 31, 1998, represents a 23.1% increase over total assets of $37.3 million at March 31, 1997. The growth was funded primarily by increases in deposits and short-term borrowings, which resulted in increases in loans and securities.

    NET INCOME. For the three months ended March 31, 1998 and 1997, net income was $201,000 and $108,000, respectively, an increase of $93,000 or 86.1% compared with 1997. The increase in earnings is due to increased net interest income and non-interest income, slightly offset by an increase in non-interest expense. For the periods ended March 31, 1998 and 1997, basic earnings per share were $1.13 and $0.65, respectively and diluted earnings per share were $1.11 and $0.62, respectively.

    NET INTEREST INCOME. Net interest income for the three-month period ended March 31, 1998, increased $119,000 or 23.6%, compared to the three months ended March 31, 1997. The increase in net interest income was primarily the result of an $6.4 million increase in average earning assets (primarily loans) during the period. Average earning assets were $39.2 million and $32.8 million for the two periods ended March 31, 1998 and 1997, respectively. The KVB's net yield on earning assets was 6.5% and 6.2% during the same periods, respectively.

    NON-INTEREST EXPENSE. Non-interest expenses for the three-month period ended March 31, 1998, increased $25,000 or 6%, from the three month period ended March 31, 1997. The increase in expenses was primarily caused by increases in salaries and benefits.

FINANCIAL CONDITION AND RESULTS OF OPERATION FOR THE YEARS ENDED DECEMBER 31,
  1997 AND 1996

    OVERVIEW. Total assets of $42.6 million at December 31, 1997, represents a 22.2% increase over total assets of $34.8 million at December 31, 1996. The growth was funded primarily by increases in deposits, with such funds invested primarily in loans and securities.

    NET INCOME. For the years December 31, 1997 and 1996, net income was $701,000 and $473,000, respectively, an increase of $228,000 or 48.2% from 1997 compared with 1996. The increase in earnings was due in part to increased net interest income and non-interest income, partially offset by an increase in non-interest expense. For the periods ended December 31, 1997 and 1996, basic earnings per share were $4.06 and $2.84, respectively and diluted earnings per share were $3.99 and $2.74, respectively.

    NET INTEREST INCOME. Net interest income for the years ended December 31, 1997, increased $420,000 or 22.5% compared to the year ended December 31, 1996. The increase in net interest income was primarily the result of a $7.3 million increase in average earning assets (largely loans and overnight investments) during the period. Average earning assets were $35.3 million and $28.0 million for the years ended December 31, 1997 and 1996, respectively. The KVB's net yield on earning assets was 6.5% and 6.7% during the same periods, respectively.

    NON-INTEREST EXPENSE. Non-interest expenses for the year ended December 31, 1997, increased $151,000 or 9.8% from the year ended December 31, 1996. The increase in expenses was primarily associated with increased personnel expenses.

LOAN QUALITY, LIQUIDITY AND CAPITAL

    ALLOWANCE FOR CREDIT LOSSES. The allowance for credit losses represents management's estimate of amounts required to absorb losses on existing loans. The allowance of $286,000 at March 31, 1998 is an increase of $7,000 or 2.5% from the December 31, 1997, allowance of $279,000. The allowance represents 1% of total loans at March 31, 1998. The $279,000 allowance at December 31, 1997, is an increase of $35,000 or 14.3% from the 1996 allowance of $244,000. The allowance represents 1% of loans at December 31, 1997, compared to 1.07% at December 31, 1996.

    LIQUIDITY AND SOURCES OF FUNDS. KV Bank's primary sources of funds are through borrowing lines arranged through the Federal Home Loan Bank of Seattle
(FHLB) as well as other correspondent lines of credit, sales of securities "available for sale", customer deposits, loan repayments, maturities of securities and net income. Scheduled loan repayments are a relatively stable source of funds while deposit inflows and unscheduled loan prepayments are not. Deposit inflows and unscheduled loan prepayments are influenced by general interest rate levels, interest rates on other investments, competition, economic conditions and other factors.

    Total deposits were $38.2 million at March 31, 1998, up 2% from $37.4 million at December 31, 1997, which were up 22.4% from $30.6 million at December 31, 1996. KV Bank does not accept brokered deposits. A concerted effort has been made to attract deposits in the market area KV Bank serves through competitive pricing and delivery of quality products.

    Management anticipates that KV Bank will continue to rely on borrowing lines from the FHLB and other correspondent credit lines, sales of securities "available for sale", customer deposits, loan repayments, maturities of investment securities and net income to provide liquidity. Although deposit balances have shown historical growth, such balances may be influenced by changes in the banking industry, interest rates available on other investments, general economic conditions, competition and other factors. Borrowings may be used on a short-term basis to compensate for reductions in other sources of funds. Borrowings may also be used on a long-term basis to support expanded lending activities and to match maturities or re-pricing intervals on assets. The sources of such funds will most likely be borrowings from the FHLB.

    CAPITAL. The Tier 1 capital to average asset ratio for KVB was 9.3% at March 31, 1998, compared to 10.3% at December 31, 1997, and 11% at December 31, 1996. In 1989, the federal banking regulators adopted risk based capital guidelines under which one of four risk weights is applied to balance sheet assets, each with different capital requirements based on the perceived credit risk of the asset. KVB's total risk adjusted capital-to-assets ratios were 13.9%, 15% and 16% at March 31, 1998, December 31, 1997 and 1996, respectively. At March 31, 1998, KVB met all regulatory capital requirements and was considered "well capitalized" under regulatory risk based capital guidelines.

    KVB declared a cash dividend on January 7, 1998, payable on January 30, 1998, to shareholders of record as of January 20, 1998. The dividend was $2.90 per share, which represented 73.9% of 1997 earnings.

LENDING

    KV Bank's policy is to originate loans primarily in its local market area. KV Bank's loan underwriting policies focus on an assessment of each borrower's ability to service and repay the debt and the availability of collateral that can be used to secure the loan. Depending on the nature of the borrower and the purpose and amount of the loan, KV Bank's loans may be secured by a variety of collateral including business assets, real estate, farm land and personal assets. Many business loans may also be dependent upon the personal guarantee of the business owner. KV Bank's loans are generally classified by the ability of the borrowers to repay and the principal asset pledged as collateral to secure the loan.

    KV Bank's commercial and agricultural loans consist primarily of secured revolving operating lines of credit and business term loans. Commercial real estate loans include loans for various purposes where the primary collateral is commercial real estate. Real estate construction loans include loans made in connection with custom and "spec" (build to sell) construction of residential and commercial buildings and loans made to borrowers who build residential and commercial buildings for resale. The majority of loans within KV Bank's portfolio have terms of five years or less or have adjustable interest rates. Such rates are principally tied to the prime rate, or to a similar extent, a treasury-base index.

    Consumer installment loans and other loans, while representing a smaller percentage of total outstanding loans, include home equity loans, auto loans and VISA credit cards.

    TYPES OF LOANS. The following table sets forth the composition of KV Bank's loan portfolio by type of loan at March 31, 1998, and at December 31, 1997 and 1996.

                                                                                        DECEMBER 31,
                                                                       ----------------------------------------------
                                                   MARCH 31, 1998               1997                    1996
                                               ----------------------  ----------------------  ----------------------
                                                AMOUNT    % OF TOTAL    AMOUNT    % OF TOTAL    AMOUNT    % OF TOTAL
                                               ---------  -----------  ---------  -----------  ---------  -----------
                                                                       (DOLLARS IN THOUSANDS)
Commercial and agricultural..................  $   9,696       33.83%  $   9,410       33.56%  $   8,356       36.77%
Real estate:
  1-4 residential............................      4,294       14.98%      4,237       15.11%      4,417       19.44%
  Commercial.................................     10,713       37.37%     10,616       37.87%      6,498       28.60%
  Farm land..................................      1,249        4.36%        998        3.56%        898        3.95%
  Construction...............................      1,432        4.99%      1,308        4.67%      1,400        6.16%
Consumer.....................................      1,281        4.47%      1,467        5.23%      1,154        5.08%
                                               ---------  -----------  ---------  -----------  ---------  -----------
      TOTAL..................................  $  28,665      100.00%  $  28,036      100.00%  $  22,723      100.00%

    RISK ELEMENTS. Risk elements include accruing loans past due ninety days or more, non-accrual loans, loans that have been restructured to provide a reduction or deferral of interest or principal for reasons related to the borrower's financial difficulties, potential problem loans and loan concentrations. The following table states KV Bank's non-accrual loans as of March 31, 1998, December 31, 1997 and 1996. There were no loans accruing past 90 days or more and no restructured loans on these dates.

                                                                                        DECEMBER 31,
                                                                                  ------------------------
                                                                MARCH 31, 1998       1997         1996
                                                               -----------------     -----        -----
                                                                         (DOLLARS IN THOUSANDS)
Non-accrual loans............................................      $       0       $      19    $       0

    The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest is discontinued, all unpaid accrued interest is reversed against current income. Interest income is subsequently recognized only to the extent payments are received.

    At March 31, 1998, KV Bank was not aware of any loans that continued to accrue interest or that management reasonably expects will have a materially negative impact on future operating results. KV Bank's management is not aware of any information concerning any material loans, other than those discussed as risk elements above, that cause it to have doubts as to the ability of the borrowers to comply with the term of the loans.

    At March 31, 1998, KV Bank had no non-accrual loans compared to $19,000 or 6.8% of the allowance at December 31, 1997, and no non-accrual loans at December 31, 1996.

SUMMARY OF LOAN LOSS EXPERIENCE

    ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES. KV Bank maintains the allowance for credit losses at a level sufficient to provide for estimated loan losses based on evaluation of known and inherent risks in the loan portfolio. The allowance is based on management's periodic evaluation of potential losses in the loan portfolio after consideration of historical loss experience, adverse situations that may effect the borrower's ability to repay, the estimated value of any underlying collateral, economic conditions, the result of examination of individual loans, the evaluation of the overall portfolio by senior credit personnel and federal regulatory agencies, and any other risks inherent in the portfolio. Credits deemed uncollectible are charged to the allowance. Provisions for credit losses and recoveries on loans previously charged off are added to KV Bank's allowance.

    The following table summarizes KV Bank's loan loss experience for the three months ended March 31, 1998, and the years ended December 31, 1997 and 1996.

                                                                              DECEMBER 31,
                                                                          --------------------
                                                          MARCH 31, 1998    1997       1996
                                                          --------------  ---------  ---------
                                                                 (DOLLARS IN THOUSANDS)
Balance at beginning of period:.........................   $        279   $     244  $     180
Charge-offs:
  Commercial and agricultural...........................            (15)     --         --
  Consumer..............................................        --              (19)        (1)
                                                          --------------  ---------  ---------
Total charge-offs.......................................            (15)        (19)        (1)
Recoveries:
  Commercial and agricultural...........................              1      --         --
  Consumer..............................................        --                2     --
                                                          --------------  ---------  ---------
Total recoveries........................................              1           2          0
Net charge-offs.........................................            (14)        (17)        (1)
Provision for credit losses.............................             21          52         65
                                                          --------------  ---------  ---------
Balance at end of period:...............................   $        286   $     279  $     244
Ratio of net charge-offs to average outstanding loans
  during the period.....................................          .200%       .070%      .005%
                                                            (annualized)
Average outstanding loans...............................   $     27,947   $  24,326  $  20,559

MARKET RISK

    KVB's business strategies are to maximize long-term profitability and to provide stable net interest income insofar as possible, but even more importantly, to protect KV Bank's net earnings during various rate scenarios. This includes managing the risk/return relationships between liquidity, capital adequacy and the potential for income fluctuations due to mismatching of asset/liability maturities. KVB considers liquidity the greatest risk followed by capital adequacy and then interest rate risk. KVB expects to generate earnings from appropriate loan volume (fees), correct loan pricing (interest) and expense control; not from trying to accurately forecast interest rates.

    KVB's loan portfolio has had very little interest rate risk compared to its liabilities due to the fact that approximately 85% of its loans are variable. KVB's liability side is also weighted toward short maturities. Most commercial and agricultural loans are priced off the prime rate index. Over 33% of the loans at March 31, 1998, are tied to the prime rate index which reprice immediately with a change in the prime rate. Over 86% of KVB's certificates of deposit mature within 12 months.

    KVB does make some longer term residential real estate loans. In most cases these loans are written to secondary market standards and sold within 30 days.

    The table on the following page sets forth the balance of KVB's financial instruments at the expected maturity dates as well as the fair value of those financial instruments as of March 31, 1998.

    The expected maturities for financial liabilities with no stated maturity reflect assumptions based on historical and estimated future roll-off rates. The roll-off rates for non-interest bearing deposits, interest bearing checking accounts, money market accounts and savings accounts are 2 percent, 1 percent, 1 percent and 2 percent, respectively. The weighted average interest rates for financial instruments presented are actual rates as of March 31, 1998.

    The estimated fair value amounts have been determined by KVB using available market information and appropriate methodologies. Amounts that could actually be realized may be different than those presented herein. The carrying value of cash and cash equivalents, Federal funds sold and accrued interest receivable and payable is a reasonable estimate of the fair value for these short-term instruments. The fair values of securities available for sale are based on quoted market rates. For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value of fixed-rate and adjustable rate loans beyond one year is based on discounted cash flows using estimated market rates for loans with similar characteristics. FHLB and Federal Reserve Bank stock does not have a market and the fair value is considered to be its carrying value. The fair value of deposits with no stated maturity, such as checking accounts, money market accounts and savings accounts, is considered to be the amount payable on demand as of March 31, 1998. The fair value of certificates of deposit is based on the discounted value of cash flows using a discount rate based on the current average rate for deposits with similar maturities as of March 31, 1998. The fair value of securities sold overnight under agreements to repurchase is considered to be its carrying value.

                                                                            EXPECTED MATURITY DATE
                                                 -----------------------------------------------------------------------------
                                                              AS OF MARCH 31,
                                                 ------------------------------------------                            FAIR
                                                   1999       2000       2001       2002     THEREAFTER     TOTAL      VALUE
                                                 ---------  ---------  ---------  ---------  -----------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
FINANCIAL ASSETS
Cash and cash equivalents......................      3,344                                                    3,344      3,344
  Weighted average interest rate...............     --                                                       --
Federal funds sold.............................      6,680                                                    6,680      6,680
  Weighted average interest rate...............       5.37%                                                    5.37%
Interest-bearing deposits in banks.............          1                                                        1          1
  Weighted average interest rate...............       4.97%                                                    4.97%
Securities available for sale
  Fixed rate...................................        869        495      1,036     --           2,463       4,863      4,863
  Weighted average interest rate...............       5.68%      5.59%      5.94%    --            6.35%       6.06%
Securities--FHLB & FRB stock...................                                                     739         739
  Weighted average interest rate...............                                                    7.49%       7.49%
Loans receivable, net
  Fixed rate...................................      1,378        805        337         35       1,686       4,241      4,213
  Weighted average interest rate...............       8.98%      10.9%      10.1%     10.38%       8.64%       9.37%
  Adjustable rate..............................     15,031      5,551      2,780        283         493      24,138     24,381
  Weighted average interest rate...............       9.95%      9.98%      9.77%      9.02%       9.12%       9.91%
Accrued interest receivable....................        297                                                      297        297
  Weighted average interest rate...............     --                                                       --

FINANCIAL LIABILITIES
Non-interest bearing deposits..................        124        122        119        117       5,728       6,210      6,210
  Weighted average interest rate...............     --         --         --         --          --          --
Interest-bearing checking accounts.............        111        110        109        108      10,709      11,147     11,147
  Weighted average interest rate...............       1.63%      1.63%      1.63%      1.63%       1.63%       1.63%
Money market accounts..........................         39         39         38         38       3,752       3,906      3,906
  Weighted average interest rate...............       3.08%      3.08%      3.08%      3.08%       3.08%       3.08%
Savings accounts...............................        134        132        129        126       6,194       6,715      6,715
  Weighted average interest rate...............       2.82%      2.82%      2.82%      2.82%       2.82%       2.82%
Certificates of deposit
  Fixed rate...................................      8,794        816        574         17           7      10,208     10,214
  Weighted average interest rate...............       5.30%      5.65%      5.80%      5.50%       5.50%       5.34%
Securities sold under agreements to
  repurchase...................................      3,378                                                    3,378      3,378
  Weighted average interest rate...............       3.89%                                                    3.89%
Accrued interest payable.......................         32                                                       32         32
  Weighted average interest rate...............     --                                                       --

SECURITIES ACTIVITY

    KV Bank has no held to maturity debt securities. Securities available for sale consist of securities issued by U.S. Government Agencies, which may be sold to implement asset/liability management strategies, and in response to changes in interest rates, prepayment rates and similar factors, and certain restricted equity securities. Securities available for sale are reported at fair value. Unrealized gains and losses, net of the related deferred tax effect, are reported as a net amount in a separate component of shareholders' equity. Realized gains and losses on securities available for sale, determined using the specific identification method, are included in earnings. Amortization of premiums and accretion of discounts are recognized in interest income over the period to maturity.

    KV Bank's investment policy is approved annually by its Board of Directors. KV Bank has maintained relatively high levels of liquidity in order to meet funding needs and because of ongoing deposit growth. The following table sets forth the securities portfolio of KV Bank.

    ANALYSIS OF SECURITIES. The amortized cost and estimated market values of investments in debt securities follows as of March 31, 1998.

                                  AMORTIZED     GROSS UNREALIZED      GROSS UNREALIZED      ESTIMATED
                                    COST              GAINS                LOSSES         MARKET VALUE
                                 -----------  ---------------------  -------------------  -------------
                                                         (DOLLARS IN THOUSANDS)
AVAILABLE FOR SALE:
US Government agencies and
  corporations.................   $   4,876         $       2             $      15         $   5,602
Equity securities..............         739            --                    --                --
                                                           --
                                 -----------                                    ---            ------
    TOTAL......................   $   5,615         $       4             $      15         $   5,602

DEPOSITS

    The average daily amount of deposits and rates paid on interest bearing deposits is summarized for the periods indicated in the following table:

                                                 THREE MONTHS ENDED MARCH 31,                  YEAR ENDED DECEMBER 31,
                                          ------------------------------------------  ------------------------------------------
                                                  1998                  1997                  1997                  1996
                                          --------------------  --------------------  --------------------  --------------------
                                           AMOUNT      RATE      AMOUNT      RATE      AMOUNT      RATE      AMOUNT      RATE
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                          (DOLLARS IN THOUSANDS)
Deposits:
  Demand deposits.......................  $   6,420     --      $   4,621     --      $   5,872     --      $   4,408     --
  Savings, NOW and
    money market........................     19,975       2.23%    16,584       2.40%    18,181       2.35%    13,551       2.37%
  Time deposits.........................     10,247       5.34%    10,219       5.48%    10,225       5.49%     9,110       5.68%
                                          ---------             ---------             ---------             ---------
    TOTAL...............................  $  36,642             $  31,424             $  34,278             $  27,069

SHORT TERM BORROWINGS

    For the three-month period ended March 31, 1998, and the years ended December 31, 1997 and 1996, short-term borrowings consisted entirely of securities sold under agreements to repurchase overnight.

SIGNIFICANT FINANCIAL RATIOS

    The following table sets forth consolidated operating ratios for KVB for the periods presented.

                                                         THREE MONTHS ENDED   YEAR ENDED DECEMBER
                                                             MARCH 31,                31,
                                                        --------------------  --------------------
                                                          1998       1997       1997       1996
                                                        ---------  ---------  ---------  ---------
Return on average assets..............................       1.89%      1.22%      1.81%      1.52%
Return on average equity..............................      20.21%     11.47%     18.46%     12.80%
Average equity to average assets......................       9.37%     10.67%      9.80%     11.89%
Dividend pay out ratio to net income..................     257.71%    --          57.35%     12.47%

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY; INTEREST RATES AND
  INTEREST DIFFERENTIAL

    The following two tables set forth the average consolidated balance sheets of KVB for the periods indicated along with an analysis of net interest earnings for each major category of interest earning assets and interest bearing liabilities, the average yield or rate paid on each category, and the net yield on interest earning assets.

                                                                    THREE MONTHS ENDED MARCH 31,
                                            ----------------------------------------------------------------------------
                                                            1998                                   1997
                                            -------------------------------------  -------------------------------------
                                                           INTEREST                               INTEREST
                                              AVERAGE       INCOME/                  AVERAGE       INCOME/
                                            BALANCE(1)    EXPENSE(2)      RATE     BALANCE(1)    EXPENSE(2)      RATE
                                            -----------  -------------  ---------  -----------  -------------  ---------
                                                                       (DOLLARS IN THOUSANDS)

ASSETS

INTEREST EARNING
Loans.....................................   $  27,947     $     725       10.52%   $  22,326     $     597       10.84%
Securities................................       4,758            75        6.31%       5,677            84        5.92%
Federal funds sold and deposits in
  banks...................................       6,476            87        5.45%       4,803            63        5.32%
                                            -----------        -----    ---------  -----------        -----    ---------
  Interest Earning........................   $  39,181     $     887        9.18%   $  32,806     $     744        9.20%

NON-INTEREST EARNING
Cash and due from banks...................       2,275                                  1,732
Premises and fixed assets.................       1,517                                  1,179
Other assets..............................         357                                    339
Less: allow. for credit losses............        (278)                                  (244)
                                            -----------                            -----------
  TOTAL...................................   $  43,052                              $  35,812

LIABILITIES AND SHAREHOLDERS' EQUITY

INTEREST BEARING

Savings, NOW and money market.............   $  19,975     $     110        2.23%   $  16,584     $      98        2.40%
Time deposits.............................      10,247           135        5.34%      10,219           138        5.48%
Short-term borrowings.....................       1,878            18        3.89%         283             3        4.30%
                                            -----------        -----    ---------  -----------        -----    ---------
  Interest Bearing........................   $  32,100     $     263        3.32%   $  27,086     $     239        3.58%

NON-INTEREST BEARING
Demand deposits...........................       6,420                                  4,621
Other liabilities.........................         499                                    285
Shareholders' Equity......................       4,033                                  3,820
                                            -----------                            -----------

  TOTAL...................................   $  43,052                              $  35,812
Net Interest Income.......................                 $     624                              $     505

Net yield on earning assets...............                                  6.46%                                  6.24%

------------------------

(1) For purposes of these computations, non-accrual loans are included in the daily average loan amounts outstanding.

(2) Included in interest on loans are loan fees and late charges.

                                                                    YEAR ENDED DECEMBER 31,
                                            ------------------------------------------------------------------------
                                                           1997                                 1996
                                            -----------------------------------  -----------------------------------
                                                          INTEREST                             INTEREST
                                              AVERAGE      INCOME/                 AVERAGE      INCOME/
                                            BALANCE(1)   EXPENSE(2)     RATE     BALANCE(1)   EXPENSE(2)     RATE
                                            -----------  -----------  ---------  -----------  -----------  ---------
                                                                     (DOLLARS IN THOUSANDS)

ASSETS

INTEREST EARNING
Loans.....................................   $  24,326    $   2,642      10.86%   $  20,559    $   2,290      11.14%
Securities................................       5,859          359       6.13%       5,179          299       5.77%
Federal funds sold and deposits in
  banks...................................       5,141          283       5.50%       2,286          125       5.47%
                                            -----------  -----------  ---------  -----------  -----------  ---------
  Interest Earning........................   $  35,326    $   3,284       9.30%   $  28,024    $   2,714       9.68%

NON-INTEREST EARNING
Cash and due from banks...................       1,969                                1,727
Premises and fixed assets.................       1,197                                1,201
Other assets..............................         530                                  355
Less: allow. for credit losses............        (253)                                (214)
                                            -----------                          -----------
  TOTAL...................................   $  38,769                            $  31,093

LIABILITIES AND SHAREHOLDERS' EQUITY

INTEREST BEARING
Savings, NOW and money market.............   $  18,181    $     428       2.35%   $  13,551    $     322       2.37%
Time deposits.............................      10,225          561       5.49%       9,110          518       5.68%
Short-term borrowings.....................         278           11       3.96%          10           10       4.41%
                                            -----------  -----------  ---------  -----------  -----------  ---------
  Interest Bearing........................   $  28,684    $   1,000       3.49%   $  22,846    $     850

NON-INTEREST BEARING
Demand deposits...........................       5,872                                4,408
Other liabilities.........................         415                                  143
Shareholders' Equity......................       3,798                                3,696
                                            -----------                          -----------
  TOTAL...................................   $  38,769                            $  31,093
Net Interest Income.......................                $   2,284                            $   1,864

Net yield on earning assets...............                                6.47%                                6.65%

------------------------

(1) For purposes of these computations, non-accrual loans are included in the daily average loan amounts outstanding.

(2) Included in interest on loans are loan fees and late charges.

    The following table sets forth, for the periods indicated, a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rates. The change in interest due to volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

                                                                                                      YEAR ENDED DECEMBER
                                                                    THREE MONTHS ENDED MARCH 31,              31,
                                                                  ---------------------------------  ----------------------
                                                                        1998 COMPARED TO 1997        1997 COMPARED TO 1996
                                                                  ---------------------------------  ----------------------
                                                                    VOLUME       RATE        NET       VOLUME       RATE
                                                                  -----------  ---------  ---------  -----------  ---------
INTEREST EARNED ON:
Loans...........................................................   $     146   $     (18) $     128   $     410   $     (58)
Securities......................................................         (14)          5         (9)         41          19
Federal funds sold and deposits in banks........................          22           2         24         157           1
                                                                       -----         ---  ---------       -----         ---
  Interest Earning..............................................   $     154   $     (11) $     143   $     608   $     (38)

INTEREST PAID ON:
Savings, NOW and money market...................................   $      19   $      (7) $      12   $     109   $      (3)
Time deposits...................................................           0          (3)        (3)         61         (18)
Short-term borrowings...........................................          15           0         15           4          (3)
                                                                       -----         ---  ---------       -----         ---
  Interest Bearing..............................................   $      34   $     (10) $      24   $     174   $     (24)

Net Interest Income.............................................   $     120   $      (1) $     119   $     434   $     (14)


                                                                     NET
                                                                  ---------
INTEREST EARNED ON:
Loans...........................................................  $     352
Securities......................................................         60
Federal funds sold and deposits in banks........................        158
                                                                  ---------
  Interest Earning..............................................  $     570
INTEREST PAID ON:
Savings, NOW and money market...................................  $     106
Time deposits...................................................         43
Short-term borrowings...........................................          1
                                                                  ---------
  Interest Bearing..............................................  $     150
Net Interest Income.............................................  $     420

                               MANAGEMENT OF KVB

DIRECTORS AND EXECUTIVE OFFICERS

    The following table presents certain information with respect to the directors and executive officers of KVB, including their age and current positions held with KVB.

NAME                                                       AGE      POSITION WITH KVB
-----------------------------------------------------      ---      -----------------------------------------------------
Dennis D. Cummings...................................          51   Director
James L. DeVere......................................          53   Director; Vice Chairman
Brian E. Frederick...................................          54   Director
Steven F. Halverson..................................          51   Director; President and Chief Executive Officer
John E. Ludtka.......................................          68   Director; Secretary
Richard S. Mack......................................          55   Director
William R. Meyer.....................................          48   Director; Treasurer
Kenneth D. Peterson..................................          53   Director
Douglas Rehaume......................................          49   Chairman
Don A. Solberg.......................................          50   Director

    During the past five years, the business experience of each director and executive officer is as follows:

    DENNIS D. CUMMINGS has owned and operated Berry's Department Store in Ellensburg, Washington and co-owned Berry's II in Moses Lake, Washington. He has been a director of KV Bank since 1992 and director of KVB since its formation.

    JAMES L. DEVERE is the owner of DeVere & Sons Distributing, Inc., a Chevron oil and oil products distributorship. He has been a director and Vice Chairman of KV Bank since 1992 and director and Vice Chairman of KVB since its formation.

    BRIAN E. FREDERICK is an attorney in private practice. He has been a director of KV Bank since 1992 and director of KVB since its formation.

    STEVEN F. HALVERSON has served as a director and President and CEO of KV Bank since 1992 and director and President/CEO of KVB since its formation.

    JOHN E. LUDTKA has been the editor and publisher of THE DAILY RECORD in Ellensburg, Washington. He has served as a director and Secretary of KV Bank since 1992 and director and Secretary of KVB since its formation.

    RICHARD S. MACK is a Professor of Economics at Central Washington University. He has served as a director of KV Bank since 1992 and director of KVB since its formation.

    WILLIAM R. MEYER is an optometrist in Ellensburg, Washington. He has served as director and Treasurer of KV Bank since 1992 and director and Treasurer of KVB since its formation.

    KENNETH D. PETERSON is the owner of Ken's Auto Washes and Ken's Quick Lube. He has served as a director of KV Bank since 1992 and director of KVB since its formation.

    DOUGLAS REHAUME is the owner of Kittitas County Title KVB. He has been a director and Chairman of KV Bank since 1992 and has been a director and Chairman of KVB since its formation.

    DON A. SOLBERG is a family physician with Valley Clinic in Ellensburg, Washington. He has been a director of KV Bank since 1992 and director of KVB since its formation.

    There are no arrangements or understandings among any of the directors, officers or any other persons pursuant to which any of the above directors or officers have been selected as directors or officers.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    The following table sets forth information regarding the beneficial ownership of KVB Common Stock as of April 20, 1998, by (i) each person known by KVB to own beneficially more than 5 percent of KVB Common Stock, (ii) each current director of KVB, and (iii) all executive officers and directors of KVB and KV Bank as a group. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to KVB Common Stock owned by them.

                                                                         AMOUNT AND NATURE        PERCENTAGE OF
                                                                           OF BENEFICIAL             SHARES
NAME OF SHAREHOLDER                                                          OWNERSHIP             OUTSTANDING
---------------------------------------------------------------------  ----------------------  -------------------
Dennis D. Cummings...................................................         5,770(1)                  2.93%
James L. DeVere......................................................         4,504(2)                  2.29%
Brian E. Frederick...................................................         4,180(3)                  2.13%
Steven F. Halverson..................................................        13,300(4)                  6.76%
John E. Ludtka.......................................................         4,205(5)                  2.14%
Richard S. Mack......................................................         4,060(6)                  2.06%
William R. Meyer.....................................................         3,780(7)                  1.92%
Kenneth D. Peterson..................................................         7,145(8)                  3.63%
Douglas Rehaume......................................................         4,189(9)                  2.13%
Don A. Solberg.......................................................         3,980(10)                 2.02%

Executive officers and directors as a group (12 persons).............        58,123(1-10)              29.54%

------------------------

 (1) Includes 4,820 shares held in a profit sharing trust for the benefit of Mr. Cummings, 350 shares held in an IRA for the benefit of his spouse and 600 shares which could be acquired through exercise of stock options.

 (2) Includes 1,400 shares held jointly with his spouse, 1,004 shares held in IRAs for the benefit of Mr. DeVere and his spouse and 600 shares which could be acquired through exercise of stock options.

 (3) Includes 1,500 shares held jointly with his spouse, 480 shares held by his spouse, 1,200 shares held in an IRA for the benefit of Mr. Frederick and 800 shares which could be acquired through exercise of stock options.

 (4) Includes 800 shares held in an IRA for the benefit of Mr. Halverson and 3,000 shares that could be acquired through exercise of stock options.

 (5) Includes 3,480 shares held jointly with his spouse, 125 shares held by his spouse and 600 shares that could be acquired through exercise of stock options.

 (6) Includes 3,460 shares held jointly with his spouse and 600 shares that could be acquired through exercise of stock options.

 (7) Includes 650 shares held jointly with his spouse, 2,730 shares held in IRAs for the benefit of Mr. Meyer and his spouse and 600 shares that could be acquired through exercise of stock options.

 (8) Includes 1,800 held by his spouse, 165 shares held in an IRA for the benefit of his spouse and 2,950 shares that could be acquired through exercise of stock options for Mr. Peterson and his spouse.

 (9) Includes 3,589 shares held jointly with his spouse and 600 shares that could be acquired through exercise of stock options.

 (10) Includes 1,570 shares held jointly with his spouse, 1,530 shares held in IRAs for the benefit of Dr. Solberg and his spouse and 880 shares that could be acquired through exercise of stock options.

                            MANAGEMENT OF INTERWEST

    Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of InterWest, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions, is incorporated by reference to InterWest's 1998 Proxy Statement. Information regarding Mr. Patrick Fahey, a member of the InterWest Board since June 15, 1998, is incorporated by reference to the Registration Statement on Form S-4 (SEC File No. 333-49131) filed with the SEC on April 1, 1998. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Shareholders desiring copies of such documents may contact InterWest at the address or phone number indicated under "AVAILABLE INFORMATION."

                           SUPERVISION AND REGULATION

INTRODUCTION

    The following generally refers to certain statutes and regulations affecting the banking industry. These references are only intended to provide brief summaries and therefore, are not complete and are qualified by the statutes and regulations referenced. In addition, due to the numerous statutes and regulations which apply to and regulate the operation of the banking industry, many are not referenced below.

THE HOLDING COMPANIES

GENERAL

    InterWest and KVB are bank holding companies by virtue of their respective ownership of InterWest Bank and FNBP, and are registered as such with the FRB. As bank holding companies, InterWest and KVB are subject to the BHCA, which governs and subjects each of them and their respective subsidiaries to supervision and examination by the FRB. Under the BHCA, InterWest and KVB file with the FRB annual reports of their operations and such additional information as the FRB may require.

BANK HOLDING COMPANY STRUCTURE

    In general, the BHCA limits bank holding company business to owning or controlling banks and engaging in other banking-related activities. Certain recent legislation designed to expand interstate branching and relax federal restrictions on interstate banking may expand opportunities for bank holding companies (see below under "Regulation of Banking Subsidiaries--Recent Federal Legislation--Interstate Banking and Branching"). However, the impact that this legislation may have on InterWest, KVB and their subsidiaries is unclear at this time.

    FRB REGULATION. Bank holding companies must obtain the FRB's approval before they: (1) acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, they would own or control, directly or indirectly, more than 5% of the voting shares of such bank; (2) merge or consolidate with another bank holding company; and (3) acquire substantially all of the assets of any additional banks. Until September of 1995, the BHCA also prohibited bank holding companies from acquiring any such interest in any bank or bank holding company located in a state other than the state in which the bank holding company was located, unless the laws of both states expressly authorized the acquisition. Now, subject to certain state laws, such as age and contingency laws, a bank holding company that is adequately capitalized and adequately managed may acquire the assets of an out-of-state bank.

    CONTROL OF NONBANKS. With certain exceptions, the BHCA also prohibits bank holding companies from acquiring direct or indirect ownership or control of voting shares in any company other than a bank or a bank holding company unless the FRB finds KVB's business to be incidental to the business of banking. When making this determination, the FRB in part considers whether allowing a bank holding company to engage in those activities would offer advantages to the public that would outweigh possible adverse effects.

    The Economic Growth and Regulatory Paperwork Reduction Act of 1996 ("Economic Growth Act") amended the BHCA to eliminate the requirement that a bank holding company seek FRB approval before engaging de novo in permissible nonbanking activities, if the holding company is well capitalized and meets certain other criteria specified in the statute. A bank holding company meeting the specifications is now required only to notify the FRB within 10 business days after the activity has begun.

    Acceptable nonbanking activities include: (1) operating an industrial loan company, mortgage company, finance company, trust company, or credit card company; (2) performing certain data processing operations; and (3) providing investment and financial advice. In contrast, prohibited nonbanking activities include real estate brokerage and syndication, land development, property management, and the underwriting of life insurance not related to credit transactions. From time to time, the FRB may add to or delete from the list of activities permissible for bank holding companies.

    CONTROL TRANSACTIONS. The Change in Bank Control Act of 1978, as amended, requires a person or group of persons acquiring "control" of a bank holding company to provide the FRB with at least 60 days' prior written notice of the proposed acquisition. Following receipt of this notice, the FRB has 60 days to issue a notice disapproving the proposed acquisition, but the FRB may extend this time period for up to another 30 days. An acquisition may be completed before the disapproval period expires if the FRB issues

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written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the FRB, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control. In addition, any "company" would be required to obtain the approval of the FRB under the BHCA before acquiring 25% (5% if the "company" is a bank holding company) or more of the outstanding shares of KVB, or otherwise obtain control over KVB.

TRANSACTIONS WITH AFFILIATES

    InterWest and its subsidiaries, and likewise KVB and KV Bank, are deemed affiliates within the meaning of the Federal Reserve Act, and transactions between affiliates are subject to certain restrictions. These restrictions apply to InterWest and KVB and their respective subsidiaries through the BHCA, which provide that transactions between an insured subsidiary of a holding company and its affiliates are subject to the restrictions applicable to transactions between banks that are members of the Federal Reserve System and their affiliates in accordance with Sections 23A and 23B of the Federal Reserve Act. Generally, Sections 23A and 23B: (1) limit the extent to which the financial institution or its subsidiaries may engage in "covered transactions" with an affiliate, as defined, to an amount equal to 10% of such institution's capital and surplus and an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital and surplus, and (2) require all transactions with an affiliate, whether or not "covered transactions," to be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

REGULATION OF MANAGEMENT

    Federal law: (1) sets forth the circumstances under which officers or directors of a financial institution may be removed by the institution's federal supervisory agency; (2) places restraints on lending by an institution to its executive officers, directors, principal shareholders, and their related interests; and (3) prohibits management personnel from serving as a director or in other management positions of another financial institution whose assets exceed a specified amount or which has an office within a specified geographic area.

FIRREA

    The Financial Institution Reform, Recovery and Enforcement Act of 1989 ("FIRREA") became effective on August 9, 1989. Among other things, this far-reaching legislation (1) phased in significant increases in the FDIC insurance premiums paid by commercial banks; (2) created two deposit insurance pools within the FDIC, one to insure commercial bank and savings bank deposits and the other to insure savings association deposits; (3) for the first time, permitted bank holding companies to acquire healthy savings associations; (4) permitted commercial banks that meet certain housing-related asset requirements to secure advances and other federal services from their local Federal Home Loan Banks; and (5) greatly enhanced the regulators' enforcement powers by removing procedural barriers and sharply increasing the civil and criminal penalties for violating statutes and regulations.

TIE-IN ARRANGEMENTS

    InterWest, KVB and their subsidiaries, are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services. For example, with certain exceptions, neither InterWest, KVB, nor their subsidiaries may condition an extension of credit on either (1) a requirement that the customer obtain additional services provided by it or (2) an agreement by the customer to refrain from obtaining other services from a competitor. Effective April, 1997, the FRB has adopted significant amendments to its anti-tying rules that: (1) remove FRB-imposed anti-tying restrictions on bank holding companies and their non-bank subsidiaries; (2) create

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exemptions from the statutory restriction on bank tying arrangements to allow banks greater flexibility to package products with their affiliates; and (3) establish a safe harbor from the tying restrictions for certain foreign transactions. These amendments are designed to enhance competition in banking and nonbanking products and allow banks and their affiliates to provide more efficient a lower-cost service to customers. However, the impact of the amendments on InterWest, KVB and their subsidiaries is unclear at this time.

STATE LAW RESTRICTIONS

    As corporations chartered under the laws of the State of Washington, InterWest and KVB may be subject to certain limitations and restrictions as provided under applicable Washington corporate laws.

SECURITIES REGISTRATION AND REPORTING

    The InterWest Common Stock is registered as a class with the SEC under the Securities Exchange Act of 1934 and thus is subject to the periodic reporting and proxy solicitation requirements and the insider-trading restrictions of that Act. The periodic reports, proxy statements, and other information filed by InterWest under that Act can be inspected and copied at or obtained from the Washington, D.C., office of the SEC. In addition, the securities issued by InterWest are subject to the registration requirements of the Securities Act of 1933 and applicable state securities laws unless exemptions are available.

THE EXISTING AND PROPOSED SUBSIDIARIES

GENERAL

    Applicable federal and state statutes and regulations governing a bank's operations relate, among other matters, to capital requirements, required reserves against deposits, investments, loans, legal lending limits, certain interest rates payable, mergers and consolidations, borrowings, issuance of securities, payment of dividends (see below), establishment of branches, and dealings with affiliated persons. The FDIC has authority to prohibit banks under their supervision from engaging in what they consider to be an unsafe and unsound practice in conducting their business.

    KV Bank, FNBP and Pioneer are national banking associations which are subject to extensive regulation and supervision by the OCC. InterWest Bank is a state-chartered savings bank, and Pacific is a state-chartered commercial bank, both of which are subject to extensive regulation and supervision by the Washington Department of Financial Institutions Division of Banks (the "Division"). Under state law, savings banks in Washington generally have all of the powers that federal mutual savings banks have under federal laws and regulations. Each of InterWest's and KVB's banking subsidiaries are also subject to regulation and examination by the FDIC, which insures the deposits of the banking subsidiaries to the maximum extent permitted by law and by requirements established by the FRB. The federal laws that apply to InterWest's and KVB's banking subsidiaries regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for loans. The laws and regulations governing InterWest's and KVB's banking subsidiaries generally have been promulgated to protect depositors and not to protect shareholders of such institutions or their holding companies.

    The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires federal banking regulators to adopt regulations or guidelines in a number of areas to ensure bank safety and soundness, including: internal controls; credit underwriting; asset growth; management compensation; ratios of classified assets to capital; and earnings. FDICIA also contains provisions which are intended to change independent auditing requirements; restrict the activities of state-chartered insured banks; amend various consumer banking laws; limit the ability of "undercapitalized banks" to borrow from the FRB's discount window; and require regulators to perform annual on-site bank examinations and set standards for real estate lending.

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LOANS-TO-ONE BORROWER

    Each of InterWest's and KVB's banking subsidiaries is subject to limitations on the aggregate amount of loans that it can make to any one borrower, including related entities. Applicable regulations generally limit loans-to-one borrower to 15 to 20% of unimpaired capital and surplus. As of August 31, 1997, each of InterWest's and KVB's banking subsidiaries was in compliance with applicable loans-to-one borrower requirements.

FDIC INSURANCE

    Generally, customer deposit accounts in banks are insured by the FDIC for up to a maximum amount of $100,000. The FDIC has adopted a risk-based insurance assessment system under which depository institutions contribute funds to the Bank Insurance Fund ("BIF") and/or the Savings Association Insurance Fund ("SAIF"), as applicable, based on their risk classification.

    On September 30, 1996, the Deposit Insurance Funds Act of 1996 ("Funds Act") was enacted. The Funds Act, for the three year period beginning in 1997, subjects BIF insured deposits to a Financing Corporation ("FICO") premium assessment on domestic deposits at one-fifth the premium rate (approximately 1.3 basis points) imposed on SAIF insured deposits (approximately 6.5 basis points). Beginning in the year 2000, BIF insured institutions will be required to pay the FICO obligations on a pro-rata basis with all thrift institutions; annual assessments are expected to equal approximately 2.4 basis points until 2017, to be phased out completely by 2019.

    Until further action by the FDIC, BIF premiums will be maintained at their current level. Accordingly, institutions in the lowest risk category will continue to pay no premiums, and other institutions will be assessed based on a range of rates, with those in the highest risk category paying 27 cents for every $100 of BIF insured deposits. Rates in the SAIF assessment schedule, previously ranging from 4 to 31 basis points, have been adjusted by 4 basis points to a range of 0 to 27 basis points.

    Banking regulators are empowered under the Funds Act to prohibit insured institutions and their holding companies from facilitating or encouraging the shifting of deposits from the SAIF to the BIF in order to avoid higher assessment rates. The Funds Act also provides for the merger of the BIF and SAIF on January 1, 1999, ONLY IF no thrift institutions exist on that date. It is expected that Congress will continue to address comprehensive legislation on the merger of the funds and elimination of the thrift charter.

    The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law. The insurance may be terminated permanently, if the institution has no tangible capital. If deposit insurance is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, will continue to be insured for a period of six months to two years, as determined by the FDIC.

CAPITAL REQUIREMENTS

    CAPITAL ADEQUACY REQUIREMENTS. The FRB, the FDIC, and the OCC (collectively, the "Agencies") have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. Failure to achieve and maintain adequate capital levels may give rise to supervisory action through the issuance of a capital directive to ensure the maintenance of required capital levels.

    The current guidelines require all federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common

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shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets. KV Bank has not received any notice indicating that it will be subject to higher capital requirements.

    Under these guidelines, banks' assets are given risk-weights of 0%, 20%, 50% or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans (both carry a 50% rating). Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds (which have a 50% rating) and direct obligations of or obligations guaranteed by the United States Treasury or United States Government Agencies (which have a 0% rating).

    The Agencies have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to limit the maximum degree to which a bank may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points. Any institution operating at or near the 3% level is expected to have well-diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity and good earnings, and in general, to be a strong banking organization without any supervisory, financial or operational weaknesses or deficiencies. Any institutions experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

    PROMPT CORRECTIVE ACTION. Regulations adopted by the Agencies as required by FDICIA impose even more stringent capital requirements. The regulators require the FDIC, the OCC and other Federal Banking Agencies to take certain "prompt corrective action" when a bank fails to meet certain capital requirements. The regulations establish and define five capital levels: (1) "well-capitalized," (2) "adequately capitalized," (3) "undercapitalized," (4) "significantly undercapitalized" and (5) "critically undercapitalized." To qualify as "well-capitalized," an institution must maintain at least 10% total risk-based capital, 6% Tier 1 risk-based capital, and a leverage ratio of no less than 5%. Increasingly severe restrictions are imposed on the payment of dividends and management fees, asset growth and other aspects of the operations of institutions that fall below the category of being "adequately capitalized" (which requires at least 8% total risk-based capital, 4% Tier 1 risk-based capital, and a leverage ratio of at least 4%). Undercapitalized institutions are required to develop and implement capital plans acceptable to the appropriate federal regulatory agency. Such plans must require that any company that controls the undercapitalized institution must provide certain guarantees that the institution will comply with the plan until it is adequately capitalized. As of the date of this Prospectus/Proxy Statement, neither InterWest, KVB, nor their respective subsidiaries were subject to any regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure.

    In August of 1995, the Federal Banking Agencies adopted a final rule implementing the portion of Section 305 of FDICIA that requires the banking agencies to revise their risk-based capital standards to ensure that those standards take adequate account of interest rate risk. Effective September 1, 1995, when evaluating the capital adequacy of a bank, the Federal Banking Agencies' examiners will consider exposure to declines in the economic value of the bank's capital due to changes in interest rates. A bank may be required to hold additional capital for interest rate risk if it has a significant exposure or a weak interest rate risk management process.

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LIQUIDITY REQUIREMENTS

RESTRICTIONS ON CAPITAL DISTRIBUTIONS

    Dividends paid to InterWest by its banking subsidiaries are a material source of InterWest's cash flow. Likewise, dividends paid to KVB by KV Bank are a material source of KVB's cash flow. Various federal and state statutory provisions limit the amount of dividends InterWest's and KVB's banking subsidiaries are permitted to pay to InterWest and KVB, respectively, without regulatory approval. FRB policy further limits the circumstances under which bank holding companies may declare dividends. For example, a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset qualify, and overall financial condition.

    If, in the opinion of the applicable federal banking agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the institution, could include the payment of dividends), the agency may require, after notice and hearing, that such institution cease and desist from such practice. In addition, the FRB and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

    According to Washington law, payment of dividends by Pacific and InterWest Bank are subject to regulations imposed by the Director of the Division.

    Under the National Bank Act, each of KV Bank, FNBP and Pioneer may not pay dividends without advance approval of the OCC if the total of all dividends declared by any such bank in any calendar year will exceed the sum of its net profits (as defined by statute) for that year plus its retained profits for the preceding two calendar years, less any required transfers to surplus. The National Bank Act also prohibits national banks from paying dividends that would be in an amount greater than net profits then on hand (as defined by statute) after deducting losses and bad debts (as defined by statute). The amount available for dividend distribution by KV Bank as of March 31, 1998, was approximately $395,000.

INTERSTATE BANKING AND BRANCHING

    The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Act") generally permits nationwide interstate banking and branching by relaxing federal law restrictions on interstate banking and providing general authorization for interstate branching. Subject to certain state laws, such as age and contingency laws, the Interstate Act allows adequately capitalized and adequately managed bank holding companies to purchase the assets of out-of-state banks. Additionally, since June 1, 1997, the Interstate Act permits interstate bank mergers, subject to these state laws, unless the home state of either merging bank has "opted-out" of these provisions by enacting "opt-out" legislation. The Interstate Act does allow states to impose certain conditions on interstate bank mergers within their borders; for example, states may require that the in-state merging bank exist for up to five years before the interstate merger. Under the Interstate Act, states may also "opt-in" to de novo branching, allowing out-of-state banks to establish de novo branches within the state.

    In 1996, Washington enacted "opting in" legislation authorizing interstate mergers pursuant to the Interstate Act. Accordingly, as of June 6, 1996, an out-of-state bank holding company may now acquire more than 5% of the voting shares of a Washington-based bank, regardless of reciprocity, provided such bank or its predecessor has been doing business for at least five years prior to the acquisition. Further, an out-of-state bank may engage in banking in Washington if the requirements of Washington's interstate banking statute are met, and the bank either (1) was lawfully engaged in banking in Washington on June 6, 1996,
(2) resulted from an interstate combination pursuant to Washington law, (3) resulted from a relocation of a head office of a state bank or a main office of a national bank pursuant to federal law, or (4) resulted from the establishment of a savings bank branch in compliance with applicable Washington

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law. Additionally, the Director of the Division may approve interstate combinations if the basis for such approval does not discriminate against out-of-state banks, out-of-state holding companies, or their subsidiaries.

REGULATORY ENFORCEMENT AUTHORITY

    The enforcement powers available to federal banking regulators are substantial and include, among other things, the ability to assess civil monetary penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, enforcement actions must be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions, or inactions, may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. Applicable law also requires public disclosure of final enforcement actions by the federal banking agencies.

                     DESCRIPTION OF INTERWEST CAPITAL STOCK

    InterWest is authorized to issue 20,000,000 shares of Common Stock, $0.20 par value per share. At June 24, 1998, 10,442,799 shares of InterWest Common Stock were issued and outstanding. A total of 614,079 shares are subject to options under InterWest stock option plans; 455,138 of such options are fully vested and exercisable. InterWest Common Stock is listed for trading on the Nasdaq National Market under the symbol "IWBK." Each share of InterWest Common Stock has the same relative rights and is identical in all respects with every other share of InterWest Common Stock. The following summary describes the material aspects of the InterWest Common Stock, but does not purport to be a complete description of the applicable provisions of the InterWest Articles of Incorporation and Bylaws or of applicable statutory or other law, and is qualified in its entirety by reference thereto. See "AVAILABLE INFORMATION."

VOTING RIGHTS

    The holders of InterWest Common Stock possess exclusive voting rights in InterWest. Each holder of InterWest Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of InterWest Common Stock. Holders of shares of InterWest Common Stock are not entitled to cumulate votes for the election of directors.

DIVIDENDS

    The holders of InterWest Common Stock are entitled to such dividends as the InterWest Board may declare from time to time out of funds legally available therefor. Dividends from InterWest depend upon the receipt to InterWest of dividends from InterWest Bank because InterWest has no source of income other than dividends from InterWest Bank. Accordingly, the dividend restrictions imposed on InterWest's subsidiary bank by statute or regulation may effectively limit the amount of dividends InterWest can pay. See "SUPERVISION AND REGULATION--Dividend Restrictions."

LIQUIDATION

    In the event of liquidation, dissolution or winding up of InterWest, the holders of shares of InterWest Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities of InterWest.

OTHER CHARACTERISTICS

    Holders of InterWest Common Stock do not have any preemptive, conversion or other subscription rights with respect to any additional shares of InterWest Common Stock which may be issued. Therefore, the InterWest Board may authorize the issuance and sale of shares of capital stock of InterWest without

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first offering them to existing shareholders of InterWest. InterWest Common
Stock is not subject to any redemption or sinking fund provisions. The outstanding shares of InterWest Common Stock are, and the shares to be issued in the Merger will be, fully paid and non-assessable.

    The InterWest Articles of Incorporation and Bylaws contain provisions that may have the effect of discouraging persons from acquiring large blocks of InterWest Common Stock or delaying or preventing a change in control of InterWest. These provisions include the classification of the InterWest Board into three classes with the term of only one class expiring each year and requirements for the approval of certain business combinations. See "COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF INTERWEST AND KVB COMMON STOCK."

              COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF INTERWEST
                              AND KVB COMMON STOCK

GENERAL

    InterWest is incorporated under the laws of the State of Washington and, accordingly, the rights of InterWest's shareholders are governed by InterWest's Articles of Incorporation, Bylaws and the WBCA. KVB, likewise, is incorporated under the laws of the State of Washington and, accordingly, the rights of KVB's shareholders are governed by KVB's Articles of Incorporation, Bylaws and the WBCA.

    Upon consummation of the Merger, shareholders of KVB will become shareholders of InterWest, and as such, their rights will be governed by InterWest's Articles of Incorporation, Bylaws and the WBCA. The following is a summary of material differences between the Articles of Incorporation and Bylaws of InterWest and the Articles of Incorporation and Bylaws of KVB. This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders and is qualified in its entirety by reference to the governing laws and the Articles and Bylaws of each entity.

PAYMENT OF DIVIDENDS

    INTERWEST. Under Washington law, dividends may be paid only if, after giving effect to the dividend, InterWest will be able to pay its debts as they become due in the ordinary course of business and InterWest's total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if InterWest were to be dissolved at the time of the dividend, to satisfy the preferential rights of persons whose right to payment is superior to those receiving the dividend.

    KVB. KVB's ability to pay dividends, and the limits imposed by Washington law, are the same as those applicable to InterWest.

VOTING RIGHTS

    INTERWEST. InterWest's Articles of Incorporation eliminate cumulative voting. Cumulative voting entitles each stockholder to cast a number of votes in the election of directors equal to the number of such shareholders' shares of common stock multiplied by the number of directors to be elected, and to distribute such votes among one or more of the nominees to be elected. The absence of cumulative voting rights limits the ability of minority shareholders to obtain representation on the InterWest Board. All voting rights are vested in the holders of InterWest Common Stock, with each share being entitled to one vote.

    KVB. All voting rights are vested in the holders of KVB Common Stock with each share being entitled to one vote. KVB's Articles of Incorporation eliminate cumulative voting.

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PREEMPTIVE RIGHTS

    Neither InterWest's shareholders nor KVB's shareholders have preemptive rights to subscribe to any additional securities that may be issued.

LIQUIDATION RIGHTS

    INTERWEST. If InterWest is liquidated, the holders of InterWest Common Stock are entitled to share, on a pro rata basis, InterWest's remaining assets after payment of or provision for all debts and other liabilities of InterWest.

    KVB. Similarly, if KVB is liquidated, holders of KVB Common Stock are entitled to share, on a pro rata basis, KVB's remaining assets after payment of or provision for all debts and other liabilities of KVB.

ASSESSMENTS

    All outstanding shares of InterWest Common Stock and of KVB Common Stock are fully paid and nonassessable.

STOCK REPURCHASES

    Under Washington law, a corporation may acquire shares of its own stock. Therefore, both InterWest and KVB may repurchase shares of their own capital stock.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

    INTERWEST. InterWest's Articles of Incorporation may be amended by the vote of the holders of a majority of the outstanding shares of InterWest Common Stock, except that the provisions of the Articles of Incorporation governing approval of business combinations with "Related Persons" may not be amended, altered, changed or repealed except by the vote of the holders of at least 80% of the outstanding shares of InterWest, unless any such amendment has been approved by a majority of the members of the InterWest Board who were directors prior to the time any Related Person (as defined below) became a Related Person. The Bylaws of InterWest may be amended by a majority vote of the Board of Directors or by the holders of at least a majority of the outstanding shares of InterWest.

    KVB. KVB's Articles of Incorporation may be amended by the vote of the holders of a majority of the outstanding shares of KVB Common Stock, except that the provisions of the Articles of Incorporation requiring a classified Board of Directors may not be amended unless first approved by the holders of at least 80% of the outstanding KVB Common Stock and the provisions requiring a 75% vote to approve a merger transaction may not be amended without at least a 75% vote in favor of amendment. KVB's Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the Board or by the affirmative vote of the holders of a majority of shares of KVB Common Stock.

SPECIAL MEETINGS OF SHAREHOLDERS AND ACTION WITHOUT A MEETING

    INTERWEST. The Articles of Incorporation of InterWest provide that special meetings of shareholders may be called by the president, the board of directors or holders of not less than a majority of the outstanding shares. This restriction on the calling of special shareholders' meetings may deter hostile takeovers of InterWest making it more difficult for a person or entity to obtain immediate control of InterWest between one annual meeting and the next. Pursuant to InterWest's Bylaws, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent in writing is signed by all of the shareholders entitled to vote on the matter.

    KVB. The Bylaws of KVB make no provision for special meetings of shareholders. The WBCA provides that special meetings of shareholders shall be held on call of KVB's board or if the holders of at least 10% of all the votes to be cast on any issue deliver to KVB's secretary one or more written demands for a meeting.

APPROVAL OF MERGERS, CONSOLIDATIONS, SALE OF SUBSTANTIALLY ALL ASSETS AND
  DISSOLUTION

    INTERWEST. Article X of InterWest's Articles of Incorporation requires the approval of the holders of (i) at least 80% of InterWest's outstanding shares of voting stock, and (ii) at least a majority of InterWest's outstanding shares of voting stock, not including shares held by a "Related Person," to approve certain "Business Combinations," except in cases where the proposed transaction has been approved in advance by a majority of those members of the InterWest Board who were directors prior to the time when the Related Person became a Related Person. In the event the requisite approval of the Board were given, the normal vote requirement of applicable Washington law would apply, or, for certain transactions, no stockholder vote would be necessary. The term "Related Person" is defined to include any individual, corporation, partnership or other entity which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of InterWest. The provisions of
Article X apply to any "Business Combination" which is defined to include among other things: (i) any merger or consolidation of InterWest or any of its affiliates with or into any Related Person; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition of all or a substantial part of the assets of InterWest or any of its affiliates to any Related Person (the term "substantial part" is defined to include more than 25% of InterWest's total assets); (iii) any sale, lease, exchange, or other transfer by any Related Person to InterWest of all or a substantial part of the assets of Related Person; (iv) the acquisition by InterWest of any securities of the Related Person; (v) any reclassification of InterWest Common Stock; and (vi) any agreement, contract or other arrangement providing for any of the transactions described above. The increased stockholder vote required to approve a Business Combination may have the effect of foreclosing mergers and other business combinations which a majority of shareholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of shareholders.

    InterWest's Articles of Incorporation require InterWest's Board of Directors to consider certain factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer. These additional factors include: (i) the social and economic effects of the transaction; (ii) the business and financial condition and earnings prospects of the acquiring person or entity; and (iii) the competence, experience, and integrity of the acquiring person or entity and its management.

    KVB. KVB's Articles of Incorporation require KVB's Board of Directors to consider certain factors when evaluating any tender of exchange offer, merger of consolidation proposal, or the purchase or acquisition of substantially all the properties or assets of KVB. These factors include the social and economic effects on the community, the deposits, borrowers, employees, suppliers and other constituents. KVB's Articles of Incorporation also provide that the affirmative vote of the holders of at least 75% of the outstanding shares of KVB Common Stock is required to approve a merger transaction.

RIGHTS OF SHAREHOLDERS TO DISSENT

    INTERWEST. Under the WBCA, shareholders of InterWest will generally have dissenter's appraisal rights in connection with (i) a plan of merger to which InterWest is a party; (ii) a plan of share exchange to which InterWest is a party as the corporation whose shares will be acquired; (iii) certain sales or exchanges of all, or substantially all, of InterWest's property other than in the regular course of business; and (iv) amendments to InterWest's Articles of Incorporation effecting a material reverse stock split. However, shareholders generally will not have such dissenters' rights if stockholder approval is not required by the WBCA for the corporate action. Approval of the Merger by the holders of InterWest Common Stock is not required under the WBCA; therefore shareholders of InterWest do not have dissenters' rights in connection with the Merger.

    KVB. Under the WBCA, shareholders of KVB generally have dissenters' appraisal rights in connection with (i) a plan of merger to which KVB is a party; (ii) a plan of share exchange to which KVB is a party as the corporation whose shares will be acquired; (iii) certain sales or exchanges of all, or substantially all, of KVB's property other than in the regular course of business; and (iv) amendments to KVB's Articles of Incorporation effecting a material reverse stock split. However, shareholders generally will not have such dissenter's rights if stockholder approval is not required for the corporate action. Shareholders of KVB have dissenters' rights in connection with the Merger. See "THE MERGER-- Dissenters' Rights of Appraisal."

SIZE OF BOARD OF DIRECTORS

    INTERWEST. InterWest's Articles of Incorporation provide that its Board of Directors shall consist of not less than five nor more than 15 members, with the current number set at twelve by the Bylaws of InterWest. The Bylaws of InterWest provide that the Board of Directors or the shareholders may change the authorized number of directors within the stated range by amending the Bylaws, which must be approved by a majority of the outstanding shares entitled to vote or by a majority of the directors. Changes in the size of the range may be made by an amendment to InterWest's Articles of Incorporation, which must be approved by a majority of the outstanding shares entitled to vote. The effect of such provisions may be to make it difficult for a person or entity immediately to acquire control of InterWest through an increase in the number of InterWest's directors and election of such person's or entity's nominees to fill the newly created vacancies.

    KVB. KVB's Articles of Incorporation provide that its Board of Directors shall consist of not less than 5 members nor more than 25 members, the exact number to be fixed from time to time in the manner provided in the Bylaws. KVB's Bylaws provide that the exact number of Board members is to be fixed and determined from time to time by resolution of a majority of the full Board or by resolution of the shareholders at any shareholder meeting.

CLASSIFIED BOARD OF DIRECTORS

    INTERWEST. A classified board is one in which a certain number, but not all, of the directors are elected on a rotating basis each year. InterWest's Articles of Incorporation provide for a Board of Directors divided into three classes, with members of each class of directors being elected for a term of three years. This method of electing directors makes a change in the composition of the Board of Directors, and a potential change in control of a corporation, a lengthier and more difficult process. Since the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the shareholders to change a majority of the directors. In the absence of the provisions of the Articles of Incorporation classifying the Board, all of the directors would be elected each year.

    KVB. KVB's Articles of Incorporation provide for a classified Board divided into three classes, with members of each class of directors being elected for a term of three years.

REMOVAL OF DIRECTORS

    INTERWEST. InterWest's Articles of Incorporation provide that at a meeting of shareholders called expressly for that purpose, any director or the entire Board of Directors may be removed for cause by a vote of the holder of a majority of the shares then entitled to vote at such meeting. The requirement that directors may be removed only upon a majority vote and only for cause makes it difficult for a person or entity immediately to acquire control of InterWest's Board through the removal of existing directors and the election of such person's or entity's nominated to fill the newly created vacancies.

    KVB. KVB's Articles of Incorporation provide that the shareholders may remove one or more directors, with or without cause, by the affirmative vote of the holders of 75% or more of the shares entitled to vote at a special meeting of shareholders called especially for that purpose.

VACANCIES ON THE BOARD OF DIRECTORS

    INTERWEST. The Bylaws of InterWest provide that any vacancy on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors, and any director so appointed is to serve for an unexpired term of his or her predecessor. A director appointed by reason of an increase in the number of directors may serve only until the next election of directors.

    KVB. KVB's Articles of Incorporation provide that vacancies occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors.

ADVANCE NOTICE REQUIREMENTS; STOCKHOLDER MEETINGS

    INTERWEST. The Bylaws of InterWest generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of shareholders must submit written notice to InterWest at least 30 days and not more than 60 days in advance of the meeting, together with certain information relating to the nomination or new business. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting. Management believes that it is in the best interests of InterWest and its shareholders to provide sufficient time to enable management to disclose to stockholder's information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interest of shareholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the shareholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management's nominees or proposals, even if shareholders believe such nominees or proposals are in their best interests.

    KVB. The Articles of Incorporation of KVB generally provide that any stockholder desiring to make a nomination for the election of directors must submit written notice to KVB at least 60 days prior to the first anniversary date of the last meeting of shareholders of KVB called for the election of directors. Failure to comply with this advance notice requirement will preclude such nomination from being considered at the meeting.

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND LIMITATION OF LIABILITY

    INTERWEST. Pursuant to InterWest's Articles of Incorporation, InterWest will, to the fullest extent permitted by the WBCA, indemnify the officers, directors, agents and employees of InterWest with respect to expenses, settlements, judgments and fines in suits in which such person was made a party by reason of the fact that he or she is or was an agent of InterWest. No such indemnification may be given if the acts or omissions of the person are adjudged to be in violation of law, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. In addition, InterWest's Articles of Incorporation provide that the directors of InterWest shall not be personally liable for monetary damages to InterWest for certain breaches of their fiduciary duty as directors, except for liabilities that involve intentional misconduct by the director, the authorization or illegal distributions or receipt of an improper personal benefit from their actions as directors. This provision might, in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might have benefited InterWest.

    In addition to the indemnification provisions set forth in InterWest's Articles, InterWest has entered into separate Indemnity Agreements with the directors of InterWest and InterWest Bank which provide for the indemnification of such directors by InterWest to the fullest extent allowed by the WBCA. The Indemnity Agreements indemnify each director and hold such director harmless against any loss arising from a claim or action relating to his or her services as a director. The Indemnity Agreements further provides that InterWest will advance sufficient funds as may be necessary to investigate or defend claims against a director, and to reimburse funds that may be incurred by the director, with the proviso that the director will reimburse InterWest any expenses paid to such director in the event it is later determined that the payment of such sums were not allowable under Washington law.

    KVB. Pursuant to KVB's Articles of Incorporation, KVB will, to the fullest extent permitted by the WBCA, indemnify directors and officers against all liability, damage or expense resulting from the fact that such person is or was a director or officer except that KVB will not indemnify a director or officer against liability, damage or expense resulting from the director's or officer's gross negligence. In addition, KVB's Articles of Incorporation provide that the directors of KVB shall not be personally liable for monetary damages to KVB or its shareholders for conduct as directors except for liabilities that involve intentional misconduct or a knowing violation of law by the director, conduct violating Section 23B.08.310 of the WBCA or participation in any transaction from which the director personally received a benefit to which the director was not legally entitled.

POTENTIAL ANTITAKEOVER PROVISIONS

    INTERWEST. The InterWest Articles of Incorporation contain provisions that may have the effect of discouraging persons from acquiring large blocks of InterWest Common Stock or delaying or preventing a change of control of InterWest. These provisions include the classification of the InterWest Board into three classes with the term of only one class expiring each year (see "--Classified Board of Directors") and requirements for the approval of certain business combinations (see "--Approval of Mergers, Consolidations, Sale of Substantially All Assets and Dissolution.")

    KVB. Provisions in KVB's Articles of Incorporation establishing a classified Board of Directors (See"--Classified Board of Directors"), requiring that certain matters be considered by the Board of Directors in connection with the approval of certain business combinations (See "--Approval of Mergers, Consolidations, Sale of Substantially All Assets and Dissolution") and requiring a super-majority vote (75%) to approve a merger transaction (See "--Approval of Mergers, Consolidations, Sale of Substantially All Assets and Dissolution") may have the effect of discouraging persons from acquiring large blocks of KVB Common Stock or delaying or preventing a change in control of KVB.

                             CERTAIN LEGAL MATTERS

    The validity of the InterWest Common Stock to be issued in the Merger is being passed upon for InterWest by Graham & Dunn, P.C., Seattle, Washington. Graham & Dunn, P.C. will also deliver an opinion concerning certain federal income tax consequences of the Merger.

                                    EXPERTS

    The consolidated statements of financial condition of InterWest as of September 30, 1997 and September 30, 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997, incorporated by reference in InterWest's Annual Report on Form 10-K for the year ended September 30, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated statements of operations, shareholders' equity and cash flows of Central Bancorporation and subsidiaries ("Central") for the year ended December 31, 1995 as existed prior to restatement for Central's pooling combination with InterWest Bancorp, Inc. (and not presented separately or incorporated separately by reference herein), have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference from the InterWest Bancorp, Inc. Annual Report on Form 10-K for the year ended September 30, 1997. The consolidated financial statements of InterWest Bancorp, Inc., as restated for InterWest's pooling combination with Central have also been incorporated in this prospectus by reference from the InterWest Bancorp, Inc. Annual Report on Form 10-K for the year ended September 30, 1997 in reliance (with respect to the pre-pooling consolidated Statements of Operations, Shareholders' Equity and Cash Flows of Central for the year ended December 31, 1995) upon the report of such firm given upon their authority as experts in accounting and auditing.

    The audited consolidated financial statements of KVB as of December 31, 1997 and 1996, and for each of the two years in the period ended December 31, 1997, included in this Prospectus/Proxy Statement, have been audited by Knight Vale & Gregory, Inc., P.S., independent auditors, as indicated in their report with respect thereto appearing elsewhere in this Prospectus/Proxy Statement, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing.

                                 OTHER MATTERS

    The KVB Board is not aware of any business to come before the KVB Special Meeting other than those matters described above in this Prospectus/Proxy Statement. However, if any other matters should properly come before the KVB Special Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                     KITTITAS VALLEY BANCORP AND SUBSIDIARY

                         CONSOLIDATED FINANCIAL REPORT

                                DECEMBER 31 1997

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
KITTITAS VALLEY BANCORP
Ellensburg, Washington

    We have audited the accompanying consolidated balance sheets of KITTITAS VALLEY BANCORP AND SUBSIDIARY as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KITTITAS VALLEY BANCORP AND SUBSIDIARY as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ KNIGHT, VALE & GREGORY, INC. P.S.

Tacoma, Washington
January 12, 1998

                       CONSOLIDATED FINANCIAL STATEMENTS

                     KITTITAS VALLEY BANCORP AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996

                             (DOLLARS IN THOUSANDS)

                                                                                                1997       1996
                                                                                              ---------  ---------
ASSETS
  Cash and due from banks...................................................................  $   6,096  $   3,680
  Deposits in banks.........................................................................      2,431      1,428
  Securities available for sale.............................................................      4,391      5,699
  Loans.....................................................................................     28,036     22,723
  Less allowance for credit losses..........................................................        279        244
                                                                                              ---------  ---------
  NET LOANS.................................................................................     27,757     22,479

  Premises and equipment....................................................................      1,528      1,185
  Accrued interest receivable...............................................................        289        271
  Other assets..............................................................................         78         84
                                                                                              ---------  ---------
  TOTAL ASSETS..............................................................................  $  42,570  $  34,826
                                                                                              ---------  ---------
                                                                                              ---------  ---------
LIABILITIES
  Deposits:
    Demand..................................................................................  $   7,594  $   5,449
    Savings and interest-bearing demand.....................................................     19,473     15,453
    Time....................................................................................     10,358      9,675
                                                                                              ---------  ---------
  TOTAL DEPOSITS............................................................................     37,425     30,577

  Repurchase agreements.....................................................................        373        224
  Accrued interest payable..................................................................         30         32
  Other liabilities.........................................................................        520        225
                                                                                              ---------  ---------
  TOTAL LIABILITIES.........................................................................     38,348     31,058
                                                                                              ---------  ---------

COMMITMENTS AND CONTINGENCIES...............................................................     --         --

SHAREHOLDERS' EQUITY
  Common stock (par value: $1); authorized 500,000 shares; issued: 175,117 shares in 1997;
    167,000 shares in 1996..................................................................        175        167
  Surplus...................................................................................      3,482      3,344
  Retained earnings.........................................................................        579        280
  Net unrealized losses on securities available for sale, net of tax of $8 in 1997 and $11
    in 1996.................................................................................        (14)       (23)
                                                                                              ---------  ---------
  TOTAL SHAREHOLDERS' EQUITY................................................................      4,222      3,768
                                                                                              ---------  ---------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY................................................  $  42,570  $  34,826
                                                                                              ---------  ---------
                                                                                              ---------  ---------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                     KITTITAS VALLEY BANCORP AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                   1997       1996
                                                                                                 ---------  ---------
INTEREST INCOME
  Loans........................................................................................  $   2,642  $   2,290
  Federal funds sold and deposits in banks.....................................................        283        125
  Securities available for sale................................................................        359        299
                                                                                                 ---------  ---------
  TOTAL INTEREST INCOME........................................................................      3,284      2,714

INTEREST EXPENSE
  Deposits.....................................................................................        989        840
  Federal funds purchased......................................................................     --              9
  Repurchase agreements........................................................................         11          1
                                                                                                 ---------  ---------
  TOTAL INTEREST EXPENSE.......................................................................      1,000        850
                                                                                                 ---------  ---------

  NET INTEREST INCOME..........................................................................      2,284      1,864

PROVISION FOR CREDIT LOSSES....................................................................         52         65
                                                                                                 ---------  ---------

  NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES........................................      2,232      1,799

NON-INTEREST INCOME
  Service charges on deposit accounts..........................................................        314        219
  Origination fees on brokered mortgage loans..................................................        154        128
  Other operating income.......................................................................         50         42
                                                                                                 ---------  ---------
  TOTAL NON-INTEREST INCOME....................................................................        518        389

NON-INTEREST EXPENSE
  Salaries.....................................................................................        787        662
  Employee benefits............................................................................        112        107
  Occupancy....................................................................................         72         76
  Equipment....................................................................................        113        113
  Other operating expenses.....................................................................        606        581
                                                                                                 ---------  ---------
  TOTAL NON-INTEREST EXPENSE...................................................................      1,690      1,539
                                                                                                 ---------  ---------
  INCOME BEFORE INCOME TAXES...................................................................      1,060        649

INCOME TAXES...................................................................................        359        176
                                                                                                 ---------  ---------
  NET INCOME...................................................................................  $     701  $     473
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

EARNINGS PER SHARE DATA
  Basic earnings per share.....................................................................  $    4.06  $    2.84
  Diluted earnings per share...................................................................       3.99       2.74

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                     KITTITAS VALLEY BANCORP AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                             (DOLLARS IN THOUSANDS)

                                                                                                   NET UNREALIZED
                                                                                                      LOSSES ON
                                                                                      RETAINED       SECURITIES
                                                               COMMON                 EARNINGS/     AVAILABLE FOR
                                                                STOCK      SURPLUS    (DEFICIT)         SALE           TOTAL
                                                             -----------  ---------  -----------  -----------------  ---------
Balance, December 31, 1995.................................   $     167   $   3,334   $    (134)      $     (40)     $   3,327
Net income.................................................      --          --             473          --                473
Sale of common stock (300 shares)..........................      --              10      --              --                 10
Cash dividend on common stock ($.35 per share).............      --          --             (59)         --                (59)
Valuation change, net of tax...............................      --          --          --                  17             17
                                                                  -----   ---------       -----             ---      ---------
  BALANCE, DECEMBER 31, 1996...............................         167       3,344         280             (23)         3,768

Net income.................................................      --          --             701          --                701
Exercise of options (17,700 shares)........................          17         456      --              --                473
Repurchase of common stock (9,583 shares)..................          (9)       (318)     --              --               (327)
Cash dividend on common stock ($2.25 per share)............      --          --            (402)         --               (402)
Valuation change, net of tax...............................      --          --          --                   9              9
                                                                  -----   ---------       -----             ---      ---------
  BALANCE, DECEMBER 31, 1997...............................   $     175   $   3,482   $     579       ($     14)     $   4,222
                                                                  -----   ---------       -----             ---      ---------
                                                                  -----   ---------       -----             ---      ---------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                     KITTITAS VALLEY BANCORP AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                             (DOLLARS IN THOUSANDS)

                                                                                                 1997       1996
                                                                                               ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.................................................................................  $     701  $     473
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for credit losses..............................................................         52         65
    Depreciation and amortization............................................................        135        131
    Deferred federal income taxes............................................................         34        126
    Stock dividends received.................................................................        (46)       (28)
    Increase in accrued interest receivable..................................................        (18)       (17)
    Decrease in accrued interest payable.....................................................         (2)       (12)
    Other--net...............................................................................        268        109
                                                                                               ---------  ---------
  NET CASH PROVIDED BY OPERATING ACTIVITIES..................................................      1,124        847

CASH FLOWS FROM INVESTING ACTIVITIES
  Net decrease in federal funds sold.........................................................     --            500
  Net (increase) decrease in deposits in banks...............................................     (1,003)     2,882
  Proceeds from maturities of securities available for sale..................................      3,014      1,431
  Proceeds from sales of securities available for sale.......................................      5,801      2,491
  Purchases of securities available for sale.................................................     (7,459)    (5,259)
  Net increase in loans......................................................................     (5,332)    (5,350)
  Purchases of premises and equipment........................................................       (470)       (45)
                                                                                               ---------  ---------
  NET CASH USED IN INVESTING ACTIVITIES......................................................     (5,449)    (3,350)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits...................................................................      6,848      4,071
  Issuance of common stock...................................................................        473         10
  Net increase in repurchase agreements......................................................        149        224
  Cash dividends paid........................................................................       (402)       (59)
  Repurchase of common stock.................................................................       (327)    --
                                                                                               ---------  ---------
  NET CASH PROVIDED BY FINANCING ACTIVITIES..................................................      6,741      4,246
                                                                                               ---------  ---------
  NET INCREASE IN CASH AND DUE FROM BANKS....................................................      2,416      1,743

CASH AND DUE FROM BANKS
  Beginning of year..........................................................................      3,680      1,937
                                                                                               ---------  ---------
  END OF YEAR................................................................................  $   6,096  $   3,680
                                                                                               ---------  ---------
                                                                                               ---------  ---------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash payments for:
    Interest.................................................................................  $   1,002  $     862
    Income taxes.............................................................................         58         50

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES
  Valuation change in net unrealized losses on securities available for sale, net of tax.....  $       9  $      17

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                     KITTITAS VALLEY BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Kittitas Valley Bancorp (the Company) and its wholly owned subsidiary, Kittitas Valley Bank, N.A. (the Bank). All significant intercompany transactions and balances have been eliminated.

    NATURE OF OPERATIONS

    The Bank operates three branches in Ellensburg, Cle Elum and Roslyn, Washington. The Bank's primary source of revenue is providing loans to customers, who are predominately small and middle-market businesses and individuals.

    FINANCIAL STATEMENT PRESENTATION

    The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for credit losses and the valuation of foreclosed real estate, management obtains independent appraisals for significant properties.

    Certain prior year amounts have been reclassified to conform to the 1997 presentation. All dollar amounts are stated in thousands, except per share information.

    SECURITIES AVAILABLE FOR SALE

    Securities available for sale consist of debt securities, which may be sold to implement the Company's asset/liability management strategies, and in response to changes in interest rates, prepayment rates and similar factors, and certain restricted equity securities. Securities available for sale are reported at fair value. Unrealized gains and losses, net of the related deferred tax effect, are reported as a net amount in a separate component of shareholders' equity. Realized gains and losses on securities available for sale, determined using the specific identification method, are included in earnings. Amortization of premiums and accretion of discounts are recognized in interest income over the period to maturity.

    Declines in the fair value of individual securities available for sale below their carrying value that are other than temporary result in write-downs of the individual securities that are included in earnings as realized losses.

    LOANS

    Loans are stated at the amount of unpaid principal, reduced by an allowance for credit losses. Interest on loans is accrued daily based on the principal amount outstanding.

    The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due or when they are past due 90 days as to either principal or

                     KITTITAS VALLEY BANCORP AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) interest. When interest accrual is discontinued, all unpaid accrued interest is reversed against current income. If management determines that the ultimate collectibility of principal is in doubt, cash receipts on nonaccrual loans are applied to reduce the principal balance.

    ALLOWANCE FOR CREDIT LOSSES

    The allowance for credit losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operations and reduced by loans charged off, net of recoveries. The allowance is based on management's periodic evaluation of potential losses in the loan portfolio after consideration of historical loss experience, adverse situations that may affect the borrowers' ability to repay, the estimated value of any underlying collateral, economic conditions, the results of examination of individual loans, the evaluation of the overall portfolio by senior credit personnel and federal and state regulatory agencies, and other risks inherent in the portfolio. This evaluation requires the use of current estimates, which may vary from the ultimate collectibility experienced in the future. The estimates used are reviewed periodically and, as adjustments become necessary, they are charged to operations in the period in which they become known.

    When management determines that it is possible a borrower will be unable to repay all amounts due according to the terms of the loan agreement, including scheduled interest payments, the loan is considered impaired. The amount of impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or when the primary source of repayment is provided by real estate collateral, at the fair value of the collateral less estimated selling costs. The amount of impairment and any subsequent charges are recorded through the provision for credit losses as an adjustment to the allowance for credit losses.

    PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost less accumulated depreciation, which is computed on a straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is less. Gains or losses on dispositions are reflected in earnings.

    CASH EQUIVALENTS

    The Bank considers all amounts included in the balance sheets caption "Cash and due from banks" to be cash equivalents.

    STOCK-BASED COMPENSATION

    The Company accounts for stock-based awards to employees using the intrinsic value method, in accordance with APB No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements. However, the required pro forma disclosures have been provided in accordance with SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION.

                     KITTITAS VALLEY BANCORP AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES

    Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

    The Bank provides for income taxes on a separate return basis and remits to the Company amounts currently due.

    EARNINGS PER SHARE

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE (SFAS No. 128), which the Company adopted in the fourth quarter of 1997. SFAS No. 128 requires a dual presentation of basic and diluted earnings per share. Basic earnings per share exclude dilution and are computed by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share reflect the potential dilution that could occur if common shares were issued pursuant to the exercise of options under the Company's stock option plans. Earnings per share for 1996 have been restated to conform to the presentation required by SFAS No. 128.

NOTE 2--ACCOUNTING CHANGES

    In June 1997, the Financial Accounting Standards Board issued Statements of Accounting Standards Nos. 130, REPORTING COMPREHENSIVE INCOME, and 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, both of which are effective for years beginning after December 31, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. All items that are required to be recognized under accounting standards as components of comprehensive income will have to be reported in a financial statement that is displayed with the same prominence as other financial statements. Also, the accumulated balance of other comprehensive income will have to be displayed separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. SFAS No. 131 requires that public enterprises report financial and descriptive information about their reportable operating segments. Both of these pronouncements will require additional disclosures about the Company's operations, but are not anticipated to have any effect on financial position or results of operations.

NOTE 3--RESTRICTED ASSETS

    Federal Reserve Board regulations require that the Bank maintain certain minimum reserve balances on deposit with the Federal Reserve Bank. The amounts of such balances for the years ended December 31, 1997 and 1996 were approximately $570 and $435, respectively.

                     KITTITAS VALLEY BANCORP AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE 4--DEBT AND EQUITY SECURITIES

    Debt and restricted equity securities have been classified as available for sale according to management's intent. The carrying amount of securities and their approximate fair values at December 31 are as follows:

                                                                                       GROSS          GROSS
                                                                       AMORTIZED    UNREALIZED     UNREALIZED      FAIR
                                                                         COST          GAINS         LOSSES       VALUES
                                                                      -----------  -------------  -------------  ---------
DECEMBER 31, 1997
  U.S. Government and agency securities.............................   $   2,451     $      --      $       8    $   2,443
  Collateralized mortgage obligations...............................       1,224            --             15        1,209
  Federal Reserve Bank, Federal Home Loan Bank and Federal
    Agriculture Mortgage Corp. stock................................         739            --             --          739
                                                                      -----------          ---            ---    ---------
                                                                       $   4,414     $      --      $      23    $   4,391
                                                                      -----------          ---            ---    ---------
                                                                      -----------          ---            ---    ---------

DECEMBER 31, 1996
  U.S. Government and agency securities.............................   $   2,303     $      11      $       7    $   2,307
  Corporate debt securities.........................................         878            --              1          877
  Collateralized mortgage obligations...............................       1,859            --             37        1,822
  Federal Reserve Bank, Federal Home Loan Bank and Federal
    Agriculture Mortgage Corp. stock................................         693            --             --          693
                                                                      -----------          ---            ---    ---------
                                                                       $   5,733     $      11      $      45    $   5,699
                                                                      -----------          ---            ---    ---------
                                                                      -----------          ---            ---    ---------

    The scheduled maturities of debt securities available for sale at December 31, 1997 are as follows:

                                                                            AMORTIZED     FAIR
                                                                              COST        VALUE
                                                                           -----------  ---------
Due in one year or less..................................................   $     890   $     889
Due from one year to five years..........................................         847         846
Due from five to ten years...............................................         499         498
Due after ten years......................................................         215         210
Collateralized mortgage obligations......................................       1,224       1,209
                                                                           -----------  ---------
                                                                            $   3,675   $   3,652
                                                                           -----------  ---------
                                                                           -----------  ---------

    Securities carried at approximately $3,917 at December 31, 1997 and $3,091 at December 31, 1996 were pledged to secure public deposits and for other purposes required or permitted by law.

                     KITTITAS VALLEY BANCORP AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE 5--LOANS

    Loans at December 31 consist of the following:

                                                                            1997       1996
                                                                          ---------  ---------
Commercial and agricultural.............................................  $   9,410  $   8,356
Real estate:
  1 to 4 family residential.............................................      4,237      4,417
  Commercial............................................................     10,616      6,498
  Farm land.............................................................        998        898
  Construction..........................................................      1,308      1,400
Consumer................................................................      1,467      1,154
                                                                          ---------  ---------
    TOTAL LOANS.........................................................  $  28,036  $  22,723
                                                                          ---------  ---------
                                                                          ---------  ---------

    Changes in the allowance for credit losses for the years ended December 31, 1997 and 1996 are as follows:

                                                                                  1997       1996
                                                                                ---------  ---------
Balance at beginning of year..................................................  $     244  $     180
Provision for credit losses...................................................         52         65

Charge-offs...................................................................        (19)        (1)
Recoveries....................................................................          2         --
                                                                                ---------  ---------
    NET CHARGE-OFFS...........................................................        (17)        (1)
                                                                                ---------  ---------
    BALANCE AT END OF YEAR....................................................  $     279  $     244
                                                                                ---------  ---------
                                                                                ---------  ---------

    There were no impaired loans at December 31, 1997 or 1996. At December 31, 1997, there were no commitments to lend additional funds to borrowers whose loans have been modified. Loans 90 days and over past due still accruing interest were $19 at December 31, 1997. There were no loans 90 days and over past due still accruing interest at December 31, 1996.

    Certain related parties of the Bank, principally directors and their associates, were loan customers of the Bank in the ordinary course of business during 1997 and 1996. Total loans outstanding at December 31, 1997 and 1996 to key officers and directors were $1,067 and $1,219, respectively. During 1997, loan advances totaled $186, and loan repayments totaled $338 on these loans.

                     KITTITAS VALLEY BANCORP AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE 6--PREMISES AND EQUIPMENT

    The components of premises and equipment at December 31 are as follows:

                                                                               1997       1996
                                                                             ---------  ---------
Land.......................................................................  $     374  $     374
Buildings..................................................................        812        419
Leasehold improvements.....................................................        106        130
Equipment, furniture and fixtures..........................................        611        544
                                                                             ---------  ---------
  TOTAL COST...............................................................      1,903      1,467
Less accumulated depreciation..............................................        375        282
                                                                             ---------  ---------
  TOTAL PREMISES AND EQUIPMENT.............................................  $   1,528  $   1,185
                                                                             ---------  ---------
                                                                             ---------  ---------

    The Bank leases premises under a month-to-month lease. Rental expense for the leased premises was $14 and $16 for 1997 and 1996, respectively.

NOTE 7--DEPOSITS

    The aggregate amount of certificates of deposit, each within a minimum denomination of one hundred thousand dollars, was approximately $2,132 and $1,759 at December 31, 1997 and 1996, respectively.

    At December 31, 1997, the scheduled maturities of certificates of deposit are as follows:

1998...............................................................  $   8,898
1999...............................................................        766
2000...............................................................        633
2001...............................................................         49
2002 and thereafter................................................         12
                                                                     ---------
                                                                     $  10,358
                                                                     ---------
                                                                     ---------

NOTE 8--INCOME TAXES

    Income taxes are comprised of the following for the years ended December 31:

                                                                                  1997       1996
                                                                                ---------  ---------
Current.......................................................................  $     325  $      50
Deferred......................................................................         34        126
                                                                                ---------  ---------
    TOTAL INCOME TAXES........................................................  $     359  $     176
                                                                                ---------  ---------
                                                                                ---------  ---------

                     KITTITAS VALLEY BANCORP AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE 8--INCOME TAXES (CONTINUED)
    The following is a reconciliation between the statutory and the effective federal income tax rate for the years ended December 31:

                                                                        1997                      1996
                                                              ------------------------  ------------------------
                                                                           PERCENT OF                PERCENT OF
                                                                             PRETAX                    PRETAX
                                                                AMOUNT       INCOME       AMOUNT       INCOME
                                                              -----------  -----------  -----------  -----------
Income tax at statutory rates...............................   $     360         34.0%   $     221         34.0%
Increase (decrease) resulting from:
  Reduction in valuation reserve............................          --           --          (34)        (5.2)
  Other.....................................................          (1)        (0.1)         (11)        (1.7)
                                                                   -----          ---        -----          ---
    TOTAL INCOME TAX EXPENSE................................   $     359         33.9%   $     176         27.1%
                                                                   -----          ---        -----          ---
                                                                   -----          ---        -----          ---

    The following shows the nature and components of the Company's net deferred tax liabilities at December 31, established at a rate of 34%:

                                                                                  1997       1996
                                                                                ---------  ---------
DEFERRED TAX ASSETS
  Alternative minimum tax credit carryforward.................................  $      --  $      23
  Allowance for credit losses.................................................         72         53
  Unrealized loss on securities available for sale............................          8         11
  Other.......................................................................         --          9
                                                                                ---------  ---------
  TOTAL DEFERRED TAX ASSETS...................................................         80         96
                                                                                ---------  ---------
DEFERRED TAX LIABILITIES
  Depreciation................................................................         46         50
  Cash basis reporting........................................................         51         55
  Deferred income.............................................................        135        106
                                                                                ---------  ---------
  TOTAL DEFERRED TAX LIABILITIES..............................................        232        211
                                                                                ---------  ---------
  NET DEFERRED TAX LIABILITIES................................................  $     152  $     115
                                                                                ---------  ---------
                                                                                ---------  ---------

NOTE 9--COMMITMENTS AND CONTINGENCIES

    FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

    The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. The financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

    The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and

                     KITTITAS VALLEY BANCORP AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE 9--COMMITMENTS AND CONTINGENCIES (CONTINUED) conditional obligations as it does for on-balance-sheet instruments. A summary of the Bank's commitments December 31 is as follows:

                                                                               1997       1996
                                                                             ---------  ---------
Commitments to extend credit:
  Real estate secured......................................................  $   3,847  $   3,148
  Credit card lines........................................................      1,438      1,070
                                                                             ---------  ---------
    TOTAL COMMITMENTS TO EXTEND CREDIT.....................................  $   5,285  $   4,218
                                                                             ---------  ---------
                                                                             ---------  ---------

Standby letters of credit..................................................  $      59  $      66

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of practice, generally does not extend credit to any single borrower or group of related borrowers in excess of $500,000. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that approximately 65% of loan commitments are drawn upon by customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate, and income-producing commercial properties.

    Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above, and is required in instances where the Bank deems necessary.

    The Bank has agreements with three commercial banks for lines of credit totaling $2,750, none of which were used at December 31, 1997 or 1996, and a credit line with the Federal Home Loan Bank of 10% of total assets. The Bank also has a facility of $1,400 available under a cash management advance program offered by the Federal Home Loan Bank. No advances were outstanding under this program at December 31, 1997 or 1996.

    The Bank has entered into an employment contract with its president which provides for contingent payments subject to future events.

    Because of the nature of its activities, the Company is subject to various pending and threatened legal actions which arise in the ordinary course of business. In the opinion of management, liabilities arising from these claims, if any, will not have a material effect on the financial position of the Company.

                     KITTITAS VALLEY BANCORP AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE 10--CONDENSED FINANCIAL INFORMATION--PARENT COMPANY ONLY

    CONDENSED BALANCE SHEETS--DECEMBER 31

                                                                                         1997       1996
                                                                                       ---------  ---------
ASSETS
  Cash...............................................................................  $      20  $      24
  Investment in Bank.................................................................      4,202      3,744
                                                                                       ---------  ---------
  TOTAL ASSETS.......................................................................  $   4,222  $   3,768
                                                                                       ---------  ---------
                                                                                       ---------  ---------
LIABILITIES AND SHAREHOLDERS' EQUITY
  Liabilities........................................................................  $      --  $      --
  Shareholders' equity...............................................................      4,222      3,768
                                                                                       ---------  ---------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.........................................  $   4,222  $   3,768
                                                                                       ---------  ---------
                                                                                       ---------  ---------

    CONDENSED STATEMENTS OF INCOME--YEARS ENDED DECEMBER 31

                                                                                            1997       1996
                                                                                          ---------  ---------
DIVIDEND RECEIVED FROM BANK.............................................................  $     452  $      75
OPERATING EXPENSES......................................................................         --          2
                                                                                          ---------  ---------
  INCOME BEFORE EQUITY IN UNDISTRIBUTED INCOME OF BANK..................................        452         73
EQUITY IN UNDISTRIBUTED INCOME OF BANK..................................................        249        400
                                                                                          ---------  ---------
  NET INCOME............................................................................  $     701  $     473
                                                                                          ---------  ---------
                                                                                          ---------  ---------

                     KITTITAS VALLEY BANCORP AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE 10--CONDENSED FINANCIAL INFORMATION--PARENT COMPANY ONLY (CONTINUED) CONDENSED STATEMENTS OF CASH FLOWS--YEARS ENDED DECEMBER 31

                                                                                           1997       1996
                                                                                         ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income...........................................................................  $     701  $     473
  Adjustments to reconcile net income to net cash provided by operating activities:
    Equity in undistributed income of bank.............................................       (249)      (400)
                                                                                         ---------  ---------
  NET CASH PROVIDED BY OPERATING ACTIVITIES............................................        452         73
                                                                                         ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of common stock.............................................................        473         10
  Repurchase of stock..................................................................       (327)        --
  Investment in Bank...................................................................       (200)        --
  Dividends paid.......................................................................       (402)       (59)
                                                                                         ---------  ---------
  NET CASH USED IN FINANCING ACTIVITIES................................................       (456)       (49)
                                                                                         ---------  ---------
  NET INCREASE (DECREASE) IN CASH......................................................         (4)        24
                                                                                         ---------  ---------
CASH
  Beginning of year....................................................................         24         --
                                                                                         ---------  ---------
  END OF YEAR..........................................................................  $      20  $      24
                                                                                         ---------  ---------
                                                                                         ---------  ---------

NOTE 11--BENEFIT PLANS

    401(K) PLAN

    The Bank has a 401(k) plan which covers substantially all employees who meet eligibility requirements set forth in the plan. Eligible employees may contribute up to 15% of their compensation. The Bank's contribution to the plan is determined by the Board of Directors. The Bank's contributions for the years ended December 31, 1997 and 1996 were $12 and $17, respectively.

    STOCK OPTION PLANS

    At December 31, 1997, the Company has two stock-based option plans, which are described below. The Company applies APB Opinion No. 25 and related interpretations in accounting for these plans. Accordingly, no compensation cost has been recognized for the plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards granted in 1997 and 1996 under these plans, consistent with the method described by FASB Statement

                     KITTITAS VALLEY BANCORP AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE 11--BENEFIT PLANS (CONTINUED)
No. 123, the Company's net income and earnings per share would have been reduced to these pro forma amounts:

                                                                                 1997       1996
                                                                               ---------  ---------
Net income:
  As reported................................................................  $     701  $     473
  Pro forma..................................................................        660        333

Earnings per share:
  Basic:
    As reported..............................................................  $    4.06  $    2.84
    Pro forma................................................................       3.82       2.00
  Diluted:
    As reported..............................................................  $    3.99  $    2.74
    Pro forma................................................................       3.78       1.98

    The fair value of each option grant is estimated on the date of grant, based on the Black-Scholes option-pricing model and using the following weighted-average assumptions: 1% dividend yield; risk-free interest rate of 6%; and expected lives of ten years for the options.

    DIRECTOR STOCK OPTION PLAN

    Effective March 1996, the Company adopted a director stock option plan whereby the Company reserved 25,000 of its $1 par value common stock to be granted to directors. Options vest at the date of grant or ratably over five years, beginning in the first year of the grant. Options expire on the tenth anniversary of the date of grant, or in accordance with various termination clauses enumerated within the plan. Options to purchase 1,000 shares of common stock at $30 per share were outstanding and exercisable at December 31, 1997. Also, options to purchase 6,800 shares of common stock at $30.50 per share were outstanding and 1,800 were exercisable at December 31, 1997. There were 10,200 shares exercised in 1997.

    EMPLOYEE STOCK OPTION PLAN

    The Company's 1992 stock option plan, as amended on March 28, 1996, reserves a total of 40,000 shares of common stock for option to key employees, as defined in the plan. The exercise price for the option may not be less than the fair value of the Company stock at the date of grant. Options vest ratably over three to five years, beginning in the first year of the grant, and expire on the third or tenth anniversary of the date of grant, or in accordance with various termination clauses enumerated within the plan. Options to purchase 13,850 shares of common stock were outstanding and 1,750 were exercisable at December 31, 1997. There were 7,500 shares exercised in 1997.

                     KITTITAS VALLEY BANCORP AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE 11--BENEFIT PLANS (CONTINUED)
    A summary of the status of the Company's stock option plans as of December 31, 1997 and 1996, and changes during the years ending on those dates, is presented below:

                                                                            1997                      1996
                                                                  ------------------------  ------------------------
                                                                               WEIGHTED                  WEIGHTED
                                                                                AVERAGE                   AVERAGE
                                                                               EXERCISE                  EXERCISE
                                                                   SHARES        PRICE       SHARES        PRICE
                                                                  ---------  -------------  ---------  -------------
Outstanding at beginning of year................................     39,750    $   27.33       17,250    $   23.75
Granted.........................................................      3,000        31.00       22,500        30.07
Exercised.......................................................     17,700        26.77           --           --
Repurchased.....................................................      3,400        25.15           --           --
                                                                  ---------                 ---------
    OUTSTANDING AT END OF YEAR..................................     21,650        28.64       39,750        27.33
                                                                  ---------                 ---------
                                                                  ---------                 ---------
Options exercisable at year-end.................................      4,550                    18,400        26.87
Weighted average fair value of options granted during the
  year..........................................................                   10.64                     10.31

    The following information summarizes information about stock options outstanding at December 31, 1997:

                OPTIONS OUTSTANDING
---------------------------------------------------                  OPTIONS EXERCISABLE
                                 WEIGHTED AVERAGE    ---------------------------------------------------
    RANGE OF         NUMBER          REMAINING       WEIGHTED AVERAGE      NUMBER      WEIGHTED AVERAGE
 EXERCISE PRICES   OUTSTANDING   CONTRACTUAL LIFE        EXERCISE        EXERCISABLE    EXERCISE PRICE
-----------------  -----------  -------------------  -----------------  -------------  -----------------
$20.00 - $25.00         1,900             4.74           $   20.00              600        $   20.00
$25.00 - $30.00         9,950             7.19               28.30            2,150            29.37
Over $30.00             9,800             8.90               30.65            1,800            30.50
                   -----------                                                -----
                       21,650             7.75               28.64            4,550            28.58
                   -----------                                                -----
                   -----------                                                -----

NOTE 12--REGULATORY MATTERS

    The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines of the regulatory framework for prompt corrective action, the Bank must meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). Under the regulatory framework for prompt

                     KITTITAS VALLEY BANCORP AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE 12--REGULATORY MATTERS (CONTINUED)
corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios as set forth in the table.

    As of December 31, 1997, the most recent notification from the Bank's regulator categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

    The Company's and the Bank's actual capital amounts and ratios are also presented in the table:

                                                                                                           TO BE WELL
                                                                                                       CAPITALIZED UNDER
                                                                                  CAPITAL ADEQUACY     PROMPT CORRECTIVE
                                                                 ACTUAL               PURPOSES         ACTION PROVISIONS
                                                          --------------------  --------------------  --------------------
                                                           AMOUNT      RATIO     AMOUNT      RATIO     AMOUNT      RATIO
                                                          ---------  ---------  ---------  ---------  ---------  ---------
DECEMBER 31, 1997
  TIER 1 CAPITAL (TO AVERAGE ASSETS)
    Consolidated........................................  $   4,236      10.29% $   1,646       4.00%       N/A        N/A
    Bank................................................      4,216      10.24      1,646       4.00  $   2,058       5.00%
  TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS)
    Consolidated........................................      4,236      14.10      1,202       4.00        N/A        N/A
    Bank................................................      4,216      14.04      1,202       4.00      1,802       6.00
  TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS)
    Consolidated........................................      4,515      15.03      2,403       8.00        N/A        N/A
    Bank................................................      4,495      14.96      2,403       8.00      3,004      10.00

DECEMBER 31, 1996
  TIER 1 CAPITAL (TO AVERAGE ASSETS)
    Consolidated........................................  $   3,771      10.96% $   1,378       4.00%       N/A        N/A
    Bank................................................      3,747      10.88      1,378       4.00  $   1,722       5.00%
  TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS)
    Consolidated........................................      3,771      15.11        997       4.00        N/A        N/A
    Bank................................................      3,747      15.03        997       4.00      1,496       6.00
  TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS)
    Consolidated........................................      4,015      16.09      1,995       8.00        N/A        N/A
    Bank................................................      3,991      16.01      1,995       8.00      2,494      10.00

    Management believes, as of December 31, 1997, that the Company and the Bank meet all capital requirements to which they are subject.

    RESTRICTIONS ON RETAINED EARNINGS

    The Bank, as a national bank, is subject to dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the Comptroller of the

                     KITTITAS VALLEY BANCORP AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE 12--REGULATORY MATTERS (CONTINUED)
Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus retained earnings (as defined) from the prior two years.

NOTE 13--EARNINGS PER SHARE DISCLOSURES

    Following is information regarding the calculation of basic and diluted earnings per share for the years indicated:

                                                                             NET INCOME        SHARES       PER SHARE
                                                                             (NUMERATOR)    (DENOMINATOR)    AMOUNT
                                                                           ---------------  -------------  -----------
YEAR ENDED DECEMBER 31, 1997
  Basic earnings per share:
    Net income...........................................................     $     701         172,736     $    4.06
  Effect of dilutive securities:
    Options..............................................................            --           3,320          (.07)
                                                                                  -----     -------------       -----
  Diluted earnings per share:
    NET INCOME...........................................................     $     701         176,056     $    3.99
                                                                                  -----     -------------       -----
                                                                                  -----     -------------       -----

YEAR ENDED DECEMBER 31, 1996
  Basic earnings per share:
    Net income...........................................................     $     473         166,836     $    2.84
  Effect of dilutive securities:
    Options..............................................................            --           5,805          (.10)
                                                                                  -----     -------------       -----
  Diluted earnings per share:
    NET INCOME...........................................................     $     473         172,641     $    2.74
                                                                                  -----     -------------       -----
                                                                                  -----     -------------       -----

                  KITTITAS VALLEY BANCORP INC. AND SUBSIDIARY

                    CONDENSED CONSOLIDATED FINANCIAL REPORT

                                 MARCH 31 1998

                     KITTITAS VALLEY BANCORP AND SUBSIDIARY

               CONDENSED CONSOLIDATED BALANCE SHEETS--(UNAUDITED)

                      MARCH 31, 1998 AND DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

                                                                                           MARCH 31,   DECEMBER 31,
                                                                                             1998          1997
                                                                                          -----------  ------------
ASSETS
  Cash and due from banks...............................................................   $   3,344    $    6,096
  Deposits in banks and Federal funds sold..............................................       6,681         2,431
  Securities available for sale.........................................................       5,602         4,391
  Loans.................................................................................      28,665        28,036
  Less allowance for credit losses......................................................         286           279
                                                                                          -----------  ------------
  NET LOANS.............................................................................      28,379        27,757

  Premises and equipment................................................................       1,509         1,528
  Accrued interest receivable...........................................................         297           289
  Other assets..........................................................................         110            78
                                                                                          -----------  ------------
  TOTAL ASSETS..........................................................................   $  45,922    $   42,570
                                                                                          -----------  ------------
                                                                                          -----------  ------------
LIABILITIES
  Deposits:
    Demand..............................................................................   $   6,210    $    7,594
    Savings and interest-bearing demand.................................................      21,768        19,473
    Time................................................................................      10,208        10,358
                                                                                          -----------  ------------
  TOTAL DEPOSITS........................................................................      38,186        37,425

  Repurchase agreements.................................................................       3,378           373
  Accrued interest payable..............................................................          32            30
  Other liabilities.....................................................................         311           520
                                                                                          -----------  ------------
  TOTAL LIABILITIES.....................................................................      41,907        38,348
                                                                                          -----------  ------------

COMMITMENTS AND CONTINGENCIES...........................................................          --            --

SHAREHOLDERS' EQUITY
  Common stock (par value: $1); authorized 500,000 shares; issued: 178,787 shares in
    1998; 175,117 shares in 1997........................................................         179           175
  Surplus...............................................................................       3,583         3,482
  Retained earnings.....................................................................         261           579
  Accumulated other comprehensive income................................................          (8)          (14)
                                                                                          -----------  ------------
  TOTAL SHAREHOLDERS' EQUITY............................................................       4,015         4,222
                                                                                          -----------  ------------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY............................................   $  45,922    $   42,570
                                                                                          -----------  ------------
                                                                                          -----------  ------------

SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                     KITTITAS VALLEY BANCORP AND SUBSIDIARY

         CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE
                              INCOME--(UNAUDITED)

                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                      1998       1997
                                                                                                    ---------  ---------
INTEREST INCOME
  Loans...........................................................................................  $     725  $     597
  Federal funds sold and deposits in banks........................................................         87         63
  Securities available for sale...................................................................         75         84
                                                                                                    ---------  ---------
  TOTAL INTEREST INCOME...........................................................................        887        744

INTEREST EXPENSE
  Deposits........................................................................................        245        236
  Federal funds purchased and repurchase agreements...............................................         18          3
                                                                                                    ---------  ---------
  TOTAL INTEREST EXPENSE..........................................................................        263        239
                                                                                                    ---------  ---------
  NET INTEREST INCOME.............................................................................        624        505

PROVISION FOR CREDIT LOSSES.......................................................................         21         --
                                                                                                    ---------  ---------
  NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES...........................................        603        505

NON-INTEREST INCOME
  Service charges on deposit accounts.............................................................         88         59
  Loss on sale of securities available for sale...................................................         --        (10)
  Other operating income..........................................................................         52         35
                                                                                                    ---------  ---------
  TOTAL NON-INTEREST INCOME.......................................................................        140         84

NON-INTEREST EXPENSE
  Salaries and employee benefits..................................................................        238        218
  Occupancy and equipment.........................................................................         40         46
  Other operating expenses........................................................................        161        150
                                                                                                    ---------  ---------
  TOTAL NON-INTEREST EXPENSE......................................................................        439        414
                                                                                                    ---------  ---------
  INCOME BEFORE INCOME TAXES......................................................................        304        175

INCOME TAXES......................................................................................        103         67
                                                                                                    ---------  ---------
  NET INCOME......................................................................................        201        108

OTHER COMPREHENSIVE INCOME, NET OF TAX
  Unrealized gain (loss) on securities available for sale.........................................          6         (5)
                                                                                                    ---------  ---------
  COMPREHENSIVE INCOME............................................................................  $     207  $     103
                                                                                                    ---------  ---------
                                                                                                    ---------  ---------

NET INCOME PER SHARE DATA
  Basic earnings per share........................................................................  $    1.13  $     .65
  Diluted earnings per share......................................................................       1.11        .62

SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                     KITTITAS VALLEY BANCORP AND SUBSIDIARY

     CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY--(UNAUDITED)

                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                             (DOLLARS IN THOUSANDS)

                                                                                                ACCUMULATED OTHER
                                                             COMMON                 RETAINED      COMPREHENSIVE
                                                              STOCK      SURPLUS    EARNINGS         INCOME          TOTAL
                                                           -----------  ---------  -----------  -----------------  ---------
Balance, December 31, 1996...............................   $     167   $   3,344   $     280       $     (23)     $   3,768
Net income...............................................          --          --         108              --            108
Repurchase of common stock (1,625 shares)................          (2)        (49)         --              --            (51)
Unrealized gain (loss) on securities, net of tax.........          --          --          --              (5)            (5)
                                                                -----   ---------       -----             ---      ---------
  BALANCE, MARCH 31, 1997................................   $     165   $   3,295   $     388       $     (28)     $   3,820

Balance, December 31, 1997...............................   $     175   $   3,482   $     579       $     (14)     $   4,222
Net income...............................................          --          --         201              --      $     201
Exercise of options (3,670 shares).......................           4         101          --              --            105
Cash dividend on common stock ($2.90 per share)..........          --          --        (519)             --           (519)
Unrealized gain (loss) on securities, net of tax.........          --          --          --               6              6
                                                                -----   ---------       -----             ---      ---------
  BALANCE, MARCH 31, 1998................................   $     179   $   3,583   $     261       $      (8)     $   4,015
                                                                -----   ---------       -----             ---      ---------
                                                                -----   ---------       -----             ---      ---------

SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                     KITTITAS VALLEY BANCORP AND SUBSIDIARY

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS--(UNAUDITED)

                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                             (DOLLARS IN THOUSANDS)

                                                                                                 1988       1997
                                                                                               ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.................................................................................  $     201  $     108
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for credit losses..............................................................         21         --
    Depreciation and amortization............................................................         32         29
    (Increase) decrease in accrued interest receivable.......................................         (8)         6
    Increase in accrued interest payable.....................................................          2          7
    Other--net...............................................................................       (241)       (58)
                                                                                               ---------  ---------
  NET CASH PROVIDED BY OPERATING ACTIVITIES..................................................          7         92

CASH FLOWS FROM INVESTING ACTIVITIES
  Net increase in federal funds sold and deposits in banks...................................     (4,250)    (3,391)
  Proceeds from sales and maturities of securities available for sale........................      1,390      1,716
  Purchases of securities available for sale.................................................     (2,595)    (2,496)
  Net (increase) decrease in loans...........................................................       (643)        93
  Purchases of premises and equipment........................................................        (13)       (15)
                                                                                               ---------  ---------
  NET CASH USED IN INVESTING ACTIVITIES......................................................     (6,111)    (4,093)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits...................................................................        761      2,223
  Net increase in repurchase agreements......................................................      3,005        141
  Issuance of common stock...................................................................        105         --
  Cash dividends paid........................................................................       (519)        --
  Repurchase of common stock.................................................................         --        (51)
                                                                                               ---------  ---------
  NET CASH PROVIDED BY FINANCING ACTIVITIES..................................................      3,352      2,313
                                                                                               ---------  ---------
  NET DECREASE IN CASH AND DUE FROM BANKS....................................................     (2,752)    (1,688)

CASH AND DUE FROM BANKS
  Beginning of period........................................................................      6,096      3,680
                                                                                               ---------  ---------
  END OF PERIOD..............................................................................  $   3,344  $   1,992
                                                                                               ---------  ---------
                                                                                               ---------  ---------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash payments for:
    Interest.................................................................................  $     261  $     232
    Income taxes.............................................................................        270          2

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
  Unrealized gain (loss) on securities, net of tax...........................................  $       6  $      (5)

SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                     KITTIAS VALLEY BANCORP AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

    The interim condensed consolidated financial statements include the accounts of Kittitas Valley Bancorp (the Company) and its wholly owned subsidiary, Kittitas Valley Bank, N.A. (the Bank). All significant intercompany transactions and balances have been eliminated.

    The interim condensed consolidated financial statements are unaudited but have been prepared in accordance with generally accepted accounting principles for condensed interim financial statements. Accordingly, the condensed consolidated interim financial statements do not include all of the information and footnotes required by generally accepted financial statements. In the opinion of management, all adjustments necessary for a fair presentation are reflected in the condensed interim consolidated financial statements.

    The condensed consolidated interim financial statements should be read in conjunction with the December 31, 1997 consolidated financial statements, including notes thereto.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements, in conformity with general accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

NET INCOME PER SHARE

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE (SFAS No. 128), which the Company adopted in the fourth quarter of 1997. SFAS No. 128 requires a dual presentation of basic and diluted earnings per share. Basic earnings per share exclude dilution and are computed by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share reflect the potential dilution that could occur if common shares were issued pursuant to the exercise of options under the Company's stock option plans.

    Following is information regarding the calculation of basic and diluted earnings per share for the three months ended as indicated (dollars in thousands, except per share amounts):

                                                                             NET INCOME        SHARES       PER SHARE
                                                                             (NUMERATOR)    (DENOMINATOR)    AMOUNT
                                                                           ---------------  -------------  -----------
THREE MONTHS ENDED MARCH 31, 1998
  Basic earnings per share:
    Net income...........................................................     $     201         178,418     $    1.13
  Effect of dilutive securities:
    Options..............................................................            --           2,486          (.02)
                                                                                  -----     -------------       -----
  Diluted earnings per share:
    NET INCOME...........................................................     $     201         180,904     $    1.11
                                                                                  -----     -------------       -----
                                                                                  -----     -------------       -----

                     KITTIAS VALLEY BANCORP AND SUBSIDIARY

NET INCOME PER SHARE (CONTINUED)

                                                                             NET INCOME        SHARES       PER SHARE
                                                                             (NUMERATOR)    (DENOMINATOR)    AMOUNT
                                                                           ---------------  -------------  -----------
THREE MONTHS ENDED MARCH 31, 1997
  Basic earnings per share:
    Net income...........................................................     $     108         167,000     $     .65
  Effect of dilutive securities:
    Options..............................................................            --           5,898          (.03)
                                                                                  -----     -------------       -----
  Diluted earnings per share:
    NET INCOME...........................................................     $     108         172,898     $     .62
                                                                                  -----     -------------       -----
                                                                                  -----     -------------       -----

ACCOUNTING CHANGES

    In the quarter ended March 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME (SFAS No.
130), which was effective for Companies with years beginning after December 15, 1997. SFAS No. 130 requires that an entity report and display comprehensive income with the same prominence as other financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. With regard to the Company, currently the only items of comprehensive income are changes in the fair value of its available for sale securities portfolio. Accordingly, changes in the value of that portfolio during the period, net of tax, are reported as "Other Comprehensive Income" in the accompanying Consolidated Statements of Income and Comprehensive Income. Changes in the fair value of the available for sale securities portfolio for the three months ended March 31, 1998, which are reported in the Statement of Shareholders' Equity, have been reclassified and retroactively reported as Other Comprehensive Income. There was no effect on previously reported net income as a result of this change.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Pursuant to InterWest's Articles of Incorporation, InterWest will, to the fullest extent permitted by the WBCA, indemnify the officers, directors, agents and employees of InterWest with respect to expenses, settlements, judgments and fines in suits in which such person was made a party by reason of the fact that he or she is or was an agent of InterWest. No such indemnification may be given if the acts or omissions of the person are adjudged to be in violation of law, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. In addition, InterWest's Articles of Incorporation provide that the directors of InterWest shall not be personally liable for monetary damages to InterWest for certain breaches of their fiduciary duty as directors, except for liabilities that involve intentional misconduct by the director, the authorization or illegal distributions or receipt of an improper personal benefit from their actions as directors. This provision might, in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might have benefited InterWest.

    In addition to the indemnification provisions set forth in InterWest's Articles, InterWest has entered into separate Indemnity Agreements with each of the directors of InterWest and InterWest Bank that provide for the indemnification of such directors by InterWest to the fullest extent allowed by the WBCA. The Indemnity Agreements indemnify each director and hold such director harmless against any loss arising from a claim or action relating to his or her services as a director. The Indemnity Agreements further provides that InterWest will advance sufficient funds as may be necessary to investigate or defend claims against a director, and to reimburse funds that may be incurred by the director, with the proviso that the director will reimburse InterWest any expenses paid to such director in the event it is later determined that the payment of such sums were not allowable under Washington law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The exhibits are listed on the accompanying "Exhibit Index".

    (b) Financial Statement Schedules. None.

    (c) The opinion of the financial advisor is set forth as APPENDIX D to this Prospectus/Proxy Statement.

ITEM 22.  UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to;

            (i) Include any prospectus required by Section 10(a)(3) of the 1933 Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) Include any additional or changed information on the plan of distribution;

        (2) For determining liability under the 1933 Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

        (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (b) To advise all directors and officers that insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

    (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Date of the registration statement through the date of responding to the request.

    (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the 1933 Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oak Harbor, Washington on June 16, 1998.

                                INTERWEST BANCORP, INC.

                                By:            /s/ STEPHEN M. WALDEN
                                     -----------------------------------------
                                                 Stephen M. Walden
Date: June 16, 1998                       (DULY AUTHORIZED REPRESENTATIVE)

                               POWER OF ATTORNEY

    Each person whose individual signature appears below hereby authorizes and appoints Stephen M. Walden and H. Glenn Mouw, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

    Pursuant to the requirements of the 1933 Act, this Power of Attorney has been signed by the following persons in the capacities indicated, on the 16th day of June, 1998.

          SIGNATURE                       TITLE
------------------------------  --------------------------

                                President, Chief Executive
    /s/ STEPHEN M. WALDEN         Officer and Director
------------------------------    (Principal Executive
      Stephen M. Walden           Officer)

                                Executive Vice President &
      /s/ H. GLENN MOUW           Chief Financial Officer
------------------------------    (Principal Financial
        H. Glenn Mouw             Officer)

      /s/ ERIC D. JENSEN        Chief Accounting Officer
------------------------------    (Principal Accounting
        Eric D. Jensen            Officer)

    /s/ BARNEY R. BEEKSMA
------------------------------  Chairman of the Board
      Barney R. Beeksma

     /s/ GARY M. BOLYARD
------------------------------  Director
       Gary M. Bolyard

      /s/ LARRY CARLSON
------------------------------  Director
        Larry Carlson

          SIGNATURE                       TITLE
------------------------------  --------------------------

   /s/ MICHAEL T. CRAWFORD
------------------------------  Director
     Michael T. Crawford

      /s/ PATRICK FAHEY
------------------------------  Director
        Patrick Fahey

       /s/ JEAN GORTON
------------------------------  Director
         Jean Gorton

       /s/ HENRY KOETJE
------------------------------  Director
         Henry Koetje

      /s/ STEPHEN LEWIS
------------------------------  Director
        Stephen Lewis

      /s/ CLARK H. MOCK
------------------------------  Director
        Clark H. Mock

     /s/ RUSSEL E. OLSON
------------------------------  Director
       Russel E. Olson

        /s/ VERN SIMS
------------------------------  Director
          Vern Sims

                                 EXHIBITS INDEX

 EXHIBIT NO.   DESCRIPTON OF EXHIBIT
-------------  -----------------------------------------------------------------------------------------------------
       2.1     Agreement and Plan of Merger between InterWest and KVB dated as of April 20, 1998, (included in this
                 Registration Statement as APPENDIX A to the Prospectus/Proxy Statement).

       5.1     Opinion of Graham & Dunn, P.C. as to the legality of securities.

       8.1     Form of Opinion of Graham & Dunn, P.C. as to federal income tax consequences.

      10.1     Form of Noncompetition Agreement between InterWest and each respective director of KVB and KV Bank, dated as of April 20, 1998.

      10.2     Voting Agreement of KVB directors

      10.3     Stock Option Agreement between InterWest and KVB (included as APPENDIX B to the Prospectus/Proxy
                 Statement).

      23.1     Consent of Graham & Dunn, P.C., as to its legality of securities opinion (contained in its opinion filed as Exhibit 5.1).

      23.2     Consent of Graham & Dunn, P.C. as to its tax opinion (contained in its opinion filed as Exhibit 8.1).

      23.3     Consent of Ernst & Young LLP, Independent Auditors

      23.4     Consent of Deloitte & Touche LLP, Independent Auditors

      23.5     Consent of Knight, Vale & Gregory, Inc., P.S. KVB's Independent Auditors.

      23.6     Consent of Southard Financial

      24.1     Power of Attorney (included in the signature page of this Registration Statement) and certified resolutions of the InterWest Board.

      99.1     Opinion of Southard Financial (included as APPENDIX D to the Prospectus/Proxy Statement).

      99.2     Form of proxy to be mailed to the shareholders of KVB.

      99.3     Form of Election to be mailed to the shareholders of KVB.

                                                                      APPENDIX A

                 ----------------------------------------------
                 ----------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                         KITTITAS VALLEY BANCORP, INC.,

                           KITTITAS VALLEY BANK, N.A.

                                      AND

                            INTERWEST BANCORP, INC.

                 ----------------------------------------------
                 ----------------------------------------------

                           DATED AS OF APRIL 20, 1998

                               TABLE OF CONTENTS

                                                                                                                      PAGE
                                                                                                                    ---------

ARTICLE I. MERGER.................................................................................................        A-6

           1.1        THE MERGER..................................................................................        A-6
           1.2        EFFECTIVE DATE..............................................................................        A-6

ARTICLE II. CONSIDERATION.........................................................................................        A-7

           2.1        CONVERSION OF STOCK.........................................................................        A-7
           2.2        CONVERSION ELECTION PROCEDURES AND ALLOCATION...............................................        A-7
           2.3        CONVERSION OF COMPANY OPTIONS...............................................................        A-9
           2.4        SHAREHOLDER RIGHTS; STOCK TRANSFERS.........................................................        A-9
           2.5        FRACTIONAL SHARES...........................................................................        A-9
           2.6        EXCHANGE PROCEDURES.........................................................................       A-10
           2.7        MERGER CONSIDERATION ADJUSTMENTS............................................................       A-10
           2.8        EXCEPTION SHARES............................................................................       A-10
           2.9        RESERVATION OF RIGHT TO REVISE TRANSACTION..................................................       A-10

ARTICLE III. ACTIONS PENDING CONSUMMATION.........................................................................       A-10

           3.1        CAPITAL STOCK...............................................................................       A-10
           3.2        DIVIDENDS, ETC..............................................................................       A-11
           3.3        INDEBTEDNESS; LIABILITIES; ETC..............................................................       A-11
           3.4        LINE OF BUSINESS; OPERATING PROCEDURES; ETC.................................................       A-11
           3.5        LIENS AND ENCUMBRANCES......................................................................       A-11
           3.6        COMPENSATION; EMPLOYMENT AGREEMENTS; ETC....................................................       A-11
           3.7        BENEFIT PLANS...............................................................................       A-11
           3.8        CONTINUANCE OF BUSINESS.....................................................................       A-11
           3.9        AMENDMENTS..................................................................................       A-11
           3.10       CLAIMS......................................................................................       A-12
           3.11       CONTRACTS...................................................................................       A-12
           3.12       LOANS.......................................................................................       A-12
           3.13       TRANSACTION EXPENSES........................................................................       A-12

ARTICLE IV. REPRESENTATIONS AND WARRANTIES........................................................................       A-12

           4.1        THE COMPANY AND KITTITAS BANK REPRESENTATIONS AND WARRANTIES................................       A-12
           4.2        INTERWEST REPRESENTATIONS AND WARRANTIES....................................................       A-20

ARTICLE V. COVENANTS..............................................................................................       A-22

           5.1        BEST EFFORTS................................................................................       A-23
           5.2        THE PROXY...................................................................................       A-23
           5.3        REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS......................................       A-23
           5.4        REGISTRATION STATEMENT EFFECTIVENESS........................................................       A-23
           5.5        PRESS RELEASES..............................................................................       A-23
           5.6        ACCESS; INFORMATION.........................................................................       A-23
           5.7        ACQUISITION PROPOSALS.......................................................................       A-24
           5.8        REGISTRATION STATEMENT PREPARATION; REGULATORY APPLICATIONS PREPARATION.....................       A-24
           5.9        BLUE-SKY FILINGS............................................................................       A-24
           5.10       AFFILIATE AGREEMENTS........................................................................       A-24

                                                                                                                      PAGE
                                                                                                                    ---------
           5.11       CERTAIN POLICIES OF THE COMPANY AND KITTITAS BANK...........................................       A-24
           5.12       STATE TAKEOVER LAW..........................................................................       A-25
           5.13       NO RIGHTS TRIGGERED.........................................................................       A-25
           5.14       SHARES LISTED...............................................................................       A-25
           5.15       REGULATORY APPLICATIONS.....................................................................       A-25
           5.16       REGULATORY DIVESTITURES.....................................................................       A-25
           5.17       CURRENT INFORMATION.........................................................................       A-25
           5.18       INDEMNIFICATION.............................................................................       A-26
           5.19       EMPLOYEE OPTIONS............................................................................       A-26
           5.20       OFFICER BONUS PLAN..........................................................................       A-26
           5.21       OPERATION OF KITTITAS BANK..................................................................       A-26

ARTICLE VI. CONDITIONS TO CONSUMMATION OF THE MERGER..............................................................       A-27

           6.1        CONDITIONS TO EACH PARTY'S OBLIGATIONS......................................................       A-27
           6.2        CONDITIONS TO OBLIGATIONS OF INTERWEST......................................................       A-27
           6.3        CONDITIONS TO OBLIGATIONS OF COMPANY AND KITTITAS BANK......................................       A-28

ARTICLE VII. TERMINATION..........................................................................................       A-29

           7.1        GROUNDS FOR TERMINATION.....................................................................       A-29
           7.2        CONSEQUENCES OF TERMINATION.................................................................       A-29

ARTICLE VIII. OTHER MATTERS.......................................................................................       A-29

           8.1        SURVIVAL....................................................................................       A-29
           8.2        WAIVER; AMENDMENT...........................................................................       A-30
           8.3        COUNTERPARTS................................................................................       A-30
           8.4        GOVERNING LAW...............................................................................       A-30
           8.5        EXPENSES....................................................................................       A-30
           8.6        CONFIDENTIALITY.............................................................................       A-30
           8.7        NOTICES.....................................................................................       A-30
           8.8        ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES..........................................       A-31
           8.9        BENEFIT PLANS...............................................................................       A-31
           8.10       HEADINGS....................................................................................       A-31

EXHIBITS

Exhibit A  Approval by Directors of Kittitas Valley Bancorp, Inc.
Exhibit B  Director's Agreement
Exhibit C  Stock Option Agreement
Exhibit D  Kittitas Valley Bancorp, Inc. Affiliate Undertakings and Agreements
Exhibit E  Employment Agreement of Steven F. Halverson
Exhibit F  Employment Agreement of Zora Peterson
Exhibit G  Employment Agreement of Ronald Goodwin
Exhibit H  Employment Agreement of Jane Kirsch
Exhibit I  Severance Agreement for Chip Spall
Exhibit J  Severance Agreement for Kathy Thayer
Exhibit K  Legal Opinion of Gerrish & McCreary, P.C.
Exhibit L  Legal Opinion of Graham & Dunn, P.C.

SCHEDULES

COMPANY DISCLOSURES
------------------------
Schedule 2.3(B)           Outstanding Options
Schedule 3.4              Changes to Line of Business, Operating Procedures, etc.
Schedule 3.6              New or Changes to Compensation, Employment Agreements, etc.
Schedule 3.7              New or Modifications to Benefit Plans
Schedule 3.11             New or Changes to Material Contracts
Schedule 4.1(C)           Shares Outstanding
Schedule 4.1(D)           Subsidiaries
Schedule 4.1(G)           No Defaults--Agreements Requiring Third Party Consent
Schedule 4.1(H)           Financial Reports
Schedule 4.1(I)           Undisclosed Liabilities
Schedule 4.1(J)           No Events Causing Material Adverse Effect
Schedule 4.1(L)           Litigation, Regulatory Action
Schedule 4.1(M)           Compliance with Laws
Schedule 4.1(N)           Material Contracts
Schedule 4.1(Q)(1)        List of Employee Benefit Plans
Schedule 4.1(Q)(2)        Employee Benefit Plans Not Qualified Under ERISA
Schedule 4.1(Q)(6)        Obligations for Retiree Health and Life Benefits
Schedule 4.1(Q)(7)        Agreements Resulting in Payments to Employees Under Any Compensation and Benefit Plan
                            with Respect to Proposed Transaction
Schedule 4.1(T)           Asset Classification
Schedule 4.1(V)           Insurance
Schedule 4.1(W)           Affiliates
Schedule 4.1(Z)(2)        Pending Proceedings with Respect to Environmental Matters
Schedule 4.1(Z)(3)        Pending Proceedings with Respect to Environmental Matters Involving Loan/ Fiduciary
                            Property
Schedule 4.1(Z)(4)        Pending Proceedings with Respect to Environmental Matters Listed in Sections 4.1(Z)(2)
                            or (3)
Schedule 4.1(Z)(5)        Actions During Ownership Which could Have Material Adverse Effect with Respect to
                            Environmental Matters
Schedule 4.1(Z)(6)        Actions Prior to Ownership Which could Have Material Adverse Effect with Respect to
                            Environmental Matters
Schedule 4.1(AA)          Tax Reports Matters
Schedule 4.1(CC)          Derivative Contracts
Schedule 4.1(EE)(1)       Employment Contracts Requiring Payment In Connection with Termination
Schedule 4.1(EE)(2)       Leases with Aggregate Annual Rent Exceeding $10,000
Schedule 4.1(EE)(3)       Material Contracts with Affiliates

INTERWEST DISCLOSURES
------------------------
Schedule 4.2(C)           Shares
Schedule 4.2(F)           No Defaults
Schedule 4.2(G)           Financial Reports
Schedule 4.2(H)           No Events Causing Material Adverse Effect
Schedule 4.2(I)           Litigation, Regulatory Action
Schedule 4.2(L)           Derivative Contracts

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of the 20th day of April, 1998 (this "Plan"), is between KITTITAS VALLEY BANCORP, INC. (the "Company"), KITTITAS VALLEY BANK, N.A. ("Kittitas Bank"), and INTERWEST BANCORP, INC. ("InterWest").

                                    RECITALS

    (A) THE COMPANY. The Company is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Ellensburg, Washington. The Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of the date of this Plan, the Company has 2,000,000 authorized shares of common stock, $1.00 par value per share ("Company Common Stock") (no other class of capital stock being authorized), of which 178,787 shares of Company Common Stock are issued and outstanding. As of the date of this Plan, the Company has 40,000 shares of Company Common Stock reserved for issuance under employee stock option plans pursuant to which options covering 10,950 shares of Company Common Stock are outstanding (the "Employee Options"). As of the date of this Plan, the Company has 30,000 shares of Company Common Stock reserved for issuance under director stock option plans pursuant to which options covering 7,030 shares of Company Common Stock are outstanding (the "Director Options"). As of December 31, 1997, the Company had capital of $4,236,000, divided into common stock of $175,000, surplus of $3,482,000 and undivided profits of $579,000.

    (B) KITTITAS BANK. Kittitas Bank is a national banking association duly organized and existing in good standing under the laws of the United States, with its principal executive offices located in Ellensburg, Washington. As of the date of this Plan, Kittitas Bank has 500,000 authorized shares of common stock, $10.00 par value per share ("Kittitas Bank Common Stock") (no other class of capital stock being authorized), of which 165,600 shares of Kittitas Bank Common Stock are issued and outstanding. All of the issued and outstanding shares of Kittitas Bank Common Stock are owned by the Company, the sole shareholder of Kittitas Bank. As of December 31, 1997, Kittitas Bank had capital of $3,767,000, divided into common stock of $1,656,000, surplus of $1,823,000, and undivided profits of $288,000.

    (C) INTERWEST. InterWest is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Oak Harbor, Washington. InterWest is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of the date of this Plan, InterWest has 20,000,000 authorized shares of common stock, $0.20 par value per share ("InterWest Common Stock") (no other class of capital stock being authorized), of which 8,445,572 shares of InterWest Common Stock are issued and outstanding. As of December 31, 1997, InterWest had capital of $133,398,000, divided into common stock of $1,615,000, surplus of $20,362,000 and undivided profits of $111,421,000.

    (D) VOTING AGREEMENT. As a condition and an inducement to InterWest's willingness to enter into this Plan, the directors and officers of Kittitas Bank and the Company have entered into agreements in the forms attached to this Plan as Exhibit A and Exhibit B, pursuant to which, among other things, each such individual has agreed to vote his or her shares of Company Common Stock in favor of approval of the actions contemplated by this Plan at the Meeting (as defined below), to refrain from competing with InterWest and its Subsidiaries, and to refrain from exercising prior to the Effective Date any vested Director Options or Employee Options.

    (E) STOCK OPTION AGREEMENT. Immediately after the execution and delivery of this Plan, as a condition and an inducement to InterWest's willingness to enter into this Plan, the Company and InterWest are entering into a Stock Option Agreement (the "Stock Option Agreement") in the form attached to this Plan as Exhibit C, pursuant to which the Company is granting to InterWest an option to purchase, under certain circumstances, shares of Company Common Stock.

    (F)  RIGHTS, ETC.  Except as Previously Disclosed (as defined below) in
Schedule 4. l(C), or paragraph (A) of the Recitals to this Plan, or as authorized by this Plan or the Stock Option Agreement: there are no shares of capital stock of the Company or Kittitas Bank authorized and reserved for issuance; neither the Company nor Kittitas Bank has any Rights (as defined below) issued or outstanding; and neither the Company nor Kittitas Bank has any commitment to authorize, issue or sell any such shares or any Rights. The term "Rights" means securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock. There are no preemptive rights with respect to the Company Common Stock.

    (G) APPROVALS. At meetings of the respective Boards of Directors of the Company, Kittitas Bank, and InterWest, each such Board has approved and authorized the execution of this Plan and the Stock Option Agreement in counterparts.

    In consideration of their mutual promises and obligations, the Parties further agree as follows:

                                  DEFINITIONS

    (A) DEFINITIONS. Capitalized terms used in this Plan have the following meanings:

    "AGGREGATE NUMBER" has the meaning assigned to such term in Section
2.2(E)(3).

    "APPRAISAL LAWS" has the meaning assigned to such term in Section 1.1(E).

    "ASSET CLASSIFICATION" has the meaning assigned to such term in Section 4.l(T).

    "BANK FINANCIAL REPORTS" has the meaning assigned to such term in Section 4.1(H).

    "CAPITAL" means capital stock, surplus and retained earnings determined in accordance with GAAP.

    "CASH DISTRIBUTION" has the meaning assigned to such term in Section 2.1(B)(1).

    "CASH ELECTION SHARES" has the meaning assigned to such term in Section 2.2(A).

    "CODE" has the meaning assigned to such term in Section 4.1(Q)(2).

    "COMPANY" has the meaning assigned to such term in the first paragraph to this Plan.

    "COMPANY COMMON STOCK" has the meaning assigned to such term in paragraph
(A) of the Recitals.

    "COMPANY OPTION" means an Employee Option or Director Option.

    "COMPENSATION AND BENEFIT PLANS" has the meaning assigned to such term in
Section 4.1(Q)(1).

    "CONTINUING CORPORATION" has the meaning assigned to such term in Section 1.1(A).

    "CONTINUING EMPLOYEES" has the meaning assigned to such term in Section 8.9.

    "DERIVATIVES CONTRACT" means an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract that (1) is not included on the balance sheet of the Holding Company Financial Reports or the InterWest Financial Reports, as the case may be, and
(2) is a derivative contract (including various combinations of the foregoing).

    "DIRECTOR OPTIONS" has the meaning assigned to such term in paragraph (A) of the Recitals.

    "DISSENTING SHARES" means the shares of Company Common Stock held by those shareholders of the Company who have timely and properly exercised their dissenters' rights in accordance with the Appraisal Laws.

    "DIVIDEND RECORD DATE" means the date in the third calendar quarter of 1998, that is established by InterWest for determining shareholders of record who will be entitled to receive the InterWest Dividend.

    "EFFECTIVE DATE" has the meaning assigned to such term in Section 1.2.

    "ELIGIBLE COMPANY COMMON STOCK" means shares of Company Common Stock validly issued and outstanding on the Effective Date other than Exception Shares and Dissenting Shares.

    "ELECTION DEADLINE" means the date of the Meeting.

    "EMPLOYEE OPTIONS" has the meaning assigned to such term in paragraph (A) of the Recitals.

    "EMPLOYMENT AGREEMENT" means any of Exhibits E, F, G and H.

    "ENVIRONMENTAL LAW" means (1) any federal, state, and/or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

    "ERISA" has the meaning assigned to such term in Section 4.1(Q)(2).

    "ERISA AFFILIATE" has the meaning assigned to such term in Section
4.1(Q)(3).

    "ERISA PLANS" has the meaning assigned to such term in Section 4.1(Q)(2).

    "EXCEPTION SHARES" means shares held by any of the Company's Subsidiaries or by InterWest or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated under such statute.

    "EXCHANGE AGENT" has the meaning assigned to such term in Section 2.6.

    "EXCHANGE RATIO" has the meaning assigned to such term in Section 2.1(B)(2).

    "FDIC" means the Federal Deposit Insurance Corporation.

    "FINANCIAL REPORTS" has the meaning assigned to such term in Section 4.1(H).

    "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System.

    "FORM OF ELECTION" has the meaning assigned to such term in Section 2.2(A).

    "GAAP" means generally accepted accounting principles.

    "HAZARDOUS MATERIAL" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, including any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

    "HOLDING COMPANY FINANCIAL REPORTS" has the meaning assigned to such term in
Section 4.1(H).

    "INDEMNIFIED PARTY" has the meaning assigned to such term in Section
5.18(A).

    "INTERWEST" has the meaning assigned to such term in the first paragraph of this Plan.

    "INTERWEST COMMON STOCK" has the meaning assigned to such term in paragraph
(C) of the Recitals.

    "INTERWEST DIVIDEND" means InterWest's regular quarterly cash dividend that is declared in the third calendar quarter of 1998.

    "INTERWEST OPTION" has the meaning assigned to such term in Section 2.3(B).

    "KITTITAS BANK" has the meaning assigned to such term in the first paragraph of this Plan.

    "KITTITAS BANK COMMON STOCK" has the meaning assigned to such term in paragraph (B) of the Recitals.

    "LOAN/FIDUCIARY PROPERTY" means any property owned or controlled by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where the Company or any of its Subsidiaries constitutes the owner or operator of such property, but only with respect to such property.

    "MATERIAL ADVERSE EFFECT" means, with respect to any Party, an event, occurrence or circumstance (including (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate owned and taxes, and (ii) any breach of a representation or warranty contained in this Plan by such Party) that (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of such Party and its Subsidiaries, taken as a whole, or (b) would materially impair such Party's ability to perform its obligations under this Plan or the Stock Option Agreement or the consummation of any of the transactions contemplated by this Plan or the Stock Option Agreement.

    "MAXIMUM CASH CONSIDERATION" means the dollar amount (rounded to the nearest cent), equal to the product of $72.00 multiplied by the Maximum Cash Election Number.

    "MAXIMUM CASH ELECTION NUMBER" has the meaning assigned to such term in
Section 2.2(D).

    "MAXIMUM STOCK ELECTION NUMBER" has the meaning assigned to such term in
Section 2.2(D).

    "MEETING" has the meaning assigned to such term in Section 5.2.

    "MERGER" has the meaning assigned to such term in Section 1.1(A).

    "MERGER CONSIDERATION" means the aggregate of the Cash Distributions and Stock Distributions payable or issuable pursuant to the Merger.

    "MULTIEMPLOYER PLANS" has the meaning assigned to such term in Section 4.l(Q)(2).

    "NASDAQ" means the National Association of Securities Dealers Automated Quotations system.

    "NON-ELECTION SHARES" has the meaning assigned to such term in Section
2.2(C).

    "OFFICER BONUS PLAN" has the meaning assigned to such term in Section
4.1(GG).

    "OPTION" has the meaning assigned to such term in the Stock Option
Agreement.

    "OPTION SHARES" has the meaning assigned to such term in the Stock Option Agreement.

    "PARTICIPATION FACILITY" means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such facility.

    "PARTY" means a party to this Plan.

    "PENSION PLAN" has the meaning assigned to such term in Section 4.l(Q)(2).

    "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental body, or other entity.

    "PLAN" means this Agreement and Plan of Merger.

    "PREVIOUSLY DISCLOSED" with respect to information, means that the information is provided by a Party in a Schedule that is delivered contemporaneously with the execution of this Plan.

    "PROXY STATEMENT" has the meaning assigned to such term in Section 5.2.

    "REGISTRATION STATEMENT" has the meaning assigned to such term in Section
5.2.

    "REGULATORY AUTHORITIES" means federal or state governmental agencies, authorities or departments charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits.

    "RCW" means the Revised Code of Washington, as amended.

    "RIGHTS" has the meaning assigned to such term in paragraph (F) of the Recitals.

    "SECURITIES ACT" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated under such statute.

    "SEC" means the Securities and Exchange Commission.

    "SEVERANCE AGREEMENT" means either of Exhibits I and J.

    "STOCK DISTRIBUTION" has the meaning assigned to such term in Section
2.1(B).

    "STOCK ELECTION SHARES" has the meaning assigned to such term in Section 2.2(A).

    "STOCK OPTION AGREEMENT" has the meaning assigned to such term in paragraph
(E) of the Recitals.

    "SUBSIDIARY" means, with respect to any entity, each partnership, limited liability company, or corporation the majority of the outstanding partnership interests, membership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would
be) owned, directly or indirectly, at the time in question by such entity.

    "TAX RETURNS" has the meaning assigned to such term in Section 4.1(AA).

    "TAXES" means federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the respective Party or its Subsidiaries, together with any interest, additions, or penalties relating to such taxes and any interest charged on those additions or penalties.

    "THIRD PARTY" means a person within the meaning of Sections 3(a)(9) and 13(d)(3) of the Exchange Act, excluding (1) the Company or any Subsidiary of the Company, and (2) InterWest or any Subsidiary of InterWest.

    (B) GENERAL INTERPRETATION. Except as otherwise expressly provided in this Plan or unless the context clearly requires otherwise, the terms defined in this Plan include the plural as well as the singular; the words "hereof," "herein," "hereunder," "in this Plan" and other words of similar import refer to this Plan as a whole and not to any particular Article, Section or other subdivision; and references in this Plan to Articles, Sections, Schedules, and Exhibits refer to Articles and Sections of and Schedules and Exhibits to this Plan. Whenever the words "include," "includes," or "including" are used in this Plan, they shall be deemed to be followed by the words "without limitation." Unless otherwise stated, references to

Subsections refer to the Subsections of the Section in which the reference appears. All pronouns used in this Plan include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Plan that are not expressly defined in this Plan have the respective meanings given to them in accordance with GAAP.

                               ARTICLE I. MERGER

    1.1  THE MERGER.  Subject to the provisions of this Plan, on the Effective
Date:

    (A) THE CONTINUING CORPORATION. In accordance with the terms of RCW Ch. 23B.11, the Company shall merge into InterWest (the "Merger"), the separate existence of the Company shall cease and InterWest (the "Continuing Corporation") shall survive, and the name of the Continuing Corporation shall be "InterWest Bancorp, Inc."

    (B) RIGHTS, ETC. Upon consummation of the Merger, the Continuing Corporation shall possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the merging corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in each of such corporations, shall not revert or be in any way impaired by reason of the Merger.

    (C) LIABILITIES. The Continuing Corporation shall be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged.

    (D) ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS; OFFICERS. The Articles of Incorporation and Bylaws of the Continuing Corporation shall be those of InterWest, as in effect immediately prior to the Merger becoming effective. The directors and officers of InterWest in office immediately prior to the Merger becoming effective shall be the directors and officers of the Continuing Corporation, who shall hold office until such time as their successors are elected and qualified.

    (E) DISSENTING SHARES. Notwithstanding anything to the contrary in this Plan, each Dissenting Share whose holder, as of the Effective Date of the Merger, has not effectively withdrawn or lost his dissenters' rights under RCW 23B.13 (the "Appraisal Laws") shall not be converted into or represent a right to receive any Merger Consideration, but the holder of such Dissenting Share shall be entitled only to such rights as are granted by the Appraisal Laws, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to payment under the Appraisal Laws, in which case each such share shall be deemed to have been converted at the Effective Date into a Non-Election Share. Each holder of Dissenting Shares who becomes entitled to payment for his Company Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment for such Dissenting Shares from the Company (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Laws).

    1.2 EFFECTIVE DATE. Unless the Parties agree upon another date, the "Effective Date" will be the tenth business day after the fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) required by, Article VI. A business day is any day other than a Saturday, Sunday or legal holiday in the State of Washington. If the Merger is not consummated in accordance with this Plan on or prior to December 31, 1998, the Company or InterWest may terminate this Plan in accordance with Article VII. On the Effective Date, InterWest and the Company shall execute and deliver to the Secretary of State of the State of Washington articles of merger in accordance with applicable law.

                           ARTICLE II. CONSIDERATION

    2.1 CONVERSION OF STOCK. Subject to the provisions of this Plan, on the Effective Date, by virtue of the Merger and without any action on the part of InterWest or the Company:

    (A) OUTSTANDING INTERWEST COMMON STOCK. The shares of InterWest Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, remain as issued and outstanding shares of InterWest Common Stock.

    (B) OUTSTANDING COMPANY COMMON STOCK. Each share of Eligible Company Common Stock issued and outstanding immediately prior to the Effective Date shall, automatically and without any action on the part of the holder of such share, be converted into the right to receive from InterWest either

        (1) $72.00 in cash, without interest (the "Cash Distribution") or

        (2) 1.714 shares (the "Exchange Ratio") of InterWest Common Stock (the "Stock Distribution")

in such proportions as the holder of such share of Eligible Company Common Stock shall elect or be deemed to have elected as provided in Section 2.2(E).

    2.2  CONVERSION ELECTION PROCEDURES AND ALLOCATION.

    (A) ELECTION OPTIONS. Subject to the election and allocation procedures set forth in this Section 2.2, each record holder of Company Common Stock will be entitled to elect to receive (i) the Cash Distribution for all or a portion of the holder's shares ("Cash Election Shares"), or (ii) the Stock Distribution for all or a portion of the holder's shares ("Stock Election Shares"). All such elections shall be made on a form designated by InterWest for that purpose ("Form of Election"). InterWest and the Company shall mail the Form of Election with the Proxy Statement to all holders of Company Common Stock on the record date for the Meeting and shall make the Form of Election available to all persons who become holders of Company Common stock subsequent to such date and no later than the close of business on the business day immediately prior to the Election Deadline.

    (B) EFFECTIVE ELECTION. Any election for the purposes of this Section 2.2 shall be effective only if the Exchange Agent shall have received a properly completed and signed Form of Election by the Election Deadline. A Form of Election may be revoked or changed by the person submitting such Form of Election or any other person to whom the subject shares are subsequently transferred by written notice by such person to the Exchange Agent at or prior to the Election Deadline. All Forms of Elections shall be deemed to be revoked if the Exchange Agent is notified in writing by either InterWest or the Company that this Plan has been terminated in accordance with its terms.

    (C) NON-ELECTION; DISCRETION OF EXCHANGE AGENT. Any holder of Company Common Stock who does not submit a properly completed and signed Form of Election that is received by the Exchange Agent prior to the Election Deadline, and any holder who has failed to perfect or has effectively withdrawn or lost the right to payment under the Appraisal Laws, shall be deemed to hold "Non-Election Shares" for the purposes of Section 2.2(E). InterWest shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed and signed, and to disregard immaterial defects in Forms of Election. If InterWest or the Exchange Agent determines that any purported Cash Election or Stock Election was not properly made, such purported election shall be deemed to be of no force and effect and the holder making such election shall be deemed to have Non-Election Shares for the purposes of Section 2.2(E). The decision of InterWest or the Exchange Agent as to such matters shall be conclusive and binding. Neither InterWest nor the Exchange Agent will be under any obligation to notify any holder of any defect in a Form of Election submitted to the Exchange Agent.

    (D) MAXIMUM CONVERSION AMOUNTS. The number of shares of Company Common Stock to be converted into the right to receive cash in the Merger shall not exceed 50% ("Maximum Cash

Election Number") of the number of shares of Company Common Stock outstanding immediately prior to the Effective Date (excluding Dissenting Shares and shares exchanged for cash pursuant to Section 2.5). The number of shares of Company Common Stock to be converted into the right to receive InterWest Common Stock in the Merger shall not exceed 50% ("Maximum Stock Election Number") of the number of shares of Company Common Stock outstanding immediately prior to the Effective Date (excluding Dissenting Shares and shares exchanged for cash pursuant to Section 2.5). If the application of the provisions of Sections 2.2(A), 2.2(B) and 2.2(C) would otherwise result in Cash Distributions or Stock Distributions in excess of the limits set forth in this Section 2.2(D), then the Cash Distributions and Stock Distributions shall be allocated in the manner set forth in Section 2.2(E).

    (E) ALLOCATION. As soon as practicable after the Effective Date, InterWest shall cause the Exchange Agent to allocate among the holders of Company Common Stock the rights to receive the Cash Distribution or the Stock Distribution as follows:

        (1) EXCESS CASH ELECTION SHARES. If the number of Cash Election Shares exceeds the Maximum Cash Election Number, then:

           (a) Each Stock Election Share shall be converted into the right to receive the Stock Distribution;

           (b) Each Non-Election Share shall be converted into the right to receive the Stock Distribution; and

           (c) The Exchange Agent will reallocate the Merger Consideration payable to each holder of Cash Election Shares pro rata (based upon the number of Cash Election Shares owned by such holder, as compared with the total number of Cash Election Shares owned by all holders) such that the holders of Cash Election Shares will receive an amount of Cash Distributions that, in the aggregate, will equal the Maximum Cash Consideration, and will receive the remainder of the Merger Consideration due to them as Stock Distributions.

        (2) EXCESS STOCK ELECTION SHARES. If the number of Stock Election Shares exceeds the Maximum Stock Election Number, then:

           (a) Each Cash Election Share shall be converted into the right to receive the Cash Distribution;

           (b) Each Non-Election Share shall be converted into the right to receive the Cash Distribution; and

           (c) The Exchange Agent will reallocate the Merger Consideration payable to each holder of Stock Election Shares pro rata (based upon the number of Stock Election Shares owned by such holder, as compared with the total number of Stock Election Shares owned by all holders) such that the holders of Stock Election Shares will receive, as Stock Distributions, a number of shares of InterWest Common Stock equal to the product of the Maximum Stock Election Number multiplied by the Exchange Ratio, and will receive the remainder of the Merger Consideration due to them as Cash Distributions.

        (3) NO EXCESS. If neither of Subsections (1) or (2) above is applicable, all Cash Election Shares shall be converted into the right to receive the Cash Distribution, all Stock Election Shares shall be converted into the right to receive the Stock Distribution, and the Non-Election Shares shall be converted into the right to receive the Cash Distribution and/or the Stock Distribution as follows:

           (a) If sum of the number of Non-Election Shares plus the number of Cash Election Shares (the "Aggregate Number") equals or exceeds the Maximum Cash Election Number, then (1) the number of Non-Election Shares to be converted into the right to receive the Stock Distribution shall be equal to the Aggregate Number minus the Maximum Cash Election Number, (2) the remaining Non-Election Shares shall be converted into the right to receive the Cash Distribution, and (3) the Exchange Agent shall allocate the Merger Consideration payable to each holder of a Non-Election Share in a manner that minimizes the creation of fractional shares of InterWest Common Stock.

           (b) If the Aggregate Number is less than the Maximum Cash Election Number, then (1) all Non-Election Shares shall be converted into the right to receive the Cash Distribution, and (2) the Exchange Agent will reallocate the Merger Consideration payable to each holder of Stock Election Shares pro rata (based upon the number of Stock Election Shares owned by such holder, as compared with the total number of Stock Election Shares owned by all holders) such that the holders of Stock Election Shares will receive, as Stock Distributions, a number of shares of InterWest Common Stock equal to the product of the Maximum Stock Election Number multiplied by the Exchange Ratio, and will receive the remainder of the Merger Consideration due to them as Cash Distributions.

        (4) PRO RATA COMPUTATIONS. The pro rata computations performed by the Exchange Agent pursuant to this Section 2.2(E) shall be binding and conclusive as to the allocation of the Merger Consideration among holders of Company Common Stock.

    2.3  CONVERSION OF COMPANY OPTIONS.

    (A) EXERCISE AFTER ELECTION DEADLINE. If any holder of an Employee Option exercises such Employee Option after the Election Deadline, the shares of Company Common Stock issued upon such exercise will be deemed to be Non-Election Shares for purposes of Section 2.2(E).

    (B) CONVERSION ON EFFECTIVE DATE. On the Effective Date, by virtue of the Merger, and without any action on the part of any holder of a Company Option, each Company Option that is then outstanding and unexercised shall be converted into and become an option to purchase InterWest Common Stock ("InterWest Option") on the same terms and conditions as are in effect with respect to the Company Option immediately prior to the Effective Date, except that (A) each such InterWest Option may be exercised solely for shares of InterWest Common Stock, (B) the number of shares of InterWest Common Stock subject to such InterWest Option shall be equal to the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Date multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (C) the per share exercise price under each such InterWest Option shall be adjusted by dividing the per share exercise price of the Company Option by the Exchange Ratio, and rounding up or down to the nearest cent. The number of shares of Company Common Stock that are issuable upon exercise of Options (whether vested or unvested) as of the date of this Plan are Previously Disclosed in Schedule 2.3(B).

    2.4 SHAREHOLDER RIGHTS; STOCK TRANSFERS. On the Effective Date, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than to receive the consideration provided under this Article II. After the Effective Date, there shall be no transfers on the stock transfer books of the Company or the Continuing Corporation of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Date.

    2.5 FRACTIONAL SHARES. Notwithstanding any other provision of this Plan, no fractional shares of InterWest Common Stock and no certificates or scrip for, or other evidence of ownership of fractional shares, will be issued in the Merger. InterWest shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by $72.00.

    2.6 EXCHANGE PROCEDURES. As promptly as practicable after the Effective Date, InterWest shall send or cause to be sent to each former shareholder of the Company of record immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates for Company Common Stock for the consideration set forth in this Article II. The certificates representing the shares of InterWest Common Stock into which shares of such shareholder's Company Common Stock are converted on the Effective Date, any fractional share or Cash Distribution checks that such shareholder shall be entitled to receive, and any dividends paid on such shares of InterWest Common Stock for which the record date for determination of shareholders entitled to such dividends is on or after the Effective Date, will be delivered to such shareholder only upon delivery to InterWest's exchange agent (the "Exchange Agent") of the certificates representing all of such shares of Company Common Stock (or indemnity satisfactory to InterWest and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145 of the Securities Act shall not be exchanged for certificates representing InterWest Common Stock until InterWest has received a written agreement from such person as specified in Section 5.10.

    2.7 MERGER CONSIDERATION ADJUSTMENTS. If, before the Effective Date, InterWest changes the number of shares of InterWest Common Stock issued and outstanding as a result of a stock split, stock dividend, recapitalization or similar transaction, and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

    2.8 EXCEPTION SHARES. Each of the Exception Shares of Company Common Stock shall be canceled and retired upon consummation of the Merger, and no consideration shall be issued in exchange therefor.

    2.9 RESERVATION OF RIGHT TO REVISE TRANSACTION. In its sole discretion, and notwithstanding any other provision in this Plan to the contrary, InterWest may at any time change the method of effecting its acquisition of the Company and Kittitas Bank; provided, however, that (A) no such change shall alter or change the amount or kind of consideration to be issued to holders of Company Common Stock as provided for in this Plan, (B) no such change shall adversely affect the tax treatment to the Company shareholders as a result of receiving such consideration, and (C) no delay caused by such a change shall be the basis upon which InterWest terminates this Plan pursuant to Section 7.1(C). If InterWest elects to change the method of acquisition, the Company and Kittitas Bank will cooperate with and assist InterWest with any necessary amendment to this Plan, and with the preparation and filing of such applications, documents, instruments and notices as may be necessary or desirable, in the opinion of counsel for InterWest, to obtain all necessary shareholder approvals and approvals of any regulatory agency, administrative body or other governmental entity.

                   ARTICLE III. ACTIONS PENDING CONSUMMATION

    Unless otherwise agreed to in writing by InterWest, each of the Company and Kittitas Bank shall conduct its and each of its Subsidiaries' business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its and each of its Subsidiaries' business organization, employees and advantageous business relationships and retain the services of its and each of its Subsidiaries' officers and key employees identified by InterWest, and neither the Company nor Kittitas Bank, without the prior written consent of InterWest, will (or cause or allow any of its Subsidiaries to):

    3.1 CAPITAL STOCK. Except for or as otherwise expressly permitted by this Plan, the Stock Option Agreement, or Company Options, or as Previously Disclosed in SCHEDULE 4.1(C), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of the Company, Kittitas Bank or any of their Subsidiaries, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of Company Common Stock to become subject to grants of employee stock options, stock appreciation rights or similar stock-based employee compensation rights.

    3.2 DIVIDENDS, ETC. Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted in or contemplated by this Plan or the Stock Option Agreement, authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto; PROVIDED, however, that, prior to the Effective Date, the Company may declare and pay, with respect to each share of Company Common Stock outstanding on the Dividend Record Date, a per-share cash dividend for the quarter ending September 30, 1998, equal to (A) the product of the per-share dollar amount of the InterWest Dividend multiplied by the Exchange Ratio, DIVIDED by (B) two. For illustrative purposes only, if the dollar amount of the InterWest Dividend were $0.20 per share, the Company could accordingly pay a dividend with respect to Company Common Stock of $0.17 per share ($0.20 x 1.714 = $0.3428; $0.3428 (4) 2
= $0.17 (rounded)).

    3.3 INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.

    3.4 LINE OF BUSINESS; OPERATING PROCEDURES; ETC. Except as may be directed by any regulatory agency, (A) change its lending, investment, liability management or other material banking policies in any material respect, except such changes as are in accordance and in an effort to comply with Section 5.11, or (B) commit to incur any further capital expenditures beyond those Previously Disclosed in SCHEDULE 3.4 other than in the ordinary course of business and not exceeding $25,000 individually or $100,000 in the aggregate.

    3.5 LIENS AND ENCUMBRANCES. Impose, or suffer the imposition, on any shares of stock of any of its Subsidiaries, any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist.

    3.6 COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as Previously Disclosed in SCHEDULE 3.6, enter into or amend any employment, severance or similar agreement (other than the Employment Agreements and the Severance Agreements) or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, amend the terms of any Company Option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.

    3.7 BENEFIT PLANS. Except as Previously Disclosed in SCHEDULE 3.7 and except as expressly contemplated by the agreement attached to this Plan as EXHIBIT A and the Employment Agreements, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

    3.8 CONTINUANCE OF BUSINESS. Dispose of or discontinue any portion of its assets, business or properties, that is material to the Company and its Subsidiaries taken as a whole, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity that is material to the Company and its Subsidiaries taken as a whole (except foreclosures or acquisitions by Kittitas Bank in its fiduciary capacity, in each case in the ordinary course of business consistent with past practice).

    3.9  AMENDMENTS.  Amend its articles of incorporation or bylaws.

    3.10 CLAIMS. Settle any claim, litigation, action or proceeding involving any liability for material money damages or restrictions upon the operations of the Company or any of its Subsidiaries.

    3.11 CONTRACTS. Except as previously disclosed on SCHEDULE 3.11, enter into, renew, terminate or make any change in any material contract, agreement or lease, except in the ordinary course of business consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on no more than 60 days prior written notice.

    3.12 LOANS. Extend credit or account for loans and leases other than in accordance with existing lending policies and accounting practices, except that Kittitas Bank shall not, without the prior consent of InterWest's Chief Executive Officer or Chief Financial Officer, make any new loan or modify, restructure or renew any existing nonperforming loan (defined as on non-accrual status, or 90 days or more past due) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such Person (or which would be required to be aggregated for loans-to-one-borrower limitations), would be in excess of $300,000 for any new customer or $600,000 to any customer as of the date of this Plan, except that
(i) single-family residential loans may be made in amounts that would not exceed applicable FHLMC and FNMA limits, and (ii) such limits shall not apply to SBA, FmHA, USDA Rural Development or other governmental or governmental agency guaranteed amounts.

    3.13 TRANSACTION EXPENSES. Incur expenses in connection with the transactions contemplated by this Plan that exceed $125,000 in the aggregate.

                   ARTICLE IV. REPRESENTATIONS AND WARRANTIES

    4.1 THE COMPANY AND KITTITAS BANK REPRESENTATIONS AND WARRANTIES. Each of the Company and Kittitas Bank hereby represents and warrants to InterWest as follows:

    (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to the Company and its Subsidiaries are true and correct.

    (B) ORGANIZATION, STANDING AND AUTHORITY. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of the Company and its Subsidiaries has in effect all federal state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Kittitas Bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute, and its deposits are insured by the Bank Insurance Fund of the FDIC.

    (C) SHARES. The outstanding shares of the Company and its Subsidiaries' capital stock are validly issued and outstanding, fully paid and nonassessable (except with respect to the assessability of Kittitas Bank Common Stock under 12 U.S.C. Section55), and subject to no preemptive rights. Except as Previously Disclosed in SCHEDULE 4.1(C) and paragraph (A) of the Recitals, and as provided under the Stock Option Agreement, there are no shares of capital stock or other equity securities of the Company or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

    (D)  THE COMPANY SUBSIDIARIES.  The Company has Previously Disclosed in
SCHEDULE 4.1(D) a list of all of its Subsidiaries. Each of its Subsidiaries that is a bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute. No equity securities of any of its Subsidiaries are or may become required to be issued (other than to the Company or one of its Subsidiaries) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise issue any shares of such Subsidiary's capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of the Company or its Subsidiaries, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each of its Subsidiaries held by the Company or one of its Subsidiaries are fully paid and nonassessable and are owned by the Company or one of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Each of its Subsidiaries is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it. Except as Previously Disclosed in SCHEDULE 4.1(D), it does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization. In the case of representations by the Company, the deposits of its Subsidiaries that are banks are insured by the Bank Insurance Fund of the FDIC.

    (E) CORPORATE POWER. Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

    (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its shareholders referred to in Section 6.1, this Plan and the Stock Option Agreement have been authorized by all necessary corporate action of the Company and each of its Subsidiaries that is a Party, and each such agreement is a valid and binding agreement of the Company and such Subsidiaries, enforceable against the Company and such Subsidiaries in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    (G) NO DEFAULTS. Subject to the approval by its shareholders referred to in Section 6.1, the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in SCHEDULE 4.1(G), the execution, delivery and performance of this Plan and the Stock Option Agreement and the consummation by the Company and each of its Subsidiaries that is a Party to the transactions contemplated by this Plan and the Stock Option Agreement do not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or of any of its Subsidiaries or to which the Company or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it, (2) constitute a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of it or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it.

    (H)  FINANCIAL REPORTS.  Except as Previously Disclosed in SCHEDULE 4.1(H),
(1) as to the Company, its audited consolidated balance sheet as of December 31, 1997 and the related statements of income, changes in shareholders' equity and cash flows for the fiscal year ended December 31, 1997 (collectively, the "Holding Company Financial Reports"), and (2) as to each of the Company's Subsidiaries that is a bank, its call report for the fiscal year ended December 31, 1997, and all other financial reports filed or to be filed subsequent to December 31, 1997, in the form filed with the FDIC and the Office of the Comptroller of the Currency (in each case, the "Bank Financial Reports" and together with the Holding Company Financial Reports, the "Financial Reports") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the Bank Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case for the Holding Company Financial Reports in accordance with GAAP during the periods involved, and in each case for the Bank Financial Reports in accordance with regulatory accounting principles during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

    (I)  ABSENCE OF UNDISCLOSED LIABILITIES.  Except as Previously Disclosed on
SCHEDULE 4.1(I), neither the Company nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except
(1) as reflected in its Holding Company Financial Reports prior to the date of this Plan, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 1997. Except as Previously Disclosed on SCHEDULE 4.1(I), since December 31, 1997, neither the Company nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

    (J) NO EVENTS. Except as Previously Disclosed on SCHEDULE 4.1(J), since December 31, 1997, no event has occurred that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

    (K) PROPERTIES. Except as reserved against in its Holding Company Financial Reports, the Company and each of its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the properties and assets, tangible and intangible, reflected in its Holding Company Financial Reports as being owned by the Company or its Subsidiaries as of the dates thereof other than those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it, except those sold or otherwise disposed of in the ordinary course of business. All buildings and all material fixtures, equipment, and other property and assets that are held under leases or subleases by the Company or any of its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it.

    (L)  LITIGATION; REGULATORY ACTION.  Except as Previously Disclosed in
SCHEDULE 4.L(L), no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or any of its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in SCHEDULE 4.1(L), neither the Company nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither the Company nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

    (M) COMPLIANCE WITH LAWS. Except as Previously Disclosed in SCHEDULE 4.1(M), each of the Company and its Subsidiaries:

        (1) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses presently conducted and that are material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its best knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

        (2) has received no notification or communication from any Regulatory Authority or the staff thereof (a) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, (b) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, or (c) requiring any of the Company or its Subsidiaries (or any of its or their officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);

        (3) is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive;

        (4) is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act; and

        (5) has adopted and is implementing a program to address any problems associated with the capacity and capability of the computer software, hardware, code and programs utilized by the Company, its Subsidiaries and their vendors to properly process transactions after December 31, 1999.

    (N) MATERIAL CONTRACTS. Except as Previously Disclosed in SCHEDULE 4.1(N), none of the Company or its Subsidiaries, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, any material contract or agreement or amendment thereto. Neither the Company nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected or under which it or any of its respective assets, business or operations receives benefits, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as Previously Disclosed in SCHEDULE 4.1(N), neither the Company nor any of its Subsidiaries is subject to or bound by any contract containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or that involve any restriction of geographical area in which, or method by which, the Company or any of its Subsidiaries may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

    (O) REPORTS. Since January 1, 1993, each of the Company and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the Office of the Comptroller of the Currency, (2) the FDIC, (3) the Federal Reserve Board, and (4) any other Regulatory Authorities having jurisdiction with respect to the Company and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    (P) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated by this Plan have been carried on by it directly with the other Parties and no action has been taken by it that would give rise to any valid claim against any Party for a brokerage commission, finder's fee or other like payment.

    (Q)  EMPLOYEE BENEFIT PLANS.

        (1) Schedule 4.1(Q)(1) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by the Company or any of its Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans of the Company and its Subsidiaries, including any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, have been supplied to the other Parties.

        (2) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of the Company and its Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in SCHEDULE 4.1(Q)(2) each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (as amended, the "Code") has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

        (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

        (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency'(whether or not waived) within the meaning of Section 412 of the

    Code or Section 302 of ERISA. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

        (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

        (6) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in
    SCHEDULE 4.1(Q)(6). There are no restrictions on the rights of the Company or any of its Subsidiaries to amend or terminate any such plan without incurring any liability thereunder.

        (7) Except as Previously Disclosed in SCHEDULE 4.L(Q)(7) and except as expressly contemplated by the Employment Agreements and the Severance Agreements, neither the execution and delivery of this Plan nor the consummation of the transactions contemplated by this Plan will (a) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from the Company or any of its Subsidiaries, (b) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (c) result in any acceleration of the time of payment or vesting of any such benefit.

    (R) NO KNOWLEDGE. The Company and its Subsidiaries know of no reason why the regulatory approvals referred to in Section 6.1 should not be obtained.

    (S) LABOR AGREEMENTS. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its or any of the Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

    (T) ASSET CLASSIFICATION. The Company and its Subsidiaries have Previously Disclosed in SCHEDULE 4.1(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of the Company and its Subsidiaries that have been classified by it as of December 31, 1997 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of December 31, 1997 by any regulatory examiner as "Other Loans Specially Mentioned," "Substandard," "Doubtful" "Loss," or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by the Company or any Subsidiary prior to December 31, 1997.

    (U) ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the consolidated balance sheets in the December 31, 1997 Holding Company Financial Reports of the Company was, and the allowance for possible loan losses to be shown on subsequent Holding Company Financial Reports of the Company was and will be, adequate in the opinion of the Board of Directors of the Company to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.

    (V) INSURANCE. Each of the Company and its Subsidiaries has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are known to the Company, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries. Set forth in SCHEDULE 4.L(V) is a list of all insurance policies maintained by or for the benefit of the Company or its Subsidiaries or their respective directors, officers, employees or agents.

    (W) AFFILIATES. Except as Previously Disclosed in SCHEDULE 4.1(W), to the best of the Company's knowledge, there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of the Company as that term is used in Rule 145 under the Securities Act.

    (X) STATE TAKEOVER LAWS, ARTICLES OF INCORPORATION. The Company and its Subsidiaries have taken all necessary action to exempt this Plan and the Stock Option Agreement and the transactions contemplated by this Plan and the Stock Option Agreement from, and this Plan and the Stock Option Agreement and such transactions are exempt from (1) any applicable state takeover laws, including, but not limited to, RCW Ch. 23B.19, as amended, and (2) any takeover-related provisions of the Company's and its Subsidiaries' articles of incorporation.

    (Y) NO FURTHER ACTION. The Company and its Subsidiaries have taken all action so that the entering into of this Plan and the Stock Option Agreement and the consummation of the transactions contemplated by this Plan and the Stock Option Agreement (including the Merger and the exercise of the Option) or any other action or combination of actions, or any other transactions, contemplated by this Plan and the Stock Option Agreement do not and will not (1) require a vote of shareholders (other than as set forth in Section 6.1), or (2) result in the grant of any rights to any Person under the articles of incorporation, charter or bylaws of the Company or any of its Subsidiaries or under any agreement to which the Company or any such Subsidiaries is a party, or (iii) restrict or impair in any way the ability of the other Parties to exercise the rights granted under this Plan or the Stock Option Agreement.

    (Z)  ENVIRONMENTAL MATTERS.

        (1) To the Company's knowledge, it and each of its Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties are, and have been, in compliance with all Environmental Laws, except for instances of noncompliance that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or its Subsidiaries.

        (2) There is no proceeding pending or, to the Company's knowledge, threatened before any court, governmental agency or board or other forum in which the Company or any of its Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or its Subsidiaries or have been Previously Disclosed in SCHEDULE 4.1(Z)(2).

        (3) There is no proceeding pending or, to the Company's knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or the Company or any of its Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or have been Previously Disclosed in SCHEDULE 4.1(Z)(3).

        (4) To the Company's knowledge, there is no reasonable basis for any proceeding of a type described in subparagraph (2) or (3) of this paragraph
    (Z), except as has been Previously Disclosed in SCHEDULE 4.1(Z)(4).

        (5) To the Company's knowledge, during the period of (a) ownership or operation by the Company or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by the Company or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by the Company or any of its Subsidiaries, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or its Subsidiaries or have been Previously Disclosed in SCHEDULE 4.1(Z)(5).

        (6) To the Company's knowledge, prior to the period of (a) ownership or operation by the Company or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by the Company or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by the Company or any of its Subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan) Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or its Subsidiaries or have been Previously Disclosed in SCHEDULE 4.1(Z)(6).

    (AA) TAX REPORTS. Except as Previously Disclosed in SCHEDULE 4.1(AA), (1) all reports and returns with respect to Taxes that are required to be filed by or with respect to the Company or its Subsidiaries, including consolidated federal income tax returns of the Company and its Subsidiaries (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, and such Tax Returns were true, complete and accurate in all material respects, (2) all Taxes shown to be due on the Tax Returns have been paid in full, (3) the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on the Company or its Subsidiaries, except as reserved against in the Holding Company Financial Reports of the Company, and (6) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of the Company or its Subsidiaries.

    (BB) ACCURACY OF INFORMATION. The statements with respect to the Company and its Subsidiaries contained in this Plan and the Stock Option Agreement, the Schedules and any other written documents executed and delivered by or on behalf of the Company or any other Party pursuant to the terms of or relating to this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

    (CC) DERIVATIVES CONTRACTS. None of the Company or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in SCHEDULE 4.1(CC).

SCHEDULE 4.1(CC) includes a list of any assets of the Company or its Subsidiaries that are pledged as security for each such Derivatives Contract.

    (DD) ACCOUNTING CONTROLS. Each of the Company and its Subsidiaries has devised and maintained systems of internal controls sufficient to provide reasonable assurances that (1) all material transactions are executed in accordance with management's general or specific authorization, (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (3) access to the material property and assets of the Company and its Subsidiaries is permitted only in accordance with management's general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

    (EE) COMMITMENTS AND CONTRACTS. Neither the Company nor any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

        (1) except as Previously Disclosed in SCHEDULE 4.1(EE)(1), any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee (other than those which are terminable at will by the Company or any such Subsidiary without any obligation on the part of the Company or any such Subsidiary to make any payment in connection with such termination);

        (2) except as Previously Disclosed in SCHEDULE 4.1(EE)(2), any real or personal property lease with annual rental payments aggregating $10,000 or more; or

        (3) except as Previously Disclosed in SCHEDULE 4.1(EE)(3), any material contract with any affiliate.

    (FF) OPTION SHARES. The Option Shares, when issued upon exercise of the Option, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

    (GG) OFFICER BONUS PLAN. The Company's officer bonus plan in effect as of the date of this Plan allocates 8% of the Company's pre-tax earnings to payment of annual officer bonuses (such plan, the "Officer Bonus Plan").

    4.2 INTERWEST REPRESENTATIONS AND WARRANTIES. InterWest hereby represents and warrants to the Company and Kittitas Bank as follows:

    (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to InterWest are true and correct.

    (B) ORGANIZATION, STANDING AND AUTHORITY. InterWest is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of InterWest and its Subsidiaries has in effect all federal state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on InterWest.

    (C) SHARES. The outstanding shares of InterWest's capital stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as Previously Disclosed in SCHEDULE 4.2(C), there are no shares of capital stock or other equity securities of it or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

    (D) CORPORATE POWER. InterWest has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

    (E) CORPORATE AUTHORITY. This Plan, the Stock Option Agreement and each of the Employment Agreements and Severance Agreements have been authorized by all necessary corporate action of

InterWest, and each such agreement is a valid and binding agreement of InterWest, enforceable against InterWest in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    (F) NO DEFAULTS. Subject to receipt of the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in SCHEDULE 4.2(F), the execution, delivery and performance of this Plan and each of the Employment Agreements and the Severance Agreements and the consummation by InterWest and each of its Subsidiaries that is a Party of the transactions contemplated by this Plan does not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of InterWest or of any of its Subsidiaries or to which InterWest or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on InterWest, (2) constitute a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of its or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on InterWest.

    (G) FINANCIAL REPORTS. Except as Previously Disclosed in SCHEDULE 4.2(G), in the case of InterWest, its Annual Report on Form 10-K for the fiscal year ended September 30, 1997, and all other documents filed or to be filed subsequent to September 30, 1997 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "InterWest Financial Reports"), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the InterWest Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the InterWest Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders, equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

    (H) NO EVENTS. Except as Previously Disclosed on SCHEDULE 4.2(H), since September 30, 1997, no event has occurred which is reasonably likely to have a Material Adverse Effect on it.

    (I)  LITIGATION; REGULATORY ACTION.  Except as Previously Disclosed in
SCHEDULE 4.2(I) no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on InterWest or its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in SCHEDULE 4.2(I), neither InterWest nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither InterWest nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

    (J) REPORTS. Since September 30, 1995, each of InterWest and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the FDIC, (2) the Department of Financial Institutions of the State of Washington, (3) the Federal Reserve Board, and (4) any other Regulatory Authorities having jurisdiction with respect to InterWest and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    (K) ACCURACY OF INFORMATION. The statements with respect to InterWest and its Subsidiaries contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of InterWest or any other Party pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

    (L) DERIVATIVES CONTRACTS. None of InterWest or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in SCHEDULE 4.2(L). SCHEDULE 4.2(L) includes a list of any assets of InterWest or its Subsidiaries that are pledged as security for each such Derivatives Contract.

    (M) ABSENCE OF UNDISCLOSED LIABILITIES. Neither InterWest nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected the InterWest Financial Reports prior to the date of this Plan, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since September 30, 1997. Since September 30, 1997, neither InterWest nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

                              ARTICLE V. COVENANTS

    Each of the Company and Kittitas Bank hereby covenants to InterWest, and InterWest hereby covenants to the Company and Kittitas Bank, that:

    5.1 BEST EFFORTS. Subject to the terms and conditions of this Plan and, in the case of the Company and Kittitas Bank, to the exercise by their respective Boards of Directors of such Boards' fiduciary duties, each party shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger by September 30, 1998, and to otherwise enable consummation of the transactions contemplated by this Plan and the Stock Option Agreement, and shall cooperate fully with the other Parties to that end.

    5.2 THE PROXY. In the case of the Company: it shall promptly assist InterWest in the preparation of a proxy statement (the "Proxy Statement") to be mailed to the holders of the Company Common Stock in connection with the transactions contemplated by this Plan and to be filed by InterWest in a registration statement (the "Registration Statement") with the SEC as provided in Section 5.8, which shall conform to all applicable legal requirements, and it shall call a special meeting (the "Meeting") of the holders of Company Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated by this Plan and the Company shall use its best efforts to solicit and obtain votes of the holders of Company Common Stock in favor of the transactions contemplated by this Plan and, subject to the exercise of its fiduciary duties, the Board of Directors of the Company shall recommend approval of such transactions by such holders.

    5.3 REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement, and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of the Company relating to the Company or its Subsidiaries and by or on behalf of InterWest relating to InterWest or its Subsidiaries, (A) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; PROVIDED, HOWEVER, in no event shall any Party be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another Party furnished by or on behalf of such other Party specifically for use in the Registration Statement.

    5.4 REGISTRATION STATEMENT EFFECTIVENESS. In the case of InterWest: it will advise the Company, promptly after InterWest receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the InterWest Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

    5.5 PRESS RELEASES. The Company and Kittitas Bank will not, without the prior approval of InterWest, and InterWest will not (and will cause its Subsidiaries not to), without the prior approval of the Company, issue any press release or written statement for general circulation relating to the transactions contemplated by this Plan, except as otherwise required by law.

    5.6  ACCESS; INFORMATION.

    (A) Upon reasonable notice, the Company and Kittitas Bank shall afford InterWest and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period up to the Effective Date, to all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries and, during such period, the Company and Kittitas Bank shall furnish promptly (and cause its accountants and other agents to furnish promptly) to InterWest (1) a copy of each material report, schedule and other document filed by the Company and its Subsidiaries with any Regulatory Authority, and (2) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as InterWest may reasonably request, provided that no investigation pursuant to this Section 5.6 shall affect or be deemed to modify or waive any representation or warranty made by the Company or Kittitas Bank in this Plan or the conditions to the obligations of the Company and Kittitas Bank to consummate the transactions contemplated by this Plan; and

    (B) InterWest will not use any information obtained pursuant to this Section
5.6 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all confidential information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.6) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by InterWest or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed, and in the event of the termination of this Plan, InterWest will, upon request by the Company, deliver to the Company all documents so obtained by InterWest or destroy such documents and, in the case of destruction, will certify such fact to the Company.

    5.7 ACQUISITION PROPOSALS. Without the prior written consent of InterWest, the Company shall not, and it shall cause its Subsidiaries not to, solicit, initiate or encourage inquiries or proposals with respect to, or, except to the extent that the Board of Directors of the Company determines in its good faith judgment after receipt of advice of counsel that such response is reasonably required in order to discharge its fiduciary duties, furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, the Company or any of its Subsidiaries or any merger or other business combination with the Company or any of its Subsidiaries other than as contemplated by this Plan; it shall instruct its and its Subsidiaries' officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing; and it shall notify InterWest immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, the Company or any of its Subsidiaries.

    5.8 REGISTRATION STATEMENT PREPARATION; REGULATORY APPLICATIONS PREPARATION. In the case of InterWest: InterWest shall, as promptly as practicable following the date of this Plan, prepare and file the Registration Statement with the SEC with respect to the shares of InterWest Common Stock to be issued to the holders of Company Common Stock pursuant to this Plan, and InterWest shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof. InterWest shall, as promptly as practicable following the date of this Plan, prepare and file all necessary notices or applications with Regulatory Authorities having jurisdiction with respect to the transactions contemplated by this Plan.

    5.9 BLUE-SKY FILINGS. In the case of InterWest: InterWest shall use its best efforts to obtain, prior to the effective date of the Registration Statement, any necessary state securities laws or "blue sky" permits and approvals, provided that InterWest shall not be required by virtue thereof to submit to general jurisdiction in any state.

    5.10 AFFILIATE AGREEMENTS. InterWest and the Company will use their best efforts to induce each person who may be deemed to be an "affiliate" of, respectively, InterWest or the Company for purposes of Rule 145 under the Securities Act, to execute and deliver to InterWest on or before the mailing of the Proxy Statement for the Meeting, an agreement in the form attached hereto as EXHIBIT D for "affiliates" of the Company, restricting the disposition of such affiliate's shares of Company Common Stock and the shares of InterWest Common Stock to be received by such person in exchange for such person's shares of Company Common Stock. InterWest agrees to use its best efforts to maintain the availability of Rule 145 for use by such "affiliates".

    5.11 CERTAIN POLICIES OF THE COMPANY AND KITTITAS BANK. In the case of each of the Company and Kittitas Bank: Each shall, at InterWest's request, modify and change its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves), and generally conform its operating, lending and compliance policies and procedures, immediately prior to the Effective Date so as to be consistent on a basis satisfactory to InterWest; PROVIDED, HOWEVER, that prior to any such modification or change, InterWest shall certify that the conditions to the obligation of InterWest under Section 6.1 and 6.2 to consummate the transactions contemplated by this Plan, other than the condition set forth in Section 6.1(G), have been satisfied or waived. The Company's and Kittitas Bank's representations, warranties, covenants and conditions contained in this Plan shall not be deemed to be untrue, breached or unsatisfied in any respect for any purpose as a consequence of any modifications or changes undertaken pursuant to this
Section 5.11.

    5.12 STATE TAKEOVER LAW. In the case of the Company: The Company shall not take any action that would cause the transactions contemplated by this Plan or the Stock Option Agreement to be subject to any applicable state takeover statute, and the Company shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan and the Stock Option Agreement from, or, if necessary, challenge the validity or applicability of, any applicable state takeover law.

    5.13 NO RIGHTS TRIGGERED. In the case of the Company: Except for those consents of Third Parties Previously Disclosed on SCHEDULE 4.1(G), the Company shall take all necessary steps to ensure that the entering into of this Plan and the Stock Option Agreement and the consummation of the transactions contemplated by this Plan and the Stock Option Agreement (including the Merger) and any other action or combination of actions, or any other transactions contemplated by this Plan, do not and will not (A) result in the grant of any rights to any Person under the articles of incorporation or bylaws of the Company or under any agreement to which the Company or any of its Subsidiaries is a party, or (B) restrict or impair in any way the ability of InterWest to exercise the rights granted under this Plan or the Stock Option Agreement.

    5.14 SHARES LISTED. In the case of InterWest: InterWest shall use its best efforts to cause to be listed, prior to the Effective Date, on the NASDAQ National Market upon official notice of issuance the shares of InterWest Common Stock to be issued to the holders of Company Common Stock.

    5.15 REGULATORY APPLICATIONS. InterWest shall, and shall cause its Subsidiaries to (A) promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Merger, and (B) promptly make all other appropriate filings to secure all other approvals, consents and rulings that are necessary for the consummation of the Merger by InterWest.

    5.16 REGULATORY DIVESTITURES. In the case of the Company: No later than the Effective Date, the Company shall cease engaging in such activities as InterWest shall advise the Company in writing are not permitted to be engaged in by InterWest under applicable law following the Effective Date and, to the extent required by any Regulatory Authority as a condition of approval of the transactions contemplated by this Plan, the Company shall divest any Subsidiary engaged in activities or holding assets that are impermissible for InterWest or its Subsidiaries, on terms and conditions agreed to by InterWest; PROVIDED, HOWEVER, that prior to taking such action, InterWest shall certify that the conditions to the obligations of InterWest under Sections 6.1 and 6.2 to consummate the transactions contemplated by this Plan, other than the conditions set forth in Section 6.1(G), have been satisfied or waived.

    5.17  CURRENT INFORMATION.

    (A) During the period from the date of this Plan to the Effective Date, each of the Company and InterWest shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.

    (B) Each of the Company and InterWest shall promptly notify the other of (1) any material change in the business or operations of it or its Subsidiaries, (2) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to it or its Subsidiaries, (3) the initiation or threat of material litigation involving or relating to it or its Subsidiaries, or (4) any event or condition that might reasonably be expected to cause any of its representations or warranties set forth in this Plan not to be true and correct in all material respects as of the Effective Date or prevent it or its Subsidiaries from fulfilling its or their obligations under this Plan.

    5.18  INDEMNIFICATION.

    (A) From and after the Effective Date, InterWest shall indemnify, defend and hold harmless the present and former directors, officers and employees of the Company and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and arising out of matters existing or occurring at or prior to the Effective Date (including the transactions contemplated by this Plan and the Stock Option Agreement), whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent that the Company would have been permitted under Washington law and its articles of incorporation or bylaws in effect on the date of this Plan to indemnify such person (and InterWest will also advance expenses as incurred to the fullest extent permitted under applicable law so long as the person to whom expenses are advanced provides an undertaking to repay such advances within a reasonable period of time if it is ultimately determined that applicable law does not allow for such indemnification).

    (B) Any Indemnified Party wishing to claim indemnification under paragraph
(A) of this Section 5.18, upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify InterWest thereof, PROVIDED, HOWEVER, that the failure so to notify shall not affect the obligations of InterWest under paragraph (A) of this Section 5.18 (unless such failure materially and adversely increases InterWest's liability under such paragraph (A)). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date), (1) InterWest shall have the right to assume the defense thereof and InterWest shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; PROVIDED, HOWEVER, that InterWest shall be obligated pursuant to this paragraph (B) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction for any single action, suit or proceeding, (2) the Indemnified Parties will cooperate in the defense of any such matter, and (3) InterWest shall not be liable for any settlement effected without its prior written consent.

    (C) If InterWest or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of InterWest shall assume the obligations set forth in this Section 5.18.

    (D) InterWest shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.18. The rights of each Indemnified Party under this Section 5.18 shall be in addition to any other rights such Indemnified Party may have under the articles of incorporation or bylaws of the Company or under applicable Washington law.

    5.19 EMPLOYEE OPTIONS. The Company will use its best efforts to encourage each Employee Option holder not to exercise such option prior to the Effective Date.

    5.20 OFFICER BONUS PLAN. InterWest will cause the Officer Bonus Plan to remain in effect through December 31, 1999, and the Officer Bonus Plan will be administered without taking into account any adjustments to the policies and practices of the Company or the Bank that are made pursuant to Section 5.11.

    5.21 OPERATION OF KITTITAS BANK. Kittitas Bank shall operate as a separately chartered subsidiary of InterWest until at least December 31, 1999. The board of directors of Kittitas Bank immediately after the Effective Date shall consist of the directors of Kittitas Bank immediately prior to the Effective Date, who shall continue as directors of Kittitas Bank through December 31, 1998, plus Gary M. Bolyard and Stephen M. Walden. Effective January 1, 1999, the board of directors of Kittitas Bank will consist of five to seven current directors designated by Kittitas Bank, plus Gary M. Bolyard and Stephen
M. Walden.

              ARTICLE VI. CONDITIONS TO CONSUMMATION OF THE MERGER

    6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the transactions contemplated by this Plan are subject to the written waiver by such Party or the fulfillment on or prior to the Effective Date of each of the following conditions:

    (A) SHAREHOLDER VOTE. This Plan shall have been duly approved by the requisite vote of the Company's shareholders under applicable law and the articles of incorporation and bylaws of the Company.

      REGULATORY APPROVALS. The Parties shall have procured all necessary regulatory consents and approvals by the appropriate Regulatory Authorities, and any waiting periods relating thereto shall have expired; PROVIDED, HOWEVER, that no such approval or consent shall have imposed any condition or requirement not normally imposed in such transactions that, in the opinion of InterWest, would deprive InterWest of the material economic or business benefits of the transactions contemplated by this Plan.

    (C) NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated by this Plan.

    (D) EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

    (E) BLUE-SKY PERMITS. InterWest shall have received all state securities laws and "blue sky" permits necessary to consummate the Merger.

    (F) TAX OPINION. InterWest and the Company shall have received an opinion from Graham & Dunn, P.C. to the effect that (1) the Merger constitutes a reorganization under Section 368 of the Code, and (2) no gain or loss will be recognized by shareholders of the Company who receive shares of InterWest Common Stock in exchange for their shares of the Company Common Stock, except that gain or loss may be recognized as to cash received in the Merger, and, in rendering their opinion, Graham & Dunn may require and rely upon representations contained in certificates of officers of InterWest, the Company and others.

    (G) NASDAQ LISTING. The shares of InterWest Common Stock to be issued pursuant to this Plan shall have been approved for listing on the NASDAQ National Market subject only to official notice of issuance.

    (H) FAIRNESS OPINION. The Company shall have received, immediately prior to the mailing of the Proxy Statement to the Company's shareholders, an opinion of Southard Financial to the effect that the financial terms of the Merger are fair from a financial point of view to the Company's shareholders.

    (I) EMPLOYMENT CONTRACTS. The Employment Agreements attached as Exhibits E, F, G and H shall have been duly executed and delivered by all parties to such Employment Agreements.

    (J) SEVERANCE AGREEMENTS. The Severance Agreements attached as EXHIBITS I AND J shall have been duly executed and delivered by all parties to such Severance Agreements.

    6.2 CONDITIONS TO OBLIGATIONS OF INTERWEST. The obligations of InterWest to consummate the transactions contemplated by this Plan also are subject to the written waiver by InterWest or the fulfillment on or prior to the Effective Date of each of the following conditions:

    (A) LEGAL OPINION. InterWest shall have received an opinion, dated the Effective Date, of Gerrish & McCreary, P.C., counsel for the Company and Kittitas Bank, in the form of EXHIBIT K.

    (B) OFFICERS' CERTIFICATE. (1) Each of the representations and warranties contained in this Plan of the Company and Kittitas Bank shall be true and correct in all material respects (except the representations and warranties in Section 4.1(C) and those representations and warranties that are qualified by reference to "Material Adverse Effect" or any other materiality caveat, which shall be true and correct in all respects) as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date and except as otherwise provided in Section 5.11, and (2) each and all of the agreements and covenants of the Company and Kittitas Bank to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and InterWest shall have received a certificate signed by the chief executive officers, chief financial officers, and chief lending officers of the Company and Kittitas Bank dated the Effective Date, to such effect.

    (C) RECEIPT OF AFFILIATE AGREEMENTS. InterWest shall have received from each affiliate of the Company the agreement referred to in Section 5.10.

    (D) ADVERSE CHANGE. During the period from December 31, 1997 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of the Company or Kittitas Bank, nor shall the Company or Kittitas Bank have sustained any loss or damage to its properties, whether or not insured, that materially affects its ability to conduct its business; and InterWest shall have received a certificate dated the Effective Date signed by the Chief Executive Officers of the Company and Kittitas Bank to such effect.

    (E) DISSENTERS' RIGHTS. The number of shares of Company Common Stock for which cash is to be paid because dissenters' rights of appraisal under the Appraisal Laws shall have been effectively preserved as of the Effective Date or because of payment of cash in lieu of fractional shares of InterWest Common Stock shall not exceed in the aggregate 5% of the outstanding shares of Company Common Stock.

    (F) CAPITAL. The Company's Capital shall not be less than $4.2 million (not including capital contributions upon exercise of Company Options and net of transaction expenses) on the Effective Date.

    (G) ALLOWANCE FOR LOAN AND LEASE LOSSES. Kittitas Bank's allowance for possible loan and lease losses shall not be less than 1% of Kittitas Bank's total outstanding loans and leases and will be adequate to absorb Kittitas Bank's anticipated loan and lease losses.

    6.3 CONDITIONS TO OBLIGATIONS OF COMPANY AND KITTITAS BANK. The obligations of the Company and Kittitas Bank to consummate the transactions contemplated by this Plan also are subject to the written waiver by the Company and Kittitas Bank or the fulfillment on or prior to the Effective Date of each of the following conditions:

    (A) LEGAL OPINION. The Company and Kittitas Bank shall have received an opinion, dated the Effective Date, of Graham & Dunn, P.C., special counsel for InterWest, in the form of Exhibit L.

    (B) OFFICER'S CERTIFICATE. (1) Each of the representations and warranties of InterWest contained in this Plan shall be true and correct in all material respects (except the representations and warranties in Section 4.2(C) and those representations and warranties that are qualified by reference to "Material Adverse Effect" or any other materiality caveat, which shall be true and correct in all respects) as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date, and (2) each and all of the agreements and covenants of InterWest to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and the Company and Kittitas Bank shall have received a certificate signed by an executive officer of InterWest dated the Effective Date, to such effect.

    (C) ADVERSE CHANGE. During the period from September 30, 1997 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of InterWest, nor shall InterWest have sustained any loss or damage to its properties, whether or not insured, that materially affects its ability to conduct its business; and the Company shall have received a certificate dated the Effective Date signed by the Chief Executive Officers of InterWest to such effect.

                            ARTICLE VII. TERMINATION

    7.1 GROUNDS FOR TERMINATION. This Plan may be terminated prior to the Effective Date, either before or after receipt of required shareholder approvals:

    (A) MUTUAL CONSENT. By the mutual consent of InterWest and the Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire board.

    (B) BREACH. By InterWest or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (A) a material breach by the other party of any representation or warranty contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or (B) a material breach by the other party of any of the covenants or agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

    (C) DELAY. By InterWest or the Company, if its Board of Directors so determines by vote of a majority of the members of the entire Board, in the event that the Merger is not consummated by December 31, 1998; PROVIDED, HOWEVER, that a Party that is in material breach of any of the provisions of this Plan shall not be entitled to terminate the Plan pursuant to this Section 7.1(C).

    (D) NO SHAREHOLDER APPROVAL. By InterWest or the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that the shareholder approval contemplated by Section 6.1 is not obtained at the Meeting, including any adjournment or adjournments of the Meeting.

    7.2  CONSEQUENCES OF TERMINATION.

    (A) GENERAL CONSEQUENCES. Subject to subsection (B) of this Section 7.2, in the event of the termination or abandonment of this Plan pursuant to the provisions of Section 7.1, this Plan shall become void and have no force or effect, without any liability on the part of the Parties or any of their respective directors or officers or shareholders with respect to this Plan.

    (B) OTHER CONSEQUENCES. Notwithstanding anything in this Plan to the contrary, no termination of this Plan will relieve any Party of any liability for breach of this Plan or for any misrepresentation under this Plan or be deemed to constitute a waiver of any remedy available for such breach or misrepresentation. In any action or proceeding in connection with such breach or misrepresentation, the prevailing party will be entitled to reasonable attorneys' fees and expenses.

                          ARTICLE VIII. OTHER MATTERS

    8.1 SURVIVAL. Only those agreements and covenants in this Plan that by their express terms apply in whole or in part after the Effective Date shall survive the Effective Date. All other representations, warranties, and covenants shall be deemed only to be conditions of the Merger and shall not survive the Effective Date. If the Merger is abandoned and this Plan is terminated, the provisions of Article VII shall apply and the agreements of the Parties in Sections 5.6(B), 8.5 and 8.6 shall survive such abandonment and termination.

    8.2 WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Plan may be (A) waived in writing by the Party benefited by the provision, or
(B) amended or modified at any time (including the structure of the transactions contemplated by this Plan) by an agreement in writing among the Parties approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the shareholders of the Company, the consideration to be received by the shareholders of the Company for each share of Company Common Stock shall not thereby be altered. Nothing contained in this
Section 8.2 is intended to modify InterWest's rights pursuant to Section 2.9.

    8.3 COUNTERPARTS. This Plan may be executed in one or more counterparts, including facsimile counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each Party.

    8.4 GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of Washington, except as federal law may be applicable.

    8.5 EXPENSES. Each Party will bear all expenses incurred by it in connection with this Plan and the transactions contemplated by this Plan, except printing expenses which shall be shared equally between the Company and InterWest.

    8.6 CONFIDENTIALITY. Except as otherwise provided in Section 5.6(B), each of the Parties and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

    8.7 NOTICES. All notices, requests and other communications hereunder to a "Party" shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram, certified or registered mail, overnight courier, telecopy or telex (confirmed in writing) to such Party at its address set forth below or such other address as such Party may specify by notice to the Parties.

    If to InterWest to:

               InterWest Bancorp, Inc.
               1259 West Pioneer Way
               Oak Harbor, Washington 98277
               Attn: Stephen Walden, President

    Copies to:

               Edward C. Beeksma
               Zylstra, Beeksma & Waller
               791 S.E. Barrington Drive
               Oak Harbor, Washington 98277

               Stephen M. Klein
               Graham & Dunn, P.C.
               1420 Fifth Avenue, Suite 3300
               Seattle, Washington 98101

    If to the Company or Kittitas Bank, to:

               Kittitas Valley Bancorp, Inc.
               101 West 8th Avenue
               Ellensburg, WA 98926
               Attn: Steven F. Halverson, President and CEO

    Copies to:

               Jeffrey C. Gerrish
               Gerrish & McCreary, P.C.
               700 Colonial Road, Suite 200
               Memphis, TN 38117

    8.8 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan and the Stock Option Agreement represent the entire understanding of the Parties with reference to transactions contemplated by this Plan and the Stock Option Agreement, and supersede any and all other oral or written agreements previously made. Nothing in this Plan or the Stock Option Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan or the Stock Option Agreement.

    8.9 BENEFIT PLANS. Upon consummation of the Merger, all employees of the Company and its Subsidiaries shall be deemed to be at-will employees of InterWest and its Subsidiaries except for those employees who are parties to the Employment Agreements (all such employees being "Continuing Employees"). From and after the Effective Date, employees of the Company and its Subsidiaries shall be entitled to participate in the pension, employee benefit and similar plans (including employee stock ownership, stock option, bonus or other incentive plans) on substantially the same terms and conditions as similarly situated employees of InterWest and its Subsidiaries. For the purpose of determining eligibility to participate in such plans and the vesting and related calculations of benefits under such plans (but not for the accrual of benefits), InterWest shall give effect to years of service with the Company or the Company's Subsidiaries, as the case may be, as if such service were with InterWest or its Subsidiaries. Notwithstanding the foregoing, if, under InterWest's existing benefit plans, the Continuing Employees must pay more for medical, dental and similar health benefits than they previously paid for such benefits as employees of the Company or its Subsidiaries, then InterWest shall pay the Continuing Employees additional compensation so as to maintain their level of after-tax compensation.

    8.10 HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.

    IN WITNESS WHEREOF, the Parties have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                                       INTERWEST BANCORP, INC.

                                            By:        /s/ STEPHEN M. WALDEN
                                                       -------------------------------------------
                                                       Name: Stephen M. Walden
                                                       Title: PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                       KITTITAS VALLEY BANCORP, INC.

                                            By:        /s/ STEVEN F. HALVERSON
                                                       -------------------------------------------
                                                       Name: Steven F. Halverson
                                                       Title: PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                       KITTITAS VALLEY BANK, N.A.

                                            By:        /s/ STEVEN F. HALVERSON
                                                       -------------------------------------------
                                                       Name: Steven F. Halverson
                                                       Title: PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT

    This Stock Option Agreement ("Agreement"), dated as of April 20, 1998, is between INTERWEST BANCORP, INC. ("InterWest") and KITTITAS VALLEY BANCORP, INC. ("Kittitas").

                                    RECITALS

    Kittitas and InterWest have executed an Agreement and Plan of Merger ("Plan"), of even date with this Agreement, under which Kittitas will be merged into InterWest and Kittitas Valley Bank, N.A., the wholly owned subsidiary of Kittitas, will become a wholly owned subsidiary of InterWest upon completion of the merger ("Merger") contemplated in the Plan.

    By negotiating and executing the Plan and by taking actions necessary or appropriate to effect the transactions contemplated by the Plan, InterWest has incurred and will incur substantial direct and indirect costs (including, without limitation, the costs of management and employee time) and will forgo the pursuit of certain alternative investments and transactions.

                                   AGREEMENT

    THEREFORE, in consideration of the promises set forth in this Agreement and in the Plan, the parties agree as follows:

    1. GRANT OF OPTION. Subject to the terms and conditions set forth in this Agreement, Kittitas irrevocably grants an option ("Option") to InterWest to purchase an aggregate of 44,418 authorized but unissued shares of Kittitas' capital stock ("Common Stock") (which if issued, and assuming exercise of outstanding options to acquire the Common Stock, would represent approximately 19.9% of total stock then issued and outstanding), at a per share price of $50 ("Option Price").

    2. EXERCISE OF OPTION. Subject to the provisions of this Section 2.2 and of Section 13.13(a) of this Agreement, this Option may be exercised by InterWest or any transferee as set forth in Section 5.5 of this Agreement, in whole or in part, at any time, or from time to time in any of the following circumstances:

        (a) Kittitas or its board of directors enters into an agreement or recommends to Kittitas shareholders an agreement (other than the Plan) under which any entity, person or group (collectively "Person"), within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), would: (1) merge or consolidate with, acquire 51% or more of the assets or liabilities of, or enter into any similar transaction with Kittitas, or (2) purchase or otherwise acquire (including by merger, reorganization, consolidation, share exchange or any similar transaction) securities representing 10% or more of Kittitas' voting shares;

        (b) any Person (other than InterWest or any of its subsidiaries and other than any Person owning as of the date of this Agreement 10% or more of Kittitas' voting shares) acquires the beneficial ownership or the right to acquire beneficial ownership of securities which, when aggregated with other such securities owned by such Person, represents 10% or more of the voting shares of Kittitas (the term "beneficial ownership" for purposes of this Agreement has the meaning set forth in Section 13(d) of the Exchange Act, and the regulations promulgated under the Exchange Act); notwithstanding the foregoing, the Option will not be exercisable in the circumstances described above in this subsection 2(b) if a Person acquires the beneficial ownership of securities which, when aggregated with other such securities owned by such Person, represents 10% or more, but less than 25%, of Kittitas' voting shares and the transaction does not result in, and is not presumed to constitute, "control" as defined under Section 7(j) of the Federal Deposit Insurance Act or 12 CFR Part 225 or as determined by the Board of Governors of the Federal Reserve;

        (c) failure of the board of directors of Kittitas to recommend, or withdrawal by the board of directors of a prior recommendation of, the Merger to the shareholders; or

        (d) failure of the shareholders to approve the Merger by the required affirmative vote at a meeting of the shareholders, after any Person (other than InterWest or a subsidiary of InterWest) announces publicly or communicates, in writing, to Kittitas a proposal to (1) acquire Kittitas (by merger, reorganization, consolidation, the purchase of 51% or more of its assets or liabilities, or any other similar transaction), (2) purchase or otherwise acquire securities representing 25% or more of the voting shares of Kittitas or (3) change the composition of the board of directors of Kittitas.

    It is understood and agreed that the Option will become exercisable on the occurrence of any of the above-described circumstances even though the circumstance occurred as a result, in part or in whole, of the board of Kittitas complying with its fiduciary duties.

    NOTWITHSTANDING THE FOREGOING, the Option may not be exercised if either (1) any applicable and required governmental approvals have not been obtained with respect to such exercise or if such exercise would violate any applicable regulatory restrictions, or (2) at the time of exercise, InterWest is failing in any material respect to perform or observe its material covenants or conditions under the Plan, unless the reason for such failure is that Kittitas is failing to perform or observe its covenants or conditions under the Plan.

    3. NOTICE, TIME AND PLACE OF EXERCISE. Each time that InterWest or any transferee wishes to exercise any portion of the Option, InterWest or such transferee will give written notice of its intention to exercise the Option specifying the number of shares as to which the Option is being exercised ("Option Shares") and the place and date for the closing of the exercise (which date may not be later than ten business days from the date such notice is mailed). If any law, regulation or other restriction will not permit such exercise to be consummated during this ten-day period, the date for the closing of such exercise will be within five days following the cessation of the restriction on consummation.

    4. PAYMENT AND DELIVERY OF CERTIFICATE(S). At any closing for an exercise of the Option or any portion thereof, (a) InterWest and Kittitas will each deliver to the other certificates as to the accuracy, as of the closing date, of their respective representations and warranties under this Agreement, (b) InterWest or the transferees will pay the aggregate purchase price for the shares of Common Stock to be purchased by delivery of a certified or bank cashier's check in immediately available funds payable to the order of Kittitas, and (c) Kittitas will deliver to InterWest or the transferees a certificate or certificates representing the shares so purchased.

    5. TRANSFERABILITY OF THE OPTION AND OPTION SHARES. Before the Option, or a portion of the Option, becomes exercisable in accordance with the provisions of Section 2.2 of this Agreement, neither the Option nor any portion of the Option will be transferable. If any of the events or circumstances set forth in Sections 2.2(a) through (d) above occur, InterWest may freely transfer, subject to applicable federal and state securities laws, the Option or any portion of the Option, or any of the Option Shares.

    For purposes of this Agreement, a reorganization or consolidation of InterWest (whether or not InterWest is the surviving entity) or an acquisition of InterWest will not be deemed a transfer.

    6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF KITTITAS. Kittitas represents and warrants to InterWest as follows:

    (a) DUE AUTHORIZATION. This Agreement has been duly authorized by all necessary corporate action on the part of Kittitas, has been duly executed by a duly authorized officer of Kittitas and constitutes a valid and binding obligation of Kittitas. No shareholder approval by Kittitas shareholders is required by applicable law or otherwise before the exercise of the Option in whole or in part.

    (b) OPTION SHARES. Kittitas has taken all necessary corporate and other action to authorize and reserve and to permit it to issue and, at all times from the date of this Agreement to such time as the obligation to deliver shares under this Agreement terminates, will have reserved for issuance, at the closing(s) upon exercise of the Option, or any portion of the Option, the Option Shares (subject to adjustment, as provided in Section 8.8 below), all of which, upon issuance under this Agreement, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests, including any preemptive right of any of the shareholders of Kittitas.

    (c) NO CONFLICTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it will violate or result in any violation of or be in conflict with or constitute a default under any term of the articles of incorporation or bylaws of Kittitas or any agreement, instrument, judgment, decree, law, rule or order applicable to Kittitas or any subsidiary of Kittitas or to which Kittitas or any such subsidiary is a party.

    (d) NOTIFICATION OF RECORD DATE. At any time from and after the date of this Agreement until the Option is no longer exercisable, Kittitas will give InterWest or any transferee 30 days prior written notice before setting the record date for determining the holders of record of the Common Stock entitled to vote on any matter, to receive any dividend or distribution or to participate in any rights offering or other matters, or to receive any other benefit or right, with respect to the Common Stock.

    7. REPRESENTATIONS, WARRANTIES AND COVENANTS OF INTERWEST. InterWest represents and warrants to Kittitas as follows:

    (a) DUE AUTHORIZATION. This Agreement has been duly authorized by all necessary corporate action on the part of InterWest, has been duly executed by a duly authorized officer of InterWest and constitutes a valid and binding obligation of InterWest.

    (b) TRANSFERS OF COMMON STOCK. No shares of Common Stock acquired upon exercise of the Option will be transferred except in a transaction registered or exempt from registration under any applicable securities laws.

    (c) NO CONFLICTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it will violate or result in any violation of or be in conflict with or constitute a default under any term of the articles of incorporation or bylaws of InterWest or any agreement, instrument, judgment, decree, law, rule or order applicable to InterWest or any subsidiary of InterWest or to which InterWest or any such subsidiary is a party.

    8. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, reorganizations, recapitalizations, combinations, exchanges of shares or the like, the number and kind of shares or securities subject to the Option and the purchase price per share of Common Stock will be appropriately adjusted. If, before the Option terminates or is exercised, Kittitas is acquired by another party, consolidates with or merges into another corporation or liquidates, InterWest or any transferee will thereafter receive, upon exercise of the Option, the securities or properties to which a holder of the number of shares of Common Stock then deliverable upon the exercise thereof would have been entitled upon such acquisition, consolidation, merger, reorganization or liquidation, and Kittitas will take all steps in connection with such acquisition, consolidation, merger, reorganization or liquidation as may be necessary to assure that the provisions of this agreement will thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or property thereafter deliverable upon exercise of the Option.

    9. NONASSIGNABILITY. This Agreement binds and inures to the benefit of the parties and their successors. This Agreement is not assignable by either party, but InterWest may transfer the Option, the Option Shares or any portion of the Option or Option Shares in accordance with Section 5.5. A merger, reorganization or consolidation of InterWest (whether or not InterWest is the surviving entity) or an acquisition of InterWest will not be deemed an assignment or transfer.

    10. REGULATORY RESTRICTIONS. Kittitas will use its best efforts to obtain or to cooperate with InterWest or any transferee in obtaining all necessary regulatory consents, approvals, waivers or other action (whether regulatory, corporate or other) to permit the acquisition of any or all Option Shares by InterWest or any transferee.

    11. REMEDIES. Kittitas agrees that if for any reason InterWest or any transferee will have exercised its rights under this Agreement and Kittitas will have failed to issue the Option Shares to be issued upon such exercise or to perform its other obligations under this Agreement, unless such action would violate any applicable law or regulation by which Kittitas is bound, then InterWest or any transferee will be entitled to specific performance and injunctive and other equitable relief. InterWest agrees that if it fails to perform any of its obligations under this Agreement, then Kittitas will be entitled to specific performance and injunctive and other equitable relief. This provision is without prejudice to any other rights that Kittitas or InterWest or any transferee may have against the other party for any failure to perform its obligations under this Agreement.

    12. NO RIGHTS AS SHAREHOLDER. This Option, before it is exercised, will not entitle its holder to any rights as a shareholder of Kittitas at law or in equity. Specifically, this Option, before it is exercised, will not entitle the holder to vote on any matter presented to the shareholders of Kittitas or, except as provided in this Agreement, to any notice of any meetings of shareholders or any other proceedings of Kittitas.

    13.  MISCELLANEOUS.

    (a) TERMINATION. This Agreement and the Option, to the extent not previously exercised, will terminate upon the earliest of (1) June 30, 1999; (2) the mutual agreement of the parties to this Agreement; (3) 31 days after the date on which any application for regulatory approval for the Merger has been denied, but if before the expiration of the 31-day period, Kittitas or InterWest is engaged in litigation or an appeal procedure relating to an attempt to obtain approval of the Merger, this Agreement will not terminate until the earlier of
(i) June 30, 1999, or (ii) 31 days after the completion of the litigation and appeal procedure; (4) the 30th day following the termination of the Plan for any reason other than a material noncompliance or default by InterWest with respect to its obligations under it; or (5) the date of termination of the Plan if the termination is due to a material noncompliance or default by InterWest with respect to its obligations under it; but if the Option has been exercised, in whole or in part, before the termination of this Agreement, then the exercise will close under Section 4.4 of this Agreement, even though that closing date is after the termination of this Agreement; and if the Option is sold before the termination of this Agreement, the Option may be exercised by the transferee at any time within 31 days after the date of termination even though such exercise or the closing of such exercise occurs after the termination of this Agreement.

    (b) AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties.

    (c) SEVERABILITY OF TERMS. Any provision of this Agreement that is invalid, illegal or unenforceable is ineffective only to the extent of the invalidity, illegality or unenforceability without affecting in any way the remaining provisions or rendering any other provisions of this Agreement invalid, illegal or unenforceable. Without limiting the generality of the foregoing, if the right of InterWest or any transferee to exercise the Option in full for the total number of shares of Common Stock or other securities or property issuable upon the exercise of the Option is limited by applicable law, or otherwise, InterWest or any transferee may, nevertheless, exercise the Option to the fullest extent permissible.

    (d) NOTICES. All notices, requests, claims, demands and other communications under this Agreement must be in writing and must be given (and will be deemed to have been duly received if so given) by delivery, by cable, telecopies or telex, or by registered or certified mail, postage prepaid, return receipt requested, to the respective parties at the addresses below, or to such other address as either party may furnish to the other in writing. Change of address notices will be effective upon receipt.

    If to Kittitas to:

               Kittitas Valley Bancorp, Inc.
               101 West 8th Avenue
               P.O. Box 978
               Ellensburg, WA 98926
               Attn: Steven F. Halverson, President and Chief Executive Officer

    With a copy to:

               Jeffrey C. Gerrish, Esq.
               Gerrish & McCreary, P.C.
               700 Colonial Road, Suite 200
               Memphis, TN 38117

    If to InterWest, to:

               InterWest Bancorp, Inc.
               1259 West Pioneer Way
               Oak Harbor, Washington 98277
               Attn: Stephen M. Walden, President and Chief Executive Officer

    With a copy to:

               Stephen M. Klein, Esq.
               Graham & Dunn, P.C.
               1420 Fifth Avenue, 33rd Floor
               Seattle, WA 98101-2390

    (a) GOVERNING LAW AND VENUE. The parties intend this Agreement and the Option, in all respects, including all matters of construction, validity and performance, to be governed by the laws of the State of Washington, without giving effect to conflicts of law principles. Any actions brought by either party against the other arising under this Agreement must be filed in King County, Washington, and each party consents to personal jurisdiction in King County.

    (b) COUNTERPARTS. This Agreement may be executed in several counterparts, including facsimile counterparts, each of which is an original, and all of which together constitute one and the same agreement.

    (c) EFFECTS OF HEADINGS. The section headings in this Agreement are for convenience only and do not affect the meaning of its provisions.

Dated April 20, 1998:

                                                       INTERWEST BANCORP, INC.

                                            By:        /s/ STEPHEN M. WALDEN
                                                       -------------------------------------------
                                                       Stephen M. Walden
                                                       Its: PRESIDENT

                                            By:        /s/ STEVEN F. HALVERSON
                                                       -------------------------------------------
                                                       Steven F. Halverson
                                                       Its: PRESIDENT

                                                                      APPENDIX C

                 TITLE 23B. WASHINGTON BUSINESS CORPORATION ACT
                       CHAPTER 23B.13. DISSENTERS' RIGHTS

SECTION 23B.13.010  DEFINITIONS. As used in this chapter:

    (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

    (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

    (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

    (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SECTION 23B.13.020  RIGHT TO DISSENT.

    (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

        (a) Consummation of a plan of merger to which the corporation is a party
    (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

        (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

        (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

        (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

        (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

    (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

        (a) The proposed corporate action is abandoned or rescinded;

        (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

        (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation. 1991 c 269 Section 37; 1989 c 165 Section 141.

SECTION 23B.13.030  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

    (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

    (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

        (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

        (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. 1989 c 165 Section 142.

SECTION 23B.13.200  NOTICE OF DISSENTERS' RIGHTS.

    (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

    (2) If corporate action creating dissenters' rights under RCW 23B.13.020 it taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220. 1989 c 165 Section 143.

SECTION 23B.13.210  NOTICE OF INTENT TO DEMAND PAYMENT.

    (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

    (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter. 1989 c 165 Section 144.

SECTION 23B.13.220  DISSENTERS' NOTICE.

    (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

    (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

        (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

        (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

        (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

        (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

        (e) Be accompanied by a copy of this chapter.

SECTION 23B.13.230  DUTY TO DEMAND PAYMENT.

    (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

    (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

    (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

SECTION 23B.13.240  SHARE RESTRICTIONS.

    (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

    (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

SECTION 23B.13.250  PAYMENT.

    (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholders' shares, plus accrued interest.

    (2) The payment must be accompanied by:

        (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

        (b) An explanation of how the corporation estimated the fair value of the shares;

        (c) An explanation of how the interest was calculated;

        (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

        (e) A copy of this chapter.

SECTION 23B.13.260  FAILURE TO TAKE ACTION.

    (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

    (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

SECTION 23B.13.270  AFTER-ACQUIRED SHARES.

    (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

    (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

SECTION 23B.13.280  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

    (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

        (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

        (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

        (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

    (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

SECTION 23B.13.300  COURT ACTION.

    (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

    (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

    (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

SECTION 23B.13.310  COURT COSTS AND COUNSEL FEES.

    (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

    (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

        (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

        (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

    (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                      APPENDIX D

                                  FAIRNESS OPINION

                             MERGER BY AND BETWEEN
                            INTERWEST BANCORP, INC.
                                      AND
                         KITTITAS VALLEY BANCORP, INC.

                                  REPORT DATED
                                 APRIL 16, 1998

                                                                  April 16, 1998

Board of Directors
Kittitas Valley Bancorp, Inc.
Ellensburg, Washington

    RE: FAIRNESS OPINION RELATIVE TO PROPOSED AGREEMENT OF KITTITAS VALLEY BANCORP, INC., ELLENSBURG, WASHINGTON, TO MERGE WITH AND INTO INTERWEST BANCORP, INC., OAK HARBOR, WASHINGTON

Directors:

    The Board of Directors of Kittitas Valley Bancorp, Inc. ("KVB") retained Southard Financial, in its capacity as a financial valuation and consulting firm, to render its opinion of the fairness, from a financial viewpoint, of the acquisition of KVB by InterWest Bancorp, Inc. ("InterWest"). Southard Financial and its principals have no past, present, or future contemplated financial, equity, or other interest in either KVB or InterWest. This opinion is issued based upon financial data as of December 31, 1997 and March 31, 1998.

    This opinion is being issued prior to the execution of the Definitive Agreement. The opinion reflects our understanding of the proposed transaction as of the current date.

APPROACH TO ASSIGNMENT

    The approach to this assignment was to consider the following factors:

    - A review of the financial performance and position of KVB and the value of its common stock;

    - A review of the financial performance and position of InterWest and the value of its common stock;

    - A review of recent Bank merger transactions in the United States, Washington, and nearby states;

    - A review of the current and historical market prices of bank holding companies in the United State, Washington, and nearby states;

    - A review of the investment characteristics of the common stock of KVB and InterWest;

    - An evaluation of the impact of the merger on the expected return to the current shareholders of KVB; and,

    - An evaluation of other factors as was considered necessary to render this opinion.

    It is Southard Financial's understanding that the merger and resulting exchange of the stock of InterWest for the outstanding common stock of KVB constitute a non-taxable exchange for federal income tax purposes. The exchange of stock for cash may have tax consequences.

                          DUE DILIGENCE REVIEW PROCESS

    In performing this assignment, Southard Financial reviewed the documents specifically outlined in Exhibit 1 pertaining to KVB and in Exhibit 2 pertaining to InterWest.

REVIEW OF KITTITAS VALLEY BANCORP, INC.

    Southard Financial visited with the management of KVB. Discussions included questions regarding the current and historical financial position and performance of KVB, its outlook for the future, and other pertinent factors. Details pertaining to KVB are contained in Southard Financial's file.

REVIEW OF INTERWEST BANCORP, INC.

    Southard Financial visited with the management of InterWest in Oak Harbor, Washington. Discussions included questions regarding the current and historical financial position and performance of

Board of Directors
Kittitas Valley Bancorp, Inc.
Page 2

InterWest and its operating subsidiaries, its outlook for the future, and other pertinent factors. Details pertaining to InterWest are contained in Southard Financial's file.

MERGER DOCUMENTATION

    Southard Financial reviewed the proposed merger terms with the management of KVB and with legal counsel for KVB. As indicated above, the Definitive Agreement had not been executed when this opinion was prepared. However, Southard Financial reviewed a draft copy of the Agreement and Plan of Merger dated April 10, 1998 (the "Agreement"). The analysis in this opinion reflects the proposed merger terms as outlined below. (See Exhibit 3, Terms of the Proposed Agreement)

    Southard Financial did not independently verify the information reviewed, but relied on such information as being complete and accurate in all material respects. Southard Financial did not make any independent evaluation of the assets of InterWest or KVB, but reviewed data supplied by the management of both institutions.

                              MAJOR CONSIDERATIONS

    Numerous factors were considered in the overall review of the proposed merger. The review process included considerations regarding KVB, InterWest, and the proposed merger. The major considerations are as follows:

KITTITAS VALLEY BANCORP, INC.

    - Historical earnings;

    - Historical dividend payments;

    - Outlook for future performance, earnings, and dividends;

    - Economic conditions and outlook in KVB's market;

    - The competitive environment in KVB's market;

    - Comparisons with peer banks;

    - Potential risks in the loan and securities portfolios;

    - Recent minority stock transactions in KVB's common stock; and,

    - Other such factors as were deemed appropriate in rendering this opinion.

INTERWEST BANCORP, INC.

    - Historical earnings;

    - Historical dividend payments;

    - Outlook for future performance, earnings, and dividends;

    - Economic conditions and outlook in InterWest's market;

    - The competitive environment in InterWest's market;

    - Comparisons with peer banks;

    - Potential risks in the loan and securities portfolios;

    - Recent minority stock transactions in InterWest's common stock; and,

    - Other such factors as were deemed appropriate in rendering this opinion.

Board of Directors
Kittitas Valley Bancorp, Inc.
Page 3

COMMON FACTORS

    - Historical and current bank merger pricing; and,

    - Current market prices for minority blocks of common stocks of regional bank holding companies in the United States, Washington, and nearby states.

1. THE PROPOSED MERGER

    - The terms of the Proposed Agreement as described herein;

    - The specific pricing of the merger;

    - Adequacy of the consideration paid to the shareholders of KVB;

    - The assumption that the stock portion of the merger will be treated as a tax-free exchange;

    - The amount of debt and goodwill on the balance sheet of InterWest and the impact of the merger of KVB on InterWest's capital and liquidity positions;

    - The historical dividend payments of InterWest and the likely impact on the dividend income of the current shareholders of KVB (equivalency of cash dividends);

    - Pro-forma combined income statements for InterWest post merger and the expected returns to KVB shareholders (equivalency of earnings yield);

    - The market for minority blocks of InterWest common stock; and,

    - Other such factors as deemed appropriate.

                         OVERVIEW OF FAIRNESS ANALYSIS

    In connection with rendering its opinion, Southard Financial performed a variety of financial analyses, which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not susceptible to partial analyses.

    In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of KVB and InterWest. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned a greater significance than any other. More details on the analyses prepared by Southard Financial are contained in Exhibits 3-5, which also provide an overview of the exchange options in the merger.

FAIRNESS OF THE MERGER PRICE

    a. Analysis of Market Transactions

    Based upon the merger terms and the estimated purchase price, KVB shareholders will receive about 300% of KVB book value at December 31, 1997,
18.0 times fully diluted 1997 KVB earnings, and 30.2% of KVB assets at December 31, 1997. Further, the price represents about 312% of KVB book value at March 31, 1998, 16.2 times undiluted trailing 12-month KVB earnings at March 31, 1998, and 28% of KVB assets at March 31, 1998. Based upon the review conducted by Southard Financial, the pricing for KVB in the merger is within the range of multiples seen in recent bank acquisitions (see Exhibit 5). Further, the merger pricing compares favorably to recent transactions in central and eastern Washington (highest price/

Board of Directors
Kittitas Valley Bancorp, Inc.
Page 4

book ratio and price/asset ratio) during the past two years. Finally, the merger price represents a significant premium to the most recent transaction prices for KVB stock.

    b. Analysis of Liquidity

    Unlike KVB stock, InterWest shares are traded on the NASDAQ market system (ticker symbol "IWBK"). InterWest stock trades on a regular basis and the bid/ask spread ranges from $1.00 to $1.50 per share. The stock is actively traded, has several institutional holders, and is followed by at least seven investment analysts. Finally, except in the case of certain officers, directors, and significant shareholders of KVB, InterWest shares received will be freely tradable with no restrictions.

SUMMARY OF ANALYSES

    The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of KVB or InterWest.

    Throughout the due diligence process, all information provided by KVB, InterWest, and third party sources was relied upon by Southard Financial without independent verification.

    Based upon the analyses discussed above and other analyses performed by Southard Financial, the impact of the merger on the shareholders of KVB is expected to be favorable.

                                FAIRNESS OPINION

    Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the terms of the offer for the acquisition of Kittitas Valley Bancorp, Inc. by InterWest Bancorp, Inc. pursuant to the Agreement and Plan of Merger are fair, from a financial viewpoint, to the shareholders of Kittitas Valley Bancorp, Inc.

    Thank you for this opportunity to be of service to the shareholders of Kittitas Valley Bancorp, Inc.

                                          Sincerely yours,

                                          SOUTHARD FINANCIAL

                                          /s/ Douglas K. Southard

                                          Douglas K. Southard, DBA, CFA, ASA

Attachments:

Exhibit 1: Kittitas Valley Bancorp, Inc., Document Review List
Exhibit 2: InterWest Bancorp, Inc., Document Review List
Exhibit 3: Terms of the Agreement and Plan of Merger
Exhibit 4: Overview of Exchange Options
Exhibit 5: Comparison of the Merger Pricing to Public Market Transactions

                                   EXHIBIT 1
                         KITTITAS VALLEY BANCORP, INC.
                              DOCUMENT REVIEW LIST

    1. Consolidated Reports of Condition and Income ("Call Report") of Kittitas Valley Bank, N.A. for the period ended March 31, 1998.

    2. Uniform Bank Performance Report ("UBPR") of Kittitas Valley Bank, N.A. for the period ended December 31, 1997.

    3. Summary financial statements of Kittitas Valley Bank, N.A. for the periods ended March 31, 1997 and March 31, 1998, prepared by management.

    4. Audited financial statements of Kittitas Valley Bancorp and Subsidiary for the years ended December 31, 1994-97, prepared by Knight Vale & Gregory, Inc., certified public accountants, Tacoma, Washington.

    5. Budgeted financial statements of Kittitas Valley Bank, N.A. for the year ending December 31, 1998.

    6. List of stock options to purchase the common stock of Kittitas Valley Bancorp, Inc.

    7. Additional pertinent information deemed necessary to render this opinion.

                                   EXHIBIT 2
                            INTERWEST BANCORP, INC.
                              DOCUMENT REVIEW LIST

    1. SEC Form 10-K of InterWest Bancorp, Inc. for the fiscal year ended September 30, 1997.

    2. SEC Form 10-Q of InterWest Bancorp, Inc. for the quarter ended December 31, 1997.

    3. SEC Form 8-K for the Agreement and Plan of Reorganization between Pacific Northwest Bank and InterWest Bancorp, Inc., dated January 15, 1998.

    4. SEC Form 8-K for the Agreement and Plan of Merger between Pioneer Bancorp, Inc., Pioneer National Bank, and InterWest Bancorp, Inc. and InterWest Bank, dated February 4, 1998.

    5. Annual Reports of InterWest Bancorp and Subsidiary for the years ended December 31, 1995-97, including audited consolidated financial statements prepared by Ernst & Young LLP, certified public accountants, Seattle, Washington.

    6. Analyst reports on InterWest Bancorp, Inc. by BT Alex. Brown; Fox-Pitt, Kelton Incorporated; Jensen Securities Co.; Ryan, Beck & Co.; Pacific Crest Securities; Sandler O'Neill Equity Research; Dain Bosworth Incorporated.

    7. Additional pertinent information deemed necessary to render this opinion.

                                   EXHIBIT 3
                                  TERMS OF THE
                               PROPOSED AGREEMENT

    The discussion below is based upon our understanding of the key financial terms that will be contained in the definitive agreement by and between InterWest Bancorp, Inc. and Kittitas Valley Bancorp, Inc. (the "Agreement").

    In exchange for each share of KVB common stock outstanding, KVB shareholders will receive either $72.00 in cash, without interest ("Cash Election Shares")
1.714 shares (the "Exchange Ratio") of InterWest common stock ("Stock Election Shares"), or a combination of both suject to the limitations described below and in the Agreement. Notwithstanding these election options, the Agreement contains further conditions regarding the aggregate elections in the merger:

(1) In the aggregate, the sum of the number of shares of KVB to be converted into cash shall not be more than 50% of the total number of outstanding shares of KVB (excluding Dissenting Shares and cash associated with Fractional Shares).

(2) In the aggregate, the sum of the number of shares of KVB to be converted into the right to receive InterWest Common Stock shall not exceed 50% of the total number of outstanding shares of KVB (excluding Dissenting Shares and cash associated with Fractional Shares).

(3) A holder of KVB common stock who does not submit a form of election that is received by the Exchange Agent prior to the election deadline shall be deemed to have made a non-election (Non-Election Shares).

(4) Should either the Cash Election Shares or the Stock Election Shares exceed 50% of the total consideration, then the excess Election Shares and the Non-Election Shares shall be converted to the Excess Election Share's counterpart on a prorata basis according to a formula as prescribed in the Agreement.

(5) Should any holder of a KVB stock option exercise the option after the Election Deadline, such shares will be deemed to be Non-Election Shares. On the Effective Date, any non-exercised option of KVB is subject to the same terms with respect to the KVB option, and any such options will be converted into InterWest shares as multiplied by the Exchange Ratio.

    No fractional shares will be issued by InterWest. KVB shareholders who would otherwise have been entitled to fractional shares (after aggregating all shares owned) will be paid in cash in an amount equal to $72 times such fractional part of a share.

    The parties intend for the merger to qualify as a "reorganization" under the Internal Revenue Code. Thus, the exchange of KVB stock for InterWest stock is expected to qualify as a tax-free exchange for Federal income tax purposes. The exchange of cash for KVB shares or for fractional shares may have tax consequences.

    The Agreement may be terminated by either party:

    - upon the mutual consent of each institution;

    - upon a breach by either party of any representation, warranty, obligation, or covenant;

    - if the merger is not consummated on or before December 31, 1999 or such later date as the parties may agree upon; or,

    - under the terms and conditions as set forth in the Agreement.

    If, before the Effective Date, InterWest changes the number of its shares issued and outstanding as a result of a stock split, stock dividend, recapitalization or similar transaction, the Exchange Ratio shall be adjusted proportionally.

                                   EXHIBIT 4
                          OVERVIEW OF EXCHANGE OPTIONS

    c.  EXPECTED IMPACT ON KVB SHAREHOLDERS

    d.  WHO ELECT TO RECEIVE INTERWEST STOCK

    The following is a summary of the various analyses undertaken in conjunction with this fairness opinion. This summary is not intended to represent all analyses performed by Southard Financial, but is presented here for the convenience of KVB and its shareholders.

    According to the Agreement, the Exchange Ratio is 1.714 shares of InterWest common stock for each share of KVB common stock outstanding, with the consideration being a combination of cash and InterWest common stock. The following analysis focuses on the total consideration to be paid in the merger. The analysis presented below does provide information to KVB shareholders to assist in their determination of which exchange options to accept. However, Southard Financial is not providing investment advice.

    EARNINGS: KVB reported earnings of $3.99 per share (diluted) in 1997. InterWest reported earnings of $2.48 per share in fiscal 1997. Based upon the exchange ratio as derived above, had the merger been consummated prior to January 1, 1997, each former KVB share would have earned $4.25 in 1997 (InterWest 1997 earnings of $2.48 times 1.714 equivalent shares). This represents a 6.5% increase over KVB's reported earnings for 1997.

    KVB's management projects earnings of $5.36 per share in 1998, while InterWest is expected to earn approximately $2.70 per share in fiscal 1998. Based upon the exchange ratio as derived above, had the merger been consummated prior to January 1, 1998, each former KVB share would be expected to earn $4.63 (InterWest expected 1998 earnings of $2.70 times 1.714 equivalent shares). This represents a slight dilution in earnings. However, it must be noted that the long-term outlook for earnings growth is better, in our opinion, for InterWest than for KVB. This long-term outlook for growth is a key factor.

    DIVIDENDS: The shareholders of KVB received cash dividends of $2.25 per share in 1997, while InterWest shareholders received cash dividends of $0.59 per share in fiscal 1997. Based upon the exchange ratio as derived above, had the merger been consummated prior to January 1, 1997, each former KVB share would have received dividends of $1.01 in 1997 (InterWest 1997 dividends of $0.59 times 1.714 equivalent shares). This represents less than half of KVB's reported dividends for 1997. However, KVB does not have a history of paying regular dividends. KVB paid dividends of $0.35 per share in 1996 and no dividends in 1995 or 1994. Conversely, InterWest paid out an average of 23% of earnings over the past five years, and dividends per share increased in each of those years. Therefore, the overall dividend impact of the merger should be positive for the shareholders of KVB, assuming that InterWest continues dividend payments at or above current levels. In the first quarter of 1998, KVB paid cash dividends of $2.90 per share.

    BOOK VALUE: Reported book value of KVB was $24.11 per share at December 31, 1997. Reported book value of InterWest at December 31, 1997 was $16.60 per share. Had the merger been consummated prior to December 31, 1997, each former KVB share would have book value of $28.45 (InterWest book value of $16.60 per share times 1.714 equivalent shares). This represents an increase of 18.0% over KVB's book value at December 31, 1997.

    Reported book value of KVB was $21.74 per share at March 31, 1998. Estimated book value of InterWest at March 31, 1998 was $16.45 per share (December 31, 1997 book value plus estimated second quarter earnings of $0.64 per share, less quarterly dividends of $0.19 per share). Had the merger been consummated prior to March 31, 1998, each former KVB share would have book value of $28.20

(InterWest book value of $16.45 per share times 1.714 equivalent shares). This represents an increase of 29.7% over KVB's book value at March 31, 1998.

    The favorable impact on the book value of KVB shares reflects the fact that the proposed transaction is nearly 300% of KVB's year-end book value, while InterWest common shares are trading at approximately 260% of book value.

    LIQUIDITY: Unlike KVB stock, InterWest shares are registered with the SEC, and are traded on the NASDAQ market (IWBK). Further, except in the case of officers, directors, and certain significant shareholders (Affiliates) of KVB, InterWest shares received will be freely tradable with no restrictions. InterWest stock trades on a regular basis and the bid/ask spread ranges from $1.00 to $1.50 per share. Further, the stock is followed by a number of analysts and has institutional investors.

    FUNDAMENTAL ANALYSIS: Southard Financial reviewed the financial characteristics of KVB and InterWest with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard Financial compared KVB and InterWest to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council (FFIEC). Southard Financial found that the post-merger combined entity will have capital ratios and profitability ratios near those of the public peer group and the FFIEC peer group (predominantly non-publicly traded banks).

    Further, the merger will result in the shareholders of KVB owning stock in a company with more geographically diverse operations and with a more diversified loan portfolio. Typically, diversification results in a lower risk investment.

                                   EXHIBIT 5
                        COMPARISON OF THE MERGER PRICING
                         TO PUBLIC MARKET TRANSACTIONS

    Southard Financial compared the pricing terms of the Agreement to the pricing of recent acquisitions of banks and bank holding companies across the United States, and to the minority interest prices of publicly traded banks and bank holding companies in the Northwest.

    Pricing data for recent acquisitions of banks and bank holding companies (nationwide and in Washington and contiguous states) is summarized as follows:

                                                                # OF        PRICE/      PRICE/     PRICE/      RET ON
TRANSACTIONS ANNOUNCED IN 1997(1)                               BANKS      EARNINGS      BOOK      ASSETS      EQUITY
-----------------------------------------------------------  -----------  -----------  ---------  ---------  -----------
All Transactions...........................................         119         23.2x      2.246x     22.38x      11.70%
Assets $0-$100 Million.....................................          48         23.9       2.054      23.17       10.22
Assets $100-$300 Million...................................          41         21.8       2.420      22.40       13.12
Assets $300-$500 Million...................................          15         20.6       2.181      20.31       13.95
Equity/Assets 6%-8%........................................          28         21.5       2.585      19.15       14.30
Equity/Assets 8%-10%.......................................          46         22.5       2.235      19.78       11.60
Equity/Assets 10%-12%......................................          25         20.7       2.278      24.63       12.54
ROA 0.00%-0.75%............................................          21         31.3       1.843      16.57        6.41
ROA 0.75%-1.00%............................................          29         27.7       2.263      22.69        9.42
ROA 1.00%-1.50%............................................          55         19.8       2.380      23.33       13.13
Washington Banks...........................................           5         21.5       2.470      20.38       11.95


TRANSACTIONS ANNOUNCED IN 1998(2)
-----------------------------------------------------------
All Transactions...........................................          33         23.3x      2.809x     27.76x      13.44%
Washington Banks...........................................           2         26.8       2.134      24.90        8.32
KVB(3).....................................................        16.2        3.312       28.03      19.37

------------------------

(1) Through December 31; only includes transactions for Banks with assets under $1 billion for which sufficient data was available

(2) Through March 31; only includes transactions for Banks with assets under $1 billion for which sufficient data was available

(3) Based upon the merger price of $72.00 per share (therefore, an assumed market price of $42.00 per share for InterWest), KVB shares outstanding of 178,787, KVB trailing 12-month undiluted earnings of $4.44 per share (at March 31, 1998), KVB book value of $21.74 per share at March 31, 1998, and KVB assets of $45.92 million at March 31, 1998.

    Based upon the assumptions noted in the table above, the merger of KVB into InterWest will take place at 16.2 times KVB trailing 12-month earnings, 331.2% of March 31, 1998 KVB book value at March 31, 1998, and 28.03% of KVB assets at March 31, 1998. The price/book value ratio and price/assets multiple are above the range of recent market multiples. The price/earnings multiple is below the recent range due to improving performance of KVB.

    In determining the attractiveness of owning InterWest stock, it is important to examine InterWest's recent pricing in comparison with recent pricing multiples for publicly traded banks and bank holding companies. This pricing data is presented below as of December 31, 1997, the most recent quarter-end for the banking industry. most recent quarter-end for the banking industry.

                                                                   PRICE/       PRICE/       CURRENT      CURRENT
PUBLICLY TRADED BANKS(1)                                          EARNINGS     BOOK VAL       ROAE         YIELD
---------------------------------------------------------------  -----------  -----------  -----------  -----------
All Banks (168)................................................       18.42x       237.2%       12.40%        1.73%
Banks Under $100MM Mkt Cap (54)................................       17.11        201.0        12.50         1.45
West Coast Banks (12)..........................................       16.95        218.7        14.70         0.57
Washington and Oregon Banks (2)................................       15.79        202.6         9.81         0.00
Washington Banks (1)...........................................       16.80        268.3        11.29         0.00

InterWest-12/31/97 Price ($37.750).............................       15.22        227.4        14.94         1.91
InterWest-Merger Price ($42.000)...............................       15.56(2)      253.0(3)      16.41(4)       1.71(5)
InterWest-Average April Price ($43.458)........................       16.10(2)      264.2(3)      16.41(4)       1.66(5)

------------------------

(1) As of December 31, 1997; subject to certain screens performed by Southard Financial

(2) Based upon estimated fiscal 1998 InterWest earnings of $2.70 per share

(3) Based upon estimated March 31, 1998 InterWest book value of $16.45 per share

(4) Based upon estimated fiscal 1998 InterWest earnings of $2.70 per share and estimated March 31, 1998 InterWest book value of $16.45 per share

(5) Based upon estimated fiscal 1998 InterWest dividends of $0.72 per share

    Based upon an analysis of the data provided above, InterWest's price/earnings multiple, price/book value multiple, and return on average equity are all within the range of other publicly traded banks.